                          CITIZENS BANKING CORPORATION

                         2002 ANNUAL REPORT INFORMATION


This report contains information required to be included in an annual report pursuant to the rules of the Securities and Exchange Commission, including audited financial statements, management's discussion and analysis of financial condition, and results of operations and five year selected financial data. Upon request, Citizens Banking Corporation will provide without charge a copy of its annual report on Form 10-K.





                                TABLE OF CONTENTS


I.   Financial Review including Management's Discussion and Analysis
        Five Year Summary of Selected Financial Data..........................  26
       Management's Discussion and Analysis...................................  27
           Critical Accounting Policies.......................................  27
           Recent Accounting Pronouncements and Developments..................  28
           Strategic Initiatives and Other Key Actions in 2002................  28
           Special Charges, Acquisitions, Divestiture and Other Initiatives...  29
           Results of Operations..............................................  30
               Earnings Performance...........................................  30
               Net Interest Income............................................  31
               Noninterest Income.............................................  34
               Noninterest Expense............................................  36
               Federal Income Taxes...........................................  38
               Line of Business Results.......................................  38
           Financial Condition................................................  40
           Liquidity and Debt Capacity........................................  51
           Interest Rate Risk.................................................  52
           Interest Rate Sensitivity..........................................  54
           Selected Quarterly Information.....................................  55

II.  Consolidated Financial Statements
       Consolidated Balance Sheets............................................  56
       Consolidated Statements of Income......................................  57
       Consolidated Statements of Changes in Shareholders' Equity.............  58
       Consolidated Statements of Cash Flows..................................  59

III. Notes to Consolidated Financial Statements...............................  60

IV.  Report of Independent Auditors...........................................  89

V.   Report of Management.....................................................  90

FINANCIAL REVIEW
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

------------------------------------------------------------------------------------------------------------------------------------

TABLE 1. FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA (1)
(in thousands, except per share data)                          2002           2001            2000           1999            1998
------------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
    Net interest income                                   $   301,782     $   307,981    $   314,874    $   309,642     $   292,424
    Provision for loan losses                                 120,200          26,407         20,983         24,675          16,528
    Noninterest income before securities gains (losses)        99,340         111,286         90,344         85,044          71,413
    Investment securities gains (losses)                        2,436           6,195           --           (3,052)            475
    Noninterest expense before special charges                245,981         251,183        242,221        236,778         218,219
    Special charge                                             13,402            --           15,541         40,198            --
    Income tax provision (benefit)                             (1,063)         43,215         35,813         27,989          39,283
    Net income                                                 25,038         104,657         90,660         61,994          90,282
    Cash dividends (2)                                         50,659          50,158         48,108         30,035          22,991

PER COMMON SHARE DATA
    Net income:
      Basic                                               $      0.56     $      2.27    $      1.92    $      1.29     $      1.86
      Diluted                                                    0.56            2.25           1.91           1.28            1.84
    Cash dividends (2)                                          1.130           1.085          1.015          0.915            0.82
    Book value, end of year                                     14.88           15.46          14.62          13.32           14.07
    Market value, end of year                                   24.78           32.88          29.06          22.38           33.75

AT YEAR END
    Assets                                                $ 7,522,034     $ 7,678,875    $ 8,405,091    $ 7,899,357     $ 6,930,533
    Portfolio Loans (3)                                     5,432,561       5,771,963      6,422,806      5,917,483       5,264,706
    Deposits                                                5,936,913       5,965,126      6,244,141      6,128,998       5,772,792
    Long-term debt                                            599,313         629,099        471,117        127,104         226,171
    Shareholders' equity                                      650,469         697,464        679,979        633,669         680,501

AVERAGE FOR THE YEAR
    Assets                                                $ 7,569,341     $ 7,935,843    $ 8,073,021    $ 7,342,167     $ 6,792,829
    Earning assets                                          7,160,596       7,510,332      7,584,932      6,875,643       6,367,284
    Portfolio Loans (3)                                     5,530,790       5,977,744      6,202,157      5,528,963       5,159,584
    Deposits                                                5,924,442       6,008,096      6,121,373      5,906,664       5,616,894
    Interest-bearing deposits                               5,054,743       5,126,928      5,175,252      5,002,135       4,787,143
    Repurchase agreements and
      other short-term borrowings                             251,315         538,673        920,323        478,920         202,639
    Long-term debt                                            620,913         596,380        303,597        210,289         228,969
    Shareholders' equity                                      691,834         702,381        650,251        672,227         655,034

FINANCIAL RATIOS
    Return on average:
      Shareholders' equity                                       3.62%          14.90%         13.94%          9.22%          13.78%
      Earning assets                                             0.35            1.39           1.20           0.90            1.42
      Assets                                                     0.33            1.32           1.12           0.84            1.33
    Average shareholders' equity/avg. assets                     9.14            8.85           8.05           9.16            9.64
    Dividend payout ratio (2)                                  202.33           47.93          53.06          59.13           40.49
    Net interest margin (FTE)                                    4.45            4.32           4.32           4.68            4.78
    Tier I leverage                                              7.18            7.79           7.11           7.21            8.95
    Risk-based Tier I capital ratio                              9.18            9.87           9.05           9.22           11.01
    Risk-based Total capital ratio                              10.43           11.12          10.30          10.47           12.26
------------------------------------------------------------------------------------------------------------------------------------

(1) Except as indicated, all data presented has been restated to reflect the acquisitions of F&M Bancorporation, Inc. in 1999 using the pooling of interests method of accounting. Certain acquisitions by F&M Bancorporation, Inc. in 1999 and 1998 accounted for as pooling of interests, were not material to prior years' reported operating results and, accordingly, previous years' results have not been restated. The branch office acquisitions by Citizens in May 2000 and October 1999 and the bank acquisitions by F&M Bancorporation, Inc. in January 1998 were accounted for using the purchase method of accounting; accordingly, the financial data includes their results of operations only since dates of acquisition.

(2) Cash dividends and cash dividends per share are for Citizens Banking Corporation only, not restated for pooling of interests.

(3) Excludes mortgage loans held for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

The following commentary presents management's discussion and analysis of Citizens Banking Corporation's financial condition and results of operations for each of the past three years and should be read in conjunction with the accompanying consolidated financial statements and notes presented on pages 56 through 88. Unless the context indicates otherwise, all references in the discussion to "Citizens," the "Company," "our," "us" and "we" refer to Citizens Banking Corporation and its subsidiaries. All financial data have been restated to give effect to mergers accounted for on a pooling of interests basis in previous periods. The results of other acquisitions, accounted for as purchases, have been included effective with the respective dates of acquisition.

Discussions in this annual report that are not statements of historical fact (including statements that include terms such as "believe", "expect", and "anticipate") are forward-looking statements that involve risks and uncertainties, and our actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, adverse changes in our loan portfolios and the resulting credit risk-related losses and expenses, our future lending and collections experience and the potential inadequacy of our loan loss reserves, interest rate fluctuations and other adverse changes in economic or financial market conditions, the potential inability to hedge certain risks economically, adverse changes in competition and pricing environments, our potential failure to maintain or improve loan quality levels and origination volume, our potential inability to continue to attract core deposits, the potential lack of market acceptance of our products and services, adverse changes in our relationship with major customers, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, unanticipated environmental liabilities or costs, our potential inability to integrate acquired operations or complete our restructuring, the effects of terrorist attacks and potential attacks, our success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.


CRITICAL ACCOUNTING POLICIES

Citizens' consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such, have a greater possibility of producing results that could be materially different than originally reported. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions and estimates underlying those amounts, management has identified the determination of the allowance for loan losses and the benefit obligation and net periodic pension expense for our employee pension and postretirement benefit plans to be the accounting areas that require the most subjective or complex judgments, and, therefore, the most subject to revision as new information becomes available. Our significant accounting policies are more fully described in Note 1 to the consolidated financial statements.

The allowance for loan losses represents management's estimate of probable losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. Default frequency, internal risk ratings, expected future cash collections, loss recovery rates, and general economic factors, among other things, are considered in this evaluation, as are the size and diversity of individual large credits. In the event that we overestimate future cash flows or underestimate losses on loan pools, we may be required to increase our provision for loan losses, which would have a negative impact on results of operations in the period in which the increase occurred, as was the case in the third quarter of 2002. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included under -- "Provision and Allowance for Loan Losses."

Pension liabilities are established and pension costs are charged to current operations based on actuarially determined present value calculations. The valuation of the pension obligation and net periodic pension expense is considered critical as it requires management to make estimates regarding the amount and timing of expected future cash outflows including assumptions about employee mortality, expected employee service periods, rate of employee compensation increases, and the long-term return on plan assets. If we were to determine that more conservative assumptions were necessary, our costs would likely increase and have a negative impact on results of operations in the period in which the increase occurred. Note 13 to the consolidated financial statements provides further discussion on the accounting for Citizens' employee benefit plans and the estimates used in determining the actuarial present value of the benefit obligations and the net periodic pension expense.


RECENT ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

Note 2 to the consolidated financial statements discusses new accounting policies adopted by Citizens during 2002 and the expected impact of accounting policies recently issued or proposed but not yet required to be adopted. To the extent the adoption of new accounting standards materially affects Citizens' financial condition, results of operations or liquidity, the impact is discussed elsewhere in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the notes to the consolidated financial statements.


STRATEGIC INITIATIVES AND OTHER KEY ACTIONS IN 2002

In February 2002, we named William R. Hartman our president and chief executive officer, and in January 2003 he became our chairman. We also significantly strengthened our management team by hiring a new chief financial officer and a chief credit officer, and by naming executives in charge of operations and technology, consumer banking and branch delivery. In addition, we named new regional presidents in our important Southeast and Northern Michigan markets. These appointments added depth of experience in vital areas of management.

After Mr. Hartman's arrival, he and other key members of management spent a number of months reviewing our franchise and with the assistance of industry consultants developed a restructuring plan to improve the overall performance of the Company. In concept, the restructuring plan is simple and straightforward -- manage the Company on a line of business basis and make process improvements to improve efficiency and create opportunities to grow revenues. The expectation is to make the franchise more market driven and client centric, which are vital characteristics for improving client service, cross-selling and attracting new clients. Some of the operational or process changes have already been implemented and some are still ongoing.

Also, during this franchise analysis period, a number of loan quality problems surfaced in the span of a few months, which precipitated an extensive loan-by-loan analysis, above and beyond the periodic review normally performed, on a large portion of the commercial loan portfolio. In the third quarter, this review along with the rapid deterioration of certain commercial credits culminated in a large increase in nonperforming loans, significant loan write-downs and a large loan loss provision.

To strengthen our credit risk profile and to implement restructuring and process improvement initiatives, we took the following key actions in the second half of 2002.

- We separated the relationship management function from the credit approval process and established regional credit officer positions, staffed with our most experienced credit officers whose sole responsibility is to evaluate and approve credit decisions in accordance with Company-wide guidelines. Separating the relationship management function from the credit approval process is designed to improve accountability and credit quality.

- We implemented an automated credit approval process for loans below $500,000 and strengthened our loan risk rating scale and criteria to improve risk management and to allow us to detect credit problems earlier.

- We increased the allowance for loan losses with a third quarter charge of $89.3 million to the provision. The additional allowance reflects discerned credit deterioration, primarily within the commercial loan portfolio, manifested by elevated past-due and nonperforming loans, a weakened economy and an unusually high amount of commercial credits that deteriorated to charge-off status during the third quarter. Additionally, we implemented enhancements to the loan loss allocation model that result in relatively higher allocations. These enhancements included the incorporation of more recent historical loss data in the determination of projected loss rates for pools of loans evaluated collectively for loss.

- We established the position of branch manager in all of our retail offices. This decision supports the practice of one contact person for all client service needs and more effectively coordinates sales and delivery of services to our clients.

- We executed expense reduction measures including an ATM redeployment plan and began the first phase of our image capture project. Both projects are expected to produce operational cost savings beginning in 2003.

- We launched restructuring initiatives within our three major lines of business (consumer banking, business banking and wealth management) to enable us to compete more effectively, reduce layers of management, be more customer oriented, and better position us to grow core deposits and loans. As part of the restructuring, we closed 12 branches in the fourth quarter of 2002 and expect to close an additional 6 branches in the first half of 2003.

- We prepaid $75 million of high cost FHLB debt to improve balance sheet flexibility, further reduce our funding costs and improve our interest rate sensitivity.

- We recorded a special charge of $13.4 million and other charges of $9.4 million, as more fully described below.


SPECIAL CHARGES, ACQUISITIONS, DIVESTITURE AND OTHER INITIATIVES

SPECIAL AND OTHER SIGNIFICANT CHARGES
In 2002, we recorded a special charge of $13.4 million ($8.7 million after-tax) that included restructuring and impairment costs associated with reorganization of our consumer, business and wealth management lines of business. The reorganization resulted from a detailed review of our consumer banking, business banking and wealth management areas by key members of management with assistance from industry consultants. This review revealed opportunities for process change, staff reassignment, reporting structure changes, branch closures, expense reduction and business growth. As a result of the reorganization, we displaced 157 employees. In the fourth quarter of 2002, 128 of these employees were released, of whom seventeen were subsequently rehired for other available positions. The remaining employees will be released during the first half of 2003. Displaced employees are offered severance packages and outplacement assistance. Twelve banking offices were closed in the fourth quarter of 2002 and six additional offices were identified for closure during the first half of 2003.

In the third quarter of 2002, we also charged to earnings $9.4 million ($6.1 million after-tax) of other significant items we consider unusual in nature. Net interest income was charged $701,000, comprised primarily of a $668,000 adjustment to premium amortization on mortgage-backed securities. Noninterest income was charged $1.6 million, which included market value adjustments of $662,000 in an equity investment and $650,000 to life insurance cash surrender values, and other charges of $275,000 primarily for the write-off of obsolete assets. Noninterest expense was charged $7.1 million, comprised of a $3.3 million prepayment penalty on high cost FHLB debt, a $2.0 million contribution to our charitable trust, a $979,000 market valuation adjustment in other real estate, $406,000 in additional depreciation on equipment to be retired early and $452,000 in other items.

During 2000, conversion and integration efforts resulting from our November 1999 merger with F&M Bancorporation, Inc. ("F&M") were completed. Net costs of $12.3 million ($7.4 million after-tax) incurred to complete these efforts (including system conversions, business unit integration, branch closures and other items) were recorded in noninterest expense as a special charge. The net costs included reversals of prior year business restructuring reserves of $6.2 million, pre-tax, due to the successful settlement of a contract with a former vendor of F&M and favorable experience in employee separations. At year-end 2001, our special charge reserve from the 1999 merger was fully utilized. Total deductions to the special charge reserve were $3.3 million in 2001 and $16.0 million in 2000. Included in these deductions were cash payments of $3.3 million and $9.7 million in 2001 and 2000, respectively. See Note 3 to the consolidated financial statements for additional information regarding the special charge in 2000.

In the fourth quarter of 2000, we recorded an additional pre-tax charge of $3.2 million ($2.1 million after-tax) consisting of restructuring costs of $2.0 million and asset impairment and other charges of $1.2 million associated with corporate and organizational re-engineering initiatives. The restructuring plans include reorganization of our trust and investment management business into one nationally chartered trust bank, streamlining our community bank organizational structure, consolidation of our direct and indirect lending operations, and exiting certain unprofitable indirect lending dealer relationships. These initiatives were completed by year-end 2001.


ACQUISITIONS AND DIVESTITURE
In November 2001, we sold F&M Bank-Minnesota with assets of $27.0 million. The bank was our sole location in Minnesota. This divestiture resulted in a pretax gain of $793,000.

On May 12, 2000, we purchased three Jackson, Michigan offices of Great Lakes National Bank. The purchase added approximately $31 million in deposits for which we paid a premium of $3.9 million. On October 8, 1999, we completed the acquisition of seventeen former Bank One offices located in the northern section of Michigan's Lower Peninsula. The purchase added approximately $88 million in loans and $442 million in deposits. We paid a premium of $36.1 million or 10.13% of certain core deposits. These transactions were accounted for as purchases.


RESULTS OF OPERATIONS

EARNINGS PERFORMANCE
An analysis of the major components of net income in 2002, 2001 and 2000 is presented below. Additional data on our performance during the past five years appear in Table 1, "Five Year Summary of Selected Financial Data".

----------------------------------------------------------------------------------------------------------------------------

                                                                                           Year Ended December 31,
                                                                                -------------------------------------------
(in thousands)                                                                        2002           2001           2000
----------------------------------------------------------------------------------------------------------------------------
Interest income                                                                    $ 464,092      $ 573,559      $ 622,008
Interest expense                                                                     161,609        265,578        307,134
                                                                                   ---------     ----------        -------
   Net interest income                                                               302,483        307,981        314,874
Provision for loan losses                                                            120,200         26,407         20,983
Noninterest income                                                                    95,527         97,676         90,344
Noninterest expense                                                                  238,844        251,183        242,221
Income tax provision                                                                   4,184         36,878         41,890
                                                                                   ---------     ----------        -------
NET INCOME BEFORE ADJUSTMENT FOR SIGNIFICANT ITEMS                                    34,782         91,189        100,124
                                                                                   ---------     ----------        -------
Adjustments for significant charges and one-time gains:
   Gains from sale of securitized portfolio mortgages                                  2,436          5,372           --
   Gains from sale of merchant business, an equity investment and other assets         5,400         14,433           --
   Special charges                                                                   (13,402)          --          (15,541)
   Other significant charges                                                          (9,425)          --             --
   Tax benefit (expense)                                                               5,247         (6,337)         6,077
                                                                                   ---------     ----------        -------
      Net increase (decrease) to income                                               (9,744)        13,468         (9,464)
                                                                                   ---------     ----------        -------
NET INCOME AS REPORTED                                                             $  25,038      $ 104,657      $  90,660
                                                                                   =========     ==========        =======
----------------------------------------------------------------------------------------------------------------------------


For the year ended December 31, 2002, we recorded net income of $25.0 million, or $0.56 per diluted share, compared with $104.7 million, or $2.25 per diluted share for 2001 and $90.7 million, or $1.91, per diluted share in 2000. Returns on average assets and average equity for 2002 were 0.33% and 3.62%, respectively, compared to returns of 1.32% and 14.90%, respectively, in 2001 and returns of 1.12% and 13.94%, respectively, in 2000.

Net income decreased 76% in 2002 due largely to actions taken in the third quarter of 2002 to improve our credit quality risk profile, restructure the Company along its three major lines of business, improve client service and reduce future operating costs. The actions included a large incremental loan loss provision ($89.3 million compared to previous quarterly provisions of $5-$9 million) in the third quarter, a special charge of $13.4 million primarily relating to restructuring initiatives, and other charges of $9.4 million for various one-time or unusual items. Full year net income for 2002 was also impacted by lower gains on sale of securitized portfolio mortgages and other assets in 2002 than in 2001 and a decline in net interest income due to a lower volume of earning assets.

In 2001, net income was up 15% compared to 2000 due to higher noninterest income, driven by higher mortgage banking activity and gains of $14.4 million from the sale of an equity investment and other assets in 2001, as well as a reduction in noninterest expense due to a $15.5 million special charge recorded in 2000. The increase was partially offset by lower net interest income and a higher loan loss provision. The decline in net interest income reflected a lower level of earning assets from planned balance sheet restructuring activities. The special charge in 2000 included $12.3 million of merger-related integration costs and an additional $3.2 million of restructuring and other costs associated with separate strategic initiatives and impairment write-offs.


NET INTEREST INCOME
The primary source of our revenue is net interest income. Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities, including interest-bearing deposits and borrowings, used to fund those assets. The amount of net interest income is affected by fluctuations in the amount and composition of earning assets and funding sources and in the yields earned and rates paid, respectively on these assets and liabilities. Changes in net interest income are most often measured through two statistics -- interest spread and net interest margin. The interest spread represents the difference between yields on earning assets and the rates paid for interest-bearing liabilities. The net interest margin is expressed as the percentage of net interest income to average earning assets. Both the interest spread and net interest margin are presented on a tax-equivalent basis. Because noninterest-bearing funding sources or free funding, primarily demand deposits and shareholders' equity, also support earning assets, the net interest margin exceeds the interest spread. Table 2 on the following page presents net interest income, interest spread and net interest margin with average balances and related interest rates for the past three years.

Net interest income, was $301.8 million in 2002, down from $308.0 million in 2001 and $314.9 million in 2000. The net interest margin increased to 4.45% in 2002 from 4.32% in both 2001 and 2000. Though unchanged in 2001 from 2000, the net interest margin improved steadily throughout 2001 growing from 4.10% in the fourth quarter of 2000 to 4.48% in the fourth quarter of 2001. Average interest earning assets decreased $363.3 million, or 4.9%, in 2002 and $135.1 million, or 1.8% in 2001, while average interest bearing liabilities decreased $335.0 million, or 5.3%, in 2002 and $137.2 million, or 2.1%, in 2001.

The decline in net interest income in both 2002 and 2001 was primarily attributable to a lower level of earning assets partially offset by a more favorable asset mix and reduced reliance on wholesale (short-term) funding. Over the past two years, we have taken several steps to improve our earning asset mix and increase our net interest margin. In 2001, we restructured our balance sheet by securitizing and selling $247 million of portfolio mortgage loans, selling most new mortgage loan production into the secondary market, selling our $30 million Michigan-based credit card portfolio, and selling a $27 million affiliate - F&M Bank-Minnesota. Additionally, we limited growth in our indirect lending portfolio and refocused the commercial loan portfolio in Wisconsin to de-emphasize certain types of commercial real estate lending. In 2002, we continued to sell the majority of our new mortgage loan production into the secondary market and securitized $28.6 million of current fixed rate mortgage loan production and $114.3 million of fixed and variable rate, seasoned portfolio mortgage loans through Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC"). As of December 31, 2002, we still retained $63.0 million of these newly created mortgage-backed securities in our investment portfolio. In 2002, we also refinanced $75 million of high cost Federal Home Loan Bank advances, reducing the interest rate we pay on these funds by 486 basis points.

Net interest margin improved through most of 2002 and 2001, spurred by the balance sheet restructuring and significantly lower funding costs as our cost of funds, especially the cost of deposits and short-term borrowings, declined more than the yields on our loans and investments. Funding costs and yields on earning assets declined primarily in response to a lower interest rate environment engineered by the Federal Reserve Board which cut short-term interest rates eleven times in 2001, for a total reduction of 4.75%, and again in November 2002 by 50 basis points. Lower funding costs are also due to a higher level of core deposits in 2002 and refinancing of $75 million Federal Home Loan Bank advances in September 2002.

------------------------------------------------------------------------------------------------------------------------------------
TABLE 2. AVERAGE BALANCES/NET INTEREST INCOME/AVERAGE RATES

                                     2002                             2001                              2000
Year Ended December 31              AVERAGE                AVERAGE   Average                Average    Average               Average
(in millions)                       BALANCE    INTEREST(1)  RATE(2)  Balance    Interest(1) Rate(2)    Balance   Interest(1) Rate(2)
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
    Money market investments       $    50.6   $    0.8      1.61%   $    46.9   $   1.8     3.75%    $    4.1    $  0.3      5.67%
    Investment securities (3):
      Taxable                          963.6       55.5      5.75        896.1      57.6     6.43       1,007.0      66.2     6.57
      Tax-exempt                       416.6       21.3      7.87        419.2      21.7     7.97         393.2      20.3     7.96
    Mortgage loans held for sale       146.4        9.2      6.27        131.3       9.0     6.85           ---       ---      ---
    Portfolio Loans (4):
      Commercial                     3,343.3      207.8      6.31      3,440.8     269.7     7.93       3,178.2     279.3     8.89
      Real estate mortgage             686.2       49.8      7.24      1,001.8      76.9     7.67       1,488.7     113.8     7.64
      Consumer                       1,501.3      119.0      7.93      1,535.2     136.9     8.91       1,535.2     142.1     9.26
                                  ----------   --------             ----------  --------             ----------  --------
        Total earning assets (3)     7,108.0      463.4      6.72      7,471.3     573.6     7.87       7,606.4     622.0     8.36

NONEARNING ASSETS
    Allowance for loan losses          (87.6)                            (81.2)                           (80.2)
    Investment security
      fair value adjustment             52.6                              39.0                            (21.5)
    Nonearning assets                  496.3                             506.7                            568.3
                                  ----------                        ----------                       ----------
        Total assets               $ 7,569.3                         $ 7,935.8                        $ 8,073.0
                                  ==========                        ==========                       ==========

INTEREST BEARING LIABILITIES
    Deposits:
      Interest-bearing demand      $ 1,148.0       18.0      1.57      $ 744.8      14.0     1.88       $ 581.5       8.5     1.46
      Savings                        1,363.5       15.5      1.14      1,474.5      34.8     2.36       1,701.7      55.2     3.24
      Time                           2,543.3       94.4      3.71      2,907.6     156.1     5.37       2,892.1     165.4     5.72
    Short-term borrowings              251.3        4.0      1.60        538.7      27.5     5.09         920.3      58.5     6.36
    Long-term debt                     620.9       29.7      4.79        596.4      33.2     5.57         303.6      19.5     6.41
                                  ----------   --------             ----------  --------             ----------  --------
        Total interest
          bearing liabilities        5,927.0      161.6      2.73      6,262.0     265.6     4.24       6,399.2     307.1     4.80

NONINTEREST BEARING LIABILITIES
AND SHAREHOLDERS' EQUITY
    Noninterest-bearing demand         869.7                             881.2                            946.1
    Other liabilities                   80.8                              90.3                             77.4
    Shareholders' equity               691.8                             702.4                            650.3
                                  ----------                        ----------                       ----------
        Total liabilities and
          shareholders' equity     $ 7,569.3                         $ 7,935.8                        $ 8,073.0
                                  ==========                        ==========                       ==========
NET INTEREST INCOME                            $  301.8                          $ 308.0                          $ 314.9
                                               ========                         ========                         ========
INTEREST SPREAD                                              3.99%                           3.63%                            3.56%
Contribution of noninterest-bearing sources of funds         0.46                            0.69                             0.76
                                                             ----                            ----                             ----
NET INTEREST MARGIN                                          4.45%                           4.32%                            4.32%
                                                             ====                            ====                             ====
------------------------------------------------------------------------------------------------------------------------------------

(1) Interest income is shown on an unadjusted basis and therefore does not include taxable equivalent adjustments.

(2) Average rates include taxable equivalent adjustments to interest income of $14,470,000, $14,835,000, and $14,097,000 for the years ended December 31,
    2002, 2001, and 2000, respectively, based on a 35% tax rate.

(3) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4) Nonaccrual loans are included in average balances.

The November 2002 rate reduction coupled with our asset-sensitive interest rate risk position will negatively impact our net interest margin in future periods. This anticipated decline in net interest margin combined with slow growth in commercial and consumer loans, and the sale of most new mortgage loan production, will result in lower net interest income in the first quarter of 2003 and may adversely impact net interest income in the remainder of 2003. In addition, our net interest margin and net interest income will be negatively impacted by the $125 million of subordinated debt issued in January 2003 described in "Borrowed Funds" and "Liquidity and Debt Capacity."

Table 3 below shows changes in interest income, interest expense and net interest income due to volume and rate variances for major categories of earning assets and interest-bearing liabilities.


-----------------------------------------------------------------------------------------------------------------------------
TABLE 3. ANALYSIS OF CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

                                              2002 COMPARED TO 2001                             2001 Compared to 2000
                                   -----------------------------------------       ------------------------------------------
                                                       INCREASE (DECREASE)                            Increase (Decrease)
Year Ended December 31                                  DUE TO CHANGE IN                               Due to Change in
                                       NET        --------------------------         Net         ----------------------------
(in thousands)                       CHANGE(1)       RATE (2)      VOLUME(2)       Change(1)      Rate (2)       Volume(2)
-----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Money market investments         $    (950)     $  (1,077)     $     127      $   1,541      $    (120)     $   1,661
   Investment securities:
     Taxable                           (2,186)        (6,332)         4,146         (8,557)          (653)        (7,904)
     Tax-exempt                          (414)          (280)          (134)         1,365             21          1,344

   Mortgage loans held for sale           172           (810)           982          9,003           --            9,003

   Loans:
     Commercial                       (61,821)       (54,922)        (6,899)        (9,614)       (32,461)        22,847
     Real estate                      (27,164)        (4,079)       (23,085)       (36,917)           472        (37,389)
     Consumer                         (17,812)       (13,436)        (4,376)        (5,270)        (4,384)          (886)
                                   ----------      ---------      ---------     ----------      ---------       --------
       Total                         (110,175)       (80,936)       (29,239)       (48,449)       (37,125)       (11,324)
                                   ----------      ---------      ---------     ----------      ---------       --------
INTEREST EXPENSE:
   Deposits:
     Demand                             4,042         (2,573)         6,615          5,495          2,774          2,721
     Savings                          (19,298)       (15,985)        (3,313)       (20,410)       (16,786)        (3,624)
     Time                             (61,824)       (44,609)       (17,215)        (9,293)       (10,473)         1,180
   Short-term borrowings              (23,425)       (13,171)       (10,254)       (31,074)       (10,060)       (21,014)
   Long-term debt                      (3,471)        (4,794)         1,323         13,726         (2,866)        16,592
                                   ----------      ---------      ---------     ----------      ---------       --------
       Total                         (103,976)       (81,132)       (22,844)       (41,556)       (37,411)        (4,145)
                                   ----------      ---------      ---------     ----------      ---------       --------
NET INTEREST INCOME                 $  (6,199)     $     196      $  (6,395)     $  (6,893)     $     286      $  (7,179)
                                   ==========      =========      =========     ==========      =========       ========
=============================================================================================================================

(1) Changes are based on actual interest income and do not reflect taxable equivalent adjustments.

(2) The change in interest not solely due to changes in volume or rates has been allocated in proportion to the absolute dollar amounts of the change in each.


Interest income declined $110.2 million in 2002 and $48.4 million in 2001 primarily due to a lower rate environment and, to a lesser extent, a lower level of earning assets. Yields on commercial loans and certain consumer home equity loans were particularly impacted as many of these loans are tied to the prime interest rate, which declined in step with the aforementioned decline in the federal discount rate. Average earning assets decreased to $7.108 billion in 2002, down from $7.471 billion in 2001 and $7.606 billion in 2000. The decrease is principally due to the aforementioned balance sheet restructuring efforts in 2001 and 2002, and, to a lesser extent, to weakened loan demand caused by the impact of the economic slowdown. Commercial loans in the Michigan market continued to grow in 2002 over 2001 but at a slower pace due to a still sagging manufacturing sector. Commercial loans in the Wisconsin market decreased in both years as we tightened credit standards and de-emphasized certain types of commercial real estate lending. Within the consumer portfolio, home equity loans continued to show strong growth but were offset by declines in the direct auto and indirect lending portfolios due to increased competition from finance subsidiaries of auto manufacturers and from other indirect lenders. As a result, the ratio of average loans to average earning assets declined in 2002 to 79.3% from 81.3% in 2001 and 81.8% in 2000. Investment securities, including money market investments, comprise the remaining 20.7% of earning assets, up from 18.7% in 2001 and 18.2% in 2000. The average yield on earning assets decreased to 6.72% in 2002 from 7.87% in 2001 and 8.36% in 2000.

Interest expense decreased $104.0 million in 2002 and $41.6 million in 2001, reflecting primarily lower rates paid on funding sources and less reliance on wholesale funding due to the balance sheet restructuring in 2002 and 2001. The average rates paid on interest bearing liabilities decreased to 2.73% in 2002 from 4.24% in 2001 and 4.80% in 2000. We experienced significant rate reductions in all categories of interest bearing liabilities in both 2002 and 2001, except for interest bearing demand accounts in 2001, reflecting the previously discussed lower interest rate environment. The increase in the average rate paid on interest-bearing demand accounts in 2001 resulted from growth of a highly successful new product offering with a tiered rate structure, which pays higher rates of interest. Average deposits decreased $83.7 million in 2002 and $113.3 million in 2001. In 2002, growth in core deposits was more than offset by declines in higher cost brokered and large denomination time deposits, which reduced funding costs and minimized our reliance on purchased deposits. Additionally, in both 2002 and 2001, interest bearing deposits decreased as clients sought higher yielding investment alternatives such as fixed and variable annuities offered through our retail and brokerage units and, to a lesser extent for 2001, the sale of F&M Bank-Minnesota. Average short-term and long-term borrowings comprised 14.7% of interest bearing liabilities in 2002 down from 18.1% in 2001 and 19.1% in 2000. Average short-term borrowings declined $287.4 million in 2002 and $381.7 million in 2001 as we reduced reliance on borrowed funds through the balance sheet restructuring and utilized the low rate environment to convert a portion of our wholesale funding to long-term debt.


NONINTEREST INCOME
An analysis of the components of noninterest income is presented in the table below. To provide more meaningful trend analysis certain significant transactions not normally incurred are presented separately.


------------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
                                                Year Ended December 31,                  $ Change                     % Change
                                      ----------------------------------------- --------------------------   -----------------------
(dollars in thousands)                     2002         2001          2000       2002-2001      2001-2000      2002-2001   2001-2000
------------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts    $  26,456    $  27,773     $  26,260     $  (1,317)     $   1,513         (4.74)%       5.76%
Trust fees                                18,956       21,028        24,253        (2,072)        (3,225)         (9.9)       (13.3)
Mortgage and other loan income            16,845       13,159         4,997         3,686          8,162          28.0        163.3
Bankcard fees                              6,142       11,799        11,258        (5,657)           541         (47.9)         4.8
Brokerage and investment fees              9,502        8,157         7,693         1,345            464          16.5          6.0
ATM network user fees                      3,658        3,448         3,202           210            246           6.1          7.7
Financial services                         2,888        3,134         2,813          (246)           321          (7.8)        11.4
Other                                     11,080        8,355         9,868         2,725         (1,513)         32.6        (15.3)
                                       ---------    ----------    ---------     ----------     ---------
    TOTAL FEES & OTHER INCOME             95,527       96,853        90,344        (1,326)         6,509          (1.4)         7.2
Securities gains before
   securitized mortgage sales                 --          823            --          (823)           823        (100.0)          --
    SUBTOTAL                              95,527       97,676        90,344        (2,149)         7,332          (2.2)         8.1
                                       ---------    ----------    ---------     ----------     ---------
Significant gains (charges):
  Security gains - sale of
   securitized mortgages                   2,436        5,372            --        (2,936)         5,372         (54.7)          --
  Sale of merchant business                5,400           --            --         5,400             --            --           --
  Sale of credit card portfolio               --        2,623            --        (2,623)         2,623        (100.0)          --
  Sale of F&M Bank Minnesota                  --          793            --          (793)           793        (100.0)          --
  Sale (writedown) of equity investment     (662)      11,017            --       (11,679)        11,017        (106.0)          --
  Cash surrender value adjustment           (650)          --            --          (650)            --            --           --
  Other charges                             (275)          --            --          (275)            --            --           --
                                       ---------    ----------    ---------     ----------     ---------
    TOTAL SIGNIFICANT ITEMS                6,249       19,805            --       (13,556)        19,805         (68.4)          --
                                       ---------    ----------    ---------     ----------     ---------
TOTAL NONINTEREST INCOME               $ 101,776    $ 117,481     $  90,344     $ (15,705)     $  27,137         (13.4)        30.0
                                       =========    ==========    =========     ==========     =========
------------------------------------------------------------------------------------------------------------------------------------


Noninterest income declined $15.7 million, or 13.4%, in 2002 following an increase of $27.1 million, or 30.0% in 2001. Fewer gains from sales of assets and investment securities in 2002 of $12.8 million, significant charges of $1.6 million in 2002 (primarily market valuation write-downs) and lower bankcard and trust fees, accounted for the decline in 2002. These items were offset, in part, by higher mortgage banking revenue and brokerage and investment fees. In 2001, gains on sale of investment securities and other assets accounted for $20.6 million of that year's increase with the remainder of the increase primarily due to higher mortgage banking revenue. Noninterest income before securities gains contributed 17.7% of total revenues in 2002, compared to 16.2% in 2001 and 12.7% in 2000.

Service charges on deposit accounts consist of fees on interest bearing and noninterest bearing deposit accounts as well as charges for items such as nonsufficient funds ("NSF" fees), overdrafts and stop payment requests. Certain commercial checking customers receive a non-cash earnings credit based on their account balance and short-term interest rates. The earnings credit is used to reduce the activity fees that are charged to these accounts. Lower account balances or short-term interest rates result in reduced earnings credits and higher net service charges. Service charges on deposit accounts decreased in 2002 primarily due to a decline in NSF and overdraft fees. The increase in service charge revenue in 2001 reflects higher service charges on commercial checking accounts due to greater transaction volumes combined with a lower earnings credit, as well as new marketing and fee initiatives.

Trust fees include personal, institutional and employee benefit products and services. Trust fees are based primarily on the market value of assets under administration. Trust fees have declined since 2000 principally as a result of the decline in the equity markets, which has reduced the value of assets under administration. At December 31, 2002, we had total assets under administration of $2.555 billion, compared to $3.162 billion at December 31, 2001, and $3.448 billion at December 31, 2000.

The increase in mortgage and other loan income reflected higher mortgage banking revenue. Mortgage banking revenue includes mortgage loan servicing, origination and sales activity conducted through our wholly owned subsidiary, Citizens Bank Mortgage Company LLC, and our banking affiliates. Mortgage banking revenue increased to $14.5 million in 2002 from $10.9 million in 2001 and $3.1 million in 2000. The increases in both years were primarily due to higher gains on sales of mortgages and the related servicing rights, which increased $3.0 million in 2002 and $5.7 million in 2001. Typically we sell the mortgage servicing rights concurrently with the sale of the underlying mortgage loan. Falling interest rates coupled with appreciating home values helped create a strong mortgage origination market in both 2002 and 2001. Mortgage originations reached $1.3 billion in 2002, up from $1.1 billion in 2001 and $457 million in 2000. The majority of all new mortgage loan originations in both 2002 and 2001 were sold in the secondary market.

Bankcard fees include revenue generated from personal and business debit and credit cards as well as merchant services. We sold our merchant services business in the second quarter of 2002 and our $30 million Michigan-based credit card portfolio in June 2001. As a result, bankcard fees declined significantly in 2002 following a modest increase in 2001. The increase in 2001 was generated by higher debit card and merchant transaction volume, partially offset by lower credit card fees due to the mid-year sale of the Michigan credit card portfolio.

Brokerage and investment fees in both 2002 and 2001 benefited from increased fixed annuity product sales driven by clients' preference for this product over certificates of deposit or equity investments and more emphasis on selling this product through the retail branch network.

ATM network fees have continued to rise since 2000, primarily due to higher ATM surcharge revenue from a convenience fee charged to non-client users of our ATM network. Strategic redeployment and upgrading of ATMs within our branch network have contributed to higher transaction volumes.

Financial services include fees generated primarily from banking services, such as safe deposit box rentals, check cashing, redemption of savings bonds, wire transfers, paying agent services, and issuance of negotiable items such as travelers' checks, money orders and official checks. Lower rental income from safe deposit boxes accounted for the decrease in 2002. Higher official check fees partially offset by lower safe deposit box rental income accounted for most of the increase in 2001.

Other noninterest income increased in 2002 due primarily to higher revenue from sale of checks, the sale of four branch properties in the fourth quarter of 2002 and an increase in life insurance income due, in part, to our purchase of bank-owned life insurance in the third quarter of 2002. We purchased $78 million of separate account, bank-owned life insurance with a national insurance carrier rated in the top ranking levels by insurance carrier rating agencies. The policies, on which Citizens is the beneficiary, insure the lives of our officers and are designed as a funding source for our payment of employee benefits and deferred compensation. The policies were purchased primarily with proceeds from the sale of securitized mortgages and the Michigan credit card portfolio. Bank-owned life insurance income represents the cash buildup from the life insurance policies. The cash buildup is afforded tax-favored treatment. The tax equivalent yield on the bank owned life insurance policies at December 31, 2002, which had a balance of $78.4 million, was 3.63%. Other noninterest income in 2001 reflects lower revenue from cash management services and taxable bond syndications partially offset by higher title insurance fees. Title insurance fees include closing fees and title insurance commissions generated by our wholly-owned title company, Citizens Title Services, Inc. Title insurance fee revenue was basically flat in 2002 as higher closing fees were offset by a decline in insurance commissions but was up in 2001, due to the higher volume of mortgage origination in 2001 over 2000.

We recognized net gains of $2.4 million on sale of investment securities in 2002 compared to $6.2 million in 2001 and none in 2000. Sales of securitized mortgage loans accounted for the entire net gain in 2002 and $5.4 million in 2001. The sales were part of our strategy to restructure the balance sheet to decrease reliance on wholesale funding and minimize interest rate risk. As presented in
Note 5 to the consolidated financial statements, we realized gross gains of $2.5 million, $6.2 million and $67,000 and gross losses of $91,000, $7,000 and $67,000 on sale of investment securities in 2002, 2001 and 2000, respectively.

In both 2002 and 2001 we also recorded certain significant gains and charges that we consider unusual in nature. In 2002, such items included the aforementioned security gain of $2.4 million on securitized mortgages, a $5.4 million gain on the aforementioned sale of our merchant services business, and other charges of $1.6 million that are more fully described under the caption "Special Charges, Acquisitions, Divestiture and Other Initiatives" on page 29 of this report. The significant items in 2001 consisted of securities gains of $5.4 million from securitized mortgages, a $2.6 million gain on the sale of credit card assets, a $793,000 gain on the sale of F&M Bank -- Minnesota, and a gain of $11.0 million on the sale of NYCE stock. NYCE Corporation is an ATM network provider in which we held an equity position.


NONINTEREST EXPENSE
An analysis of the components of noninterest expense is presented in the table below. In order to provide more meaningful trend analysis, special and other significant charges are presented separately.

------------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
                                                Year Ended December 31,                  $ Change                     % Change
                                      ----------------------------------------- --------------------------   -----------------------
(dollars in thousands)                     2002         2001          2000       2002-2001      2001-2000      2002-2001   2001-2000
------------------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits         $ 126,847    $ 126,278     $ 122,577       $   569        $ 3,701          0.5%         3.0%
Equipment                                 19,463       19,317        19,264           146             53          0.8          0.3
Occupancy                                 17,855       17,713        16,770           142            943          0.8          5.6
Data processing services                  12,641       13,101        12,608          (460)           493         (3.5)         3.9
Professional services                     14,790       12,277        10,088         2,513          2,189         20.5         21.7
Intangible asset amortization              2,899       10,115         9,917        (7,216)           198        (71.3)         2.0
Bankcard fees                              3,879        9,308         8,959        (5,429)           349        (58.3)         3.9
Postage and delivery                       7,120        7,746         6,924          (626)           822         (8.1)        11.9
Telephone                                  5,279        5,556         6,364          (277)          (808)        (5.0)       (12.7)
Advertising and public relations           5,112        5,219         5,034          (107)           185         (2.1)         3.7
Stationery and supplies                    4,032        4,426         5,602          (394)        (1,176)        (8.9)       (21.0)
Other                                     18,927       20,127        18,114         (1,200)        2,013         (6.0)        11.1
                                        --------     --------      --------       --------        ------
   SUBTOTAL                              238,844      251,183       242,221        (12,339)        8,962         (4.9)         3.7
                                        --------     --------      --------       --------        ------
Significant charges:
 Special Charge                           13,402          ---        15,541        13,402        (15,541)         ---       (100.0)
 Prepayment penalty on FHLB advances       3,300          ---           ---         3,300            ---          ---          ---
 Contribution to charitable trust          2,000          ---           ---         2,000            ---          ---          ---
 O.R.E valuation adjustment                  979          ---           ---           979            ---          ---          ---
 Additional equipment depreciation           406          ---           ---           406            ---          ---          ---
 Other charges                               452          ---           ---           452            ---           ---          ---
                                        --------     --------      --------       --------        ------
   TOTAL SIGNIFICANT ITEMS                20,539          ---        15,541        20,539         (15,541)         ---      (100.0)
                                        --------     --------      --------       --------        ------
Total noninterest expense              $ 259,383    $ 251,183     $ 257,762       $ 8,200        $ (6,579)        3.3         (2.6)
                                      ==========   ==========    ==========      ========       =========
------------------------------------------------------------------------------------------------------------------------------------



Noninterest expense increased $8.2 million, or 3.3%, in 2002 after decreasing $6.6 million, or 2.6%, in 2001. In general, the increase in 2002 reflected special and other significant charges of $20.5 million as well as an increase in professional services, partially offset by lower intangible asset amortization and bankcard fees. The decrease in 2001 primarily reflected the $15.5 million special charge recorded in 2000. Higher incentive-based compensation, pension costs and professional service expenses in 2001 partially offset this decrease. The special and other significant charges recorded are more fully described under the caption "Special Charges, Acquisitions, Divestiture and Other Initiatives" on page 29 of this report and in Note 4 to the consolidated financial statements.

Salaries and employee benefits were essentially unchanged in 2002 after increasing 3.0% in 2001. For 2002, lower salary costs due to the restructuring initiatives were offset by higher pension and medical expenses. Salaries and employee benefits increased in 2001 due to normal merit increases, higher incentive-based compensation associated with mortgage loan origination and sales activity, and increased pension costs.

Equipment expense, excluding the charge in 2002, was essentially unchanged in both 2002 and 2001. The charge of $406,000 in 2002 reflects accelerated depreciation primarily on personal computer equipment scheduled for early retirement due to system upgrades. Occupancy expense was essentially unchanged in 2002, but increased in 2001 primarily due to higher maintenance and energy costs.

Expenses related to data processing services were down in 2002 due to improved pricing from a new contract. The increase in 2001 primarily reflected higher processing volumes.

Professional services expenses increased in 2002 primarily due to the costs associated with our engagement of banking industry consultants to assist us in defining our new business model and reorganizing our consumer, business and wealth management lines of business. We reviewed and analyzed a number of issues including costs, revenues, activity levels, workflow, client attrition and market potential. We also looked at a cross section our branches to gather information on processes and practices, identifying how different branches sell and deliver services. We then used this information to create an organizational model that expedited decision making and created a more immediate and interactive relationship between our bankers and their clients. As a result, we anticipate future improvement in customer service levels, lower noninterest expenses, increased revenue generation capacity, improved credit quality and enhanced risk management techniques. However, in the near term, we expect higher noninterest expense as we continue to implement these improvements. Professional services increased in 2001 due to higher legal costs associated with loan and other collection activities, increased technology support costs at F&M and other corporate initiatives.

Intangible asset amortization decreased in 2002 due to the adoption on January 1, 2002 of Statement of Financial Accounting Standards (SFAS) 142 that eliminated goodwill amortization. Further discussion of the adoption of SFAS 142 and additional information regarding goodwill and other intangible assets is included in Note 2 and Note 7 to the consolidated financial statements.

Lower bankcard fee expenses in 2002 reflect the sale of our merchant services business in the second quarter of 2002 and the sale of the Michigan credit card portfolio in the second quarter of 2001. The increase in 2001 was generated by higher debit card and merchant transaction volume, partially offset by lower processing due to the mid-year sale of the Michigan credit card portfolio.

Postage and delivery expenses decreased in 2002 primarily due to lower delivery costs associated with branch office consolidations and better pricing. The increase in 2001 was due to higher delivery cost associated with the centralization of our check processing operations and outsourcing of the cash vault function. Partially offsetting this increase was a related reduction in staffing costs.

Telephone and stationery and supplies expenses decreased in 2002 and 2001 primarily reflecting improved pricing in 2002 from new or renegotiated contracts and efficiencies related to the F&M merger in November 1999 and expense reduction initiatives completed in 2001.

Discretionary advertising and public relations expenses were higher in 2002 as a result of the charge of $2.0 million for our contribution to our charitable trust, and were relatively unchanged in 2001. Other expenses, excluding the unusual charges described previously, were down in 2002 after increasing in 2001. Other expenses decreased in 2002 primarily due to lower state taxes and a decline in checking and other losses. Other expenses in 2001 reflected an increase of $1.6 million in forgery, fraud and other losses.

FEDERAL INCOME TAXES
Citizens recorded an income tax benefit of $1.1 million in 2002 as compared to an income tax expense of $43.2 million in 2001 and $35.8 million in 2000. The effective tax rate, computed by dividing the provision for income taxes by income before taxes, was a negative 4.4% in 2002, compared to 29.2% in 2001 and 28.3% in 2000. The effective tax rate is lower than the statutory tax rate primarily due to tax-exempt interest income. Citizens' effective tax rate decreased in 2002 due to lower pre-tax earnings resulting from a large loan loss provision and special and other significant charges recorded in the third quarter. The increase in 2001 reflected higher pre-tax earnings.


LINE OF BUSINESS RESULTS
Beginning in 2002, all activities formerly housed in our F&M business line were integrated into our other lines of business: Commercial Banking, Retail Banking, Financial Services and Other and the three major business lines were renamed Business Banking, Consumer Banking and Wealth Management, respectively. The activities of the renamed business lines remained the same. A description of each business line, selected financial performance and the methodologies used to measure financial performance are presented in Note 19 to the consolidated financial statements. Financial information for the year 2001 has been restated to reflect the new organizational structure. As it was impractical to restate all amounts in 2000, current and prior year financial information is presented under both the "old" and "new" organizational structure.

Net income by line of business is presented below for 2002 and 2001 under the new organizational structure and for the current and prior two years under the old organizational structure:

--------------------------------------------------------------------------------------

NEW ORGANIZATIONAL STRUCTURE                                          Net Income
                                                           ---------------------------
(in thousands)                                                     2002          2001
--------------------------------------------------------------------------------------
Business Banking                                               $ (12,648)    $ 46,501
Consumer Banking                                                  37,200       47,553
Wealth Management                                                  4,284        6,148
Other                                                             (3,798)       4,455
                                                               ---------     --------
   Total                                                       $  25,038     $104,657
                                                               =========     ========
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

OLD ORGANIZATIONAL STRUCTURE                                                Net Income
                                                           ---------------------------------------
(in thousands)                                                     2002          2001       2000
--------------------------------------------------------------------------------------------------
Comercial Banking                                                $ 2,853     $ 35,723    $ 35,789
Retail Banking                                                    33,496       40,409      33,401
Financial Services                                                 4,468        6,508       6,354
F&M                                                              (14,026)      20,065      25,967
Other                                                             (1,753)       1,952     (10,851)
                                                                 -------     --------    --------
   Total                                                         $25,038     $104,657    $ 90,660
                                                                 =======     ========    ========
--------------------------------------------------------------------------------------------------

2002 COMPARED TO 2001
Business Banking recorded a net loss of $12.6 million in 2002 compared with net income of $46.5 million in 2001, primarily due to a significantly higher loan loss provision and, to a lesser extent, increased operating expenses. The loan loss provision increased by $90.6 million in 2002 from the prior year, attributable to increased charge-offs and nonperforming loans in the commercial loan portfolio. Taxable equivalent net interest income increased $1.2 million as net interest spreads on commercial loans improved while average loan balances declined. Noninterest expense increased $2.3 million due to higher other real estate and loan collection costs.

Consumer Banking net income declined $10.4 million to $37.2 million in 2002 compared to $47.6 million in the prior year. The decrease in Consumer Banking net income was primarily attributable to lower net interest income and higher provision for loan losses, partially offset by lower noninterest expense. Net interest income declined due to lower average loan balances and narrower interest spreads on deposits. Loan balances declined due to the sale of the majority of new mortgage loan production, the current and prior year securitization of new and portfolio mortgage loans, the June

2001 sale of the Michigan credit card portfolio and a decline in indirect loans. The higher loan loss provision was attributable to increased charge-offs in the direct and indirect loan portfolios. The decline in noninterest expense was primarily attributable to lower bankcard expense due to the sale of the merchant services business in June 2002.

Wealth Management net income declined $1.8 million to $4.3 million in 2002 from $6.1 million in the prior year. The decrease in Wealth Management net income is primarily attributable to a decline in trust fees and higher noninterest expenses. Trust fees declined due to a lower level of assets under administration resulting primarily from weak equity markets. Noninterest expense increased due to higher compensation expense.

The Other category recorded a net loss of $3.8 million compared with net income of $4.5 million in 2001, primarily due to lower noninterest income and higher noninterest expenses. Noninterest income decreased $11.5 million due to lower gains on sales of assets. Noninterest expense increased due to the special and other charges resulting from the third quarter 2002 restructuring actions. Combined special and other charges of $21.1 million were attributed to the Other category and are included primarily in noninterest expense. Partially offsetting the increase in noninterest expense is reduced goodwill amortization costs of $7.2 million, resulting from the implementation of SFAS No. 142. See Note 7 to the consolidated financial statements for additional information.

2001 COMPARED TO 2000
Commercial Banking net income of $35.7 million in 2001 was essentially unchanged from the 2000 net income of $35.8 million as higher net interest income and noninterest income were offset by an increased provision for loan losses and higher operating expenses. Net interest income increased due to higher average commercial loan balances in 2001. The improvement in noninterest income reflects greater deposit service charges and increased cash management fees. The increased loan loss provision is the result of higher loan charge-offs. Operating expenses increased due to higher compensation and loan collection costs.

Retail Banking net income in 2001 improved to $40.4 million compared with net income of $33.4 million in 2000 due to increased noninterest income, gains on sales of assets and a lower provision for loan losses offset, in part, by a decline in net interest income and higher operating expenses. The growth in noninterest income before gains on sale of assets reflects increased mortgage income from higher mortgage loan origination volume and increased sales of new mortgage production into the secondary market. Noninterest income also increased due to greater title insurance fees and higher annuity sales by licensed retail bankers. In 2001, gains from the sale of securitized mortgages and the sale of the Michigan-based credit card portfolio totaled $8.0 million. The provision for loan loss declined due to lower net charge-offs in the indirect loan and credit card portfolios. The decline in net interest income was due in part to the sale of the Michigan-based credit card portfolio in June 2001 and narrower interest spreads on retail deposits due to the lower interest rate environment. Net interest income also declined as a result of lower average balances in the mortgage portfolio. Mortgage loan balances declined due to the securitization and sale of $247 million of seasoned mortgage loans in the first half of 2001 and the sale of most new mortgage loan production throughout 2001.

Financial Services net income in 2001 improved slightly to $6.5 million compared with net income of $6.4 million in 2000 despite lower revenue as operating expenses decreased more than the decline in noninterest income. Noninterest income decreased due to lower trust and brokerage revenues. Trust fees were impacted by the weak equity markets, which reduced asset values upon which fees are based. Lower transaction volume led to the decline in brokerage revenue. Noninterest expense decreased due to lower volume-oriented incentive compensation and efficiencies achieved from the strategic realignment of the financial services organizational structure.

F&M net income in 2001 declined to $20.1 million compared with net income of $26.0 million in 2000 due to lower net interest income and a higher provision for loan losses, partially offset by an increase in noninterest income and lower noninterest expense. The decrease in net interest income resulted from a decline in earning assets and a lower net interest margin. The higher loan loss provision resulted primarily from an increase in commercial loan net charge-offs. Noninterest income increased due to higher mortgage banking income and brokerage fees. Noninterest expense declined due to lower special charges. We had zero special charge expense in 2001 compared to special charges in 2000 of $15.5 million for the conversion and integration of F&M's existing operating systems, branch closure and other costs.

Net income in the Other category in 2001 improved to $2.0 million compared with a loss of $10.9 million in 2000, reflecting an improvement in net interest income and noninterest income. Net interest income improved due to a decline in the cost of borrowed funds. The lower cost of borrowed funds resulted from the decrease in interest rates and a reduced reliance on borrowed funds due to the balance sheet restructuring activities. Noninterest income increased due to significant gains of $11.0 million on the sale of NYCE stock, an ATM network provider in which we held an equity position.


FINANCIAL CONDITION

Proper management of the volume and composition of our earning assets and funding sources is essential for ensuring strong and consistent earnings performance, maintaining adequate liquidity and limiting exposure to risks caused by changing market conditions. Our investment securities portfolio is structured to provide a source of liquidity principally through the maturity of the securities held in the portfolio and to generate an income stream with relatively low levels of principal risk. Loans comprise the largest component of earning assets and are our highest yielding assets. Client deposits are the primary source of funding for earning assets while short-term debt and other managed sources of funds are utilized as market conditions and liquidity needs change.

Average total assets for 2002 were $7.569 billion, a decrease of $367 million or 4.6% from 2001. Average earning assets as a percent of average total assets were 94.6% for 2002, the same as 2001. Average loans, including mortgage loans held for sale, comprised 75.0% of average assets during 2002, down from 77.0% in 2001. Interest-bearing deposits comprised 85.3% of average interest bearing liabilities for 2002, increasing from 81.9% in 2001. The ratio of average noninterest bearing deposits to average deposits remained the same in both 2002 and 2001 at 14.7%.

INVESTMENT SECURITIES AND MONEY MARKET INVESTMENTS
Average investment securities and money market investments comprised 20.7% of total average earning assets in 2002, up from 18.7% in 2001. The increase is consistent with the overall balance sheet restructuring initiatives discussed under net interest income and the decline in loans as a percentage of earning assets.

Our investment portfolio management practice is that all securities purchases are classified as available for sale. Our objectives in managing the securities portfolio are driven by the interest rate environment and the dynamics of the balance sheet, including growth, maturity and repricing of loans, deposits, and borrowed funds.

A summary of available for sale securities balances at December 31, 2002, 2001 and 2000 is provided below.

-------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES
December 31 (in thousands)                                             2002             2001              2000
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                                      $    6,135        $    8,163        $   21,490
Federal agencies
  Mortgage-backed securities                                          787,821           565,393           582,618
  Other agencies                                                      148,687           166,236           269,127
State and municipal:
  Taxable                                                               9,338            10,776            12,257
  Tax-exempt                                                          435,613           433,180           418,518
Mortgage and asset-backed                                               6,452            10,558            15,755
Other securities                                                       63,235            65,200            64,343
                                                                   ----------        ----------        ----------
      Total                                                        $1,457,281        $1,259,506        $1,384,108
                                                                   ==========        ==========        ==========
-------------------------------------------------------------------------------------------------------------------

Mortgage-backed assets increased $218.3 million or 37.9% in 2002 after decreasing in 2001. The increase was primarily due to retention of securities created from mortgage loan securitizations and purchase of additional securities in 2002 as proceeds from the maturity of treasury and other federal agency securities were reinvested in more attractive mortgage-backed agency securities. Securitizations in 2002 included $28.6 million of current fixed rate mortgage loan production and $114.3 million of fixed and variable rate, seasoned portfolio mortgage loans. All securitizations were done through FNMA or FHLMC, and as of December 31, 2002, we still retained $63.0 million of these newly created mortgage-backed securities in our investment portfolio. Mortgage-backed securities created in 2001 from the securitization of seasoned mortgage loans from our portfolio were not retained but were sold following their securitization. High prepayment rates due to a low interest rate environment partially offset the growth in mortgage-backed assets in 2002.

State and municipal securities were purchased in 2002 and 2001 due to their higher tax equivalent yields. Purchases of these securities remain dependent on our capacity to effectively utilize tax-exempt income. Other securities, consisting primarily of Federal Reserve stock, Federal Home Loan Bank stock and money market funds, totaled 6.3% of total average investment securities during 2002, down from 6.6% during 2001.

Money market investments primarily federal funds sold and government money market investments averaged $50.6 million for 2002, up from $46.9 million in 2001. The amount of funds invested in these assets is based on the present and anticipated interest rate environment, liquidity needs and other economic factors.

Maturities and average yields of available for sale securities at December 31, 2002 are presented in Table 4 below.


----------------------------------------------------------------------------------------
TABLE 4. MATURITIES AND AVERAGE YIELDS OF AVAILABLE FOR SALE SECURITIES AT DECEMBER 31, 2002

                          U.S. Treasury and
                          Federal Agency(1)          State and Municipal(1), (2)
                    ------------------------------- ------------------------------
                    Amortized     Fair               Amortized    Fair
(in millions)          Cost      Value     Yield       Cost       Value    Yield
---------------------------------------------------------------------------------
Due within one year   $ 276.2     $ 278.1    5.71%     $  22.4    $  22.7    7.83%
One to five years       563.1       594.9    5.82         75.4       80.2    7.61
Five to ten years        57.9        62.6    6.27        180.6      194.2    7.62
After ten years           6.9         7.0    5.03        139.2      147.9    7.40
                     --------     -------              -------    -------
                      $ 904.1     $ 942.6    5.81      $ 417.6    $ 445.0    7.55
                     ========     =======              =======    =======

Average maturity (3)                 1.97 yrs.                       7.01 yrs.

                              Other(1)                           Total
                    ----------------------------- -------------------------------------
                    Amortized   Fair                 Amortized        Fair
(in millions)          Cost     Value    Yield         Cost          Value      Yield
-------------------------------------------------------------------------------------
Due within one year   $ 1.9     $  1.9     4.19%    $   300.5      $  302.7     5.86%
One to five years       4.3        4.5     6.37         642.8         679.6     6.04
Five to ten years       0.3        0.3     6.85         238.8         257.1     7.29
After ten years        62.9       63.0     6.01         209.0         217.9     6.90
                      ------    ------              ---------      ---------
                      $69.4     $ 69.7     5.95     $ 1,391.1      $1,457.3     6.34
                      ======    ======              =========      =========

Average maturity (3)              2.78 yrs.                            3.56 yrs.
----------------------------------------------------------------------------------------

(1) Maturities for Federal agency, collateralized mortgage obligations and asset-backed securities are based upon projections of independent cash flow models. Maturities for state and municipal securities incorporate early call features, if applicable.

(2) Yields for state and municipal securities are calculated on a tax equivalent basis using a 35% tax rate.

(3) Average maturity information excludes Federal Reserve and Federal Home Loan Bank stocks with no stated maturity.


As of December 31, 2002, the estimated aggregate fair value of our investment securities portfolio was $66.2 million above amortized cost consisting of gross unrealized gains of $66.7 million and gross unrealized losses of $0.5 million. A summary of estimated fair values and unrealized gains and losses for the major components of the investment securities portfolio is provided in Note 5 to the consolidated financial statements. Our present policies with respect to the classification of investments in debt and equity securities are discussed in
Note 1 to the consolidated financial statements.


MORTGAGE LOANS HELD FOR SALE
During 2002, mortgage loans held for sale increased $10.3 million, or 6.8%, to $160.7 million at December 31, 2002. Average loans held for sale were $146.4 million in 2002 and $131.3 million in 2001. The increase in 2002 reflects a higher volume of residential mortgage loans originated due to the low interest rate environment. Balances grew in 2001 from zero in 2000, reflecting the balance sheet restructuring initiatives we began in the first quarter of 2001. As discussed previously, the initiatives included selling most of our new residential mortgage loan production into the secondary market in both 2002 and 2001.


PORTFOLIO LOANS
We extend credit primarily within the local markets of our banking subsidiaries located in Michigan, Wisconsin, Iowa and Illinois. We generally lend to consumers and small to mid-sized businesses and, consistent with our emphasis on relationship banking, most of these credits represent core, multi-relationship customers who also maintain deposit relationships and utilize other banking services such as cash management. Our loan portfolio is diversified by borrower and industry with no concentration within a single industry that exceeds 10% of total loans. We do not have any loans to foreign debtors and do not purchase nationally syndicated loans or participate in highly leveraged transactions. We seek to limit our credit risk by establishing guidelines to review the aggregate outstanding commitments and loans to particular borrowers, industries, and geographic areas. We obtain collateral based on the nature of the credit and our credit assessment of the customer.

Loan balances by category at December 31 and an analysis of the maturity and interest rate sensitivity of commercial and real estate construction loans is presented below.

----------------------------------------------------------------------------------------------------------------------
TABLE 5. PORTFOLIO LOANS (1)

(in millions)                                       2002           2001        2000         1999        1998
----------------------------------------------------------------------------------------------------------------------
PORTFOLIO LOANS OUTSTANDING AT DECEMBER 31
Commercial                                        $1,784.7     $1,923.4     $2,127.2     $1,822.4     $1,619.9
Commercial real estate                             1,326.5      1,323.0      1,205.0      1,053.0        790.5
Real estate construction                             262.4        216.0        235.1        185.4        149.5
Real estate mortgage                                 545.8        821.1      1,282.8      1,440.1      1,417.9
Consumer                                           1,513.2      1,488.5      1,572.7      1,416.6      1,286.9
                                                  --------     --------     --------     --------     --------
   Total                                          $5,432.6     $5,772.0     $6,422.8     $5,917.5     $5,264.7
                                                  ========     ========     ========     ========     ========

PORTFOLIO LOAN MATURITIES AND INTEREST RATE SENSITIVITY AT DECEMBER 31, 2002

                                                                Within        One to          After
                                                               One Year      Five Years     Five Years        Total
----------------------------------------------------------------------------------------------------------------------
Commercial and commercial real estate                          $1,340.2       $1,602.3      $  168.7         $3,111.2
Real estate construction                                          262.4            ---           ---            262.4
                                                               --------       --------      --------         --------
   Total                                                       $1,602.6       $1,602.3      $  168.7         $3,373.6
                                                               ========       ========      ========         ========
Loans above:
   With floating interest rates                                $1,062.5       $  582.4      $   89.1         $1,734.0
   With predetermined interest rates                              540.1        1,019.9          79.6          1,639.6
                                                               --------       --------      --------         --------
      Total                                                    $1,602.6       $1,602.3      $  168.7         $3,373.6
                                                               ========       ========      ========         ========
----------------------------------------------------------------------------------------------------------------------

(1) Excludes mortgage loans held for sale

Total portfolio loans decreased $339.4 million, or 5.9%, to $5.433 billion in 2002, after a decrease of $650.8 million, or 10.1% in 2001. The decreases in both years primarily reflect declining commercial loan and residential mortgage loan balances due to our balance sheet restructuring initiatives and a weakened economy which dampened commercial loan demand. On an average basis, portfolio loans comprised 77.2% of total average earning assets during 2002, as compared to 80.0% in 2001.

The commercial loan category includes mostly in-market small (less than $500,000) and lower-middle market ($500,000 to $2 million) business loans to a wide variety of businesses across many industries. Our commercial lending policy requires each loan to have viable repayment sources. Commercial loans are evaluated for adequacy of repayment sources at the time of approval and are regularly reviewed for any possible deterioration in the ability of the borrower to repay the loan. In certain instances, collateral is required to provide us with an additional source of repayment in the event of default by a commercial borrower. Credit risk for commercial loans arises when borrowers are unwilling or unable to repay the loan and, in the case of secured loans, when the collateral value is less than the outstanding loan balance.

Commercial loans declined $138.7 million, or 7.2%, to $1.785 billion at December 31, 2002, after decreasing $203.8 million, or 9.6%, in 2001. The decrease in 2002 resulted from dampened loan demand due to a weakened economic environment and an unusually high amount of commercial loans that deteriorated to loan charge-off status during the year. Commercial loan originations slowed in 2001 due to the weaker economy and a cutback in commercial lending in Wisconsin and Iowa as a result of business loan portfolio restructuring and the introduction of stricter credit standards and loan structuring criteria in these markets.

The commercial real estate category includes mortgage loans to developers and owners of commercial real estate and multi-unit residential properties. Approximately one-half of these loans are secured by mortgages on owner-occupied properties. Commercial real estate loans are governed by the same lending policies and subject to substantially the same credit risks as commercial loans. Commercial real estate balances were essentially unchanged in 2002 as growth in the Michigan market was offset by a decrease in the Wisconsin market due to stricter credit standards and de-emphasis of certain types of commercial real estate lending. Commercial real estate balances increased 9.8% in 2001 primarily due to strong demand in the Michigan market.

Real estate construction loans consist primarily of single family and multi-family residential projects made to builders or developers of real estate properties. These loans are typically refinanced at completion, becoming either income-producing or owner-occupied properties. Real estate construction loans are governed by the same lending policies and subject to substantially the same credit risks as commercial loans. Real estate construction loans increased 21.5% to $262.4 million at December 31, 2002, following a decrease of 8.1% in 2001. The increase in 2002 was a result of low interest rates, which helped spur demand for new construction.

The residential real estate category is comprised predominately of owner-occupied residential properties. Our residential real estate lending policy requires each loan to have viable repayment sources. Residential real estate loans are evaluated for the adequacy of these repayment sources at the time of approval, including credit scores, debt-to-income ratios and collateral values. They are predominately originated in accordance with underwriting standards set forth by the government-sponsored entities, FNMA, FHLMC and the Government National Mortgage Association, who serve as the primary purchasers of loans sold in the secondary market by mortgage lenders. These underwriting standards generally require that the loans be collateralized by one-to-four family residential real estate, have loan-to-collateral value ratios of 80% or less and are made to borrowers in good credit standing. Our wholly-owned subsidiary, Citizens Bank Mortgage Company LLC, originates mortgage loans through our banking offices and a wholesale network of brokers and mortgage originators. Substantially all of our residential mortgage loans are sold in the secondary mortgage market. The right to service the loans and receive servicing fee income is typically sold along with the underlying mortgages. Credit risks for residential real estate loans are similar to those arising from commercial loans.

In 2002, residential mortgage loans declined $275.3 million, or 33.5%, to $545.8 million at December 31, 2002 following a decrease of $461.7 million, or 36.0%, in 2001. The decline in both years reflected higher payoffs due to significant refinance activity and low mortgage interest rates, the sale of new mortgage loan production into the secondary market and the aforementioned balance sheet restructuring initiatives, which included the securitization and sale of seasoned, fixed and adjustable rate mortgage loans in both years.

The consumer loan category primarily includes home equity loans, and direct and indirect installment loans used by customers to purchase boats, recreational vehicles and autos. Home equity loans consist mainly of revolving lines of credit to consumers that are secured by residential real estate. These loans are originated through our banking offices with loan-to-value ratios generally limited to 90% of collateral value. The same lending policies as described above for residential real estate loans generally govern consumer loans. Credit risk in the consumer loan portfolio arises from borrowers lacking the ability or willingness to repay the loan, and in the case of secured loans, by a shortfall in the collateral value in relation to the outstanding loan balance in the event of default and subsequent liquidation of collateral.

In 2002, consumer loans increased $24.7 million, or 1.7%, to $1.513 billion at December 31, 2002 after decreasing 5.4% in 2001. The increase in consumer loans in 2002 reflects higher home equity loan balances, partially offset by reduced direct and indirect balances as a result of increased competition from captive finance subsidiaries of auto manufacturers and from other indirect lenders. In 2002, home equity loans increased $101.5 million, or 22.5%, to $552.7 million at December 31, 2002. The increase reflected strong loan demand due to the low interest rate environment and success of targeted sales and marketing efforts. The decrease in consumer loans in 2001 reflected the sale of the $30 million Michigan credit card portfolio, and declines in the direct auto loan and indirect lending portfolios, partially offset by growth in home equity loans. The declines in direct and indirect lending in 2001 resulted from the same increased competition mentioned above as well as fourth quarter 2000 restructuring initiatives, which included exiting certain unprofitable indirect lending dealer relationships.


CREDIT RISK MANAGEMENT
Extending credit to businesses and consumers exposes us to credit risk. As discussed in the previous section entitled "Portfolio Loans," credit risk is the risk that the principal balance of a loan and any related interest will not be collected due to the inability or unwillingness of the borrower to repay the loan. Credit risk is mitigated through portfolio diversification that limits exposure to any single industry or customer. Similarly, credit risk is also mitigated through the establishment of a comprehensive system of internal controls, which includes standard lending policies and procedures, underwriting criteria, collateral safeguards, and surveillance and evaluation by an independent internal loan review staff of the quality, trends, collectibility and collateral protection within the loan portfolio. Lending policies and procedures are reviewed and modified on an ongoing basis as conditions change and new credit products are offered. Our commercial and commercial real estate credit administration policies include a loan rating system and an analysis by the internal loan review staff of all loans over a fixed amount and of a sampling of loans under such amount. Furthermore, account officers are vested with the responsibility of monitoring their customer relationships and act as the first line of defense in determining changes in the loan ratings on credits for which they are responsible. Loans that have migrated within the loan rating system to a level that requires remediation are actively reviewed by senior management at regularly scheduled quarterly meetings with the credit administration staff and the account officers. At these meetings, action plans are developed to either remediate any emerging problem loans or develop a specific plan for removing such loans from the portfolio within a short time frame.


PROVISION AND ALLOWANCE FOR LOAN LOSSES
The provision for loan losses represents a charge against income and a corresponding increase in the allowance for loan losses. Credit losses are charged and recoveries are credited to the allowance for loan losses. The amount of the provision for loan losses is based on our review of the historical credit loss experience and such factors that, in our judgment, deserve consideration under existing economic conditions in estimating probable credit losses. While we consider the allowance for loan losses to be adequate based on information currently available, future adjustments to the allowance may be necessary due to changes in economic conditions, delinquencies or loss rates. See "Critical Accounting Policies" presented previously on page 27.

A summary of our loan loss experience for the past five years appears in Table
6.

-----------------------------------------------------------------------------------------------------------------------------
TABLE 6. SUMMARY OF LOAN LOSS EXPERIENCE

Year Ended December 31 (dollars in thousands)           2002          2001           2000           1999           1998
-----------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses - January 1               $   80,299     $    80,070      $   76,397     $   69,740     $   67,010
Allowance of acquired (sold) banks and branches            ---            (240)            ---          2,400          1,745
Provision for loan losses                              120,200          26,407          20,983         24,675         16,528
CHARGE-OFFS:
     Commercial                                         83,503          18,265          10,920          8,675          4,557
     Real estate                                         2,027             189             169            436            359
     Consumer                                           16,174          14,278          14,359         17,751         14,879
                                                    ----------     -----------      ----------     ----------     ----------
       Total charge-offs                               101,704          32,732          25,448         26,862         19,795
                                                    ----------     -----------      ----------     ----------     ----------
RECOVERIES:
     Commercial                                          5,860           1,950           3,577          2,483          1,387
     Real estate                                            11              47              45            149             28
     Consumer                                            4,801           4,797           4,516          3,812          2,837
                                                    ----------     -----------      ----------     ----------     ----------
       Total recoveries                                 10,672           6,794           8,138          6,444          4,252
                                                    ----------     -----------      ----------     ----------     ----------
Net charge-offs                                         91,032          25,938          17,310         20,418         15,543
                                                    ----------     -----------      ----------     ----------     ----------
Allowance for loan losses - December 31             $  109,467     $    80,299      $   80,070     $   76,397     $   69,740
                                                    ==========     ===========      ==========     ==========     ==========
Portfolio loans outstanding at year-end (1)         $5,432,561     $ 5,771,963      $6,422,806     $ 5,917,483    $5,264,706
Average portfolio loans outstanding (1)              5,530,790       5,977,744       6,202,157       5,528,963     5,159,584

Ratio of allowance for loan losses to
 portfolio loans outstanding at year-end                  2.02%           1.39%           1.25%          1.29%          1.32%

Ratio of net loans charged off as a percentage
 of average portfolio loans outstanding                   1.65            0.43            0.28           0.37           0.30
-----------------------------------------------------------------------------------------------------------------------------

(1)Balances exclude mortgage loans held for sale.


The provision for loan losses was $120.2 million in 2002, up from $26.4 million in 2001. This increase was due primarily to elevated past-due and nonperforming loan levels, a weakened economy and enhancements to the loan loss allocation model that result in relatively higher allocations. These enhancements included the incorporation of more recent historical loss data in the determination of projected loss rates for pools of loans evaluated collectively.

Net charge-offs in 2002 as a percentage of average loans were 1.64%, compared with 0.43% in 2001. The increase is primarily the result of higher net charge-offs in the commercial loan portfolio, which totaled $77.6 million in 2002, up from $16.3 million in 2001. Of the total commercial loans charged off in 2002, $45.5 million, or nearly 55%, related to eight customers. The loans charged-off were from a variety of industries, including automotive manufacturing and packaging, heavy construction, health supplement products and real estate development. Many of our commercial clients have been negatively affected by a weak economy that has yet to show significant signs of recovery. Consequently, business expansion plans have been curtailed, inventory levels have been reduced and our clients' ability to repay their debt, in some cases, has been compromised. Net residential mortgage loans charged-off aggregated $2.0 million in 2002, driven largely by the discount taken in December 2002 in connection with the sale of $6.0 million of nonperforming residential mortgage loans from the F&M banks.

Based on the current economic climate and because of a large, unanticipated loan loss from fraud discovered in the first quarter of 2003 on a $14.5 million commercial credit relationship, we expect net charge-offs and the loan loss provision to be significantly higher in the first quarter of 2003 than the same quarter in 2002. In addition, we expect net loan charge-offs in the remainder of 2003 to continue at higher than historical levels, although not at the level experienced in 2002 or in the first quarter of 2003. The anticipated higher level of charge-offs in 2003 will be generated primarily within the commercial loan portfolio due to the current elevated level of non-performing commercial and commercial real estate loans, and expectations of a stagnant to slowly growing economy. Consumer and mortgage loan charge-offs may also be adversely affected in 2003 if the economy fails to improve or if the housing market slumps. Additionally, sales of non-performing mortgage or commercial loans in 2003 may also adversely affect net loan charge-offs. Similarly, we expect the loan loss provision in 2003 to be at higher than historical levels, although not at the level experienced in 2002, due to anticipation of higher net charge-offs and nonperforming assets, and migration of commercial loans to higher risk ratings as a result of a flat to slowly growing economy, with particular concern regarding the manufacturing sector of the economy.

The allowance for credit losses represents our estimate of probable losses inherent in the loan portfolio. The allowance is based on ongoing quarterly assessments and is maintained at a level management considers to be adequate to absorb probable loan losses identified with specific customer relationships and for probable losses believed to be inherent in the loan portfolio, which have not been specifically identified. Our evaluation process is inherently subjective as it requires estimates that may be susceptible to significant change and have the potential to materially affect net income. Default frequency, internal risk ratings, expected future cash collections, loss recovery rates, and general economic factors, among other things, are considered in this evaluation, as are the size and diversity of individual large credits. We have not substantively changed our overall approach in the determination of the allowance for loan losses in 2002 from 2001 and the allocation methods used at December 31, 2002 and December 31, 2001 were consistent. Our methodology for measuring the adequacy of the allowance relies on several key elements, which include specific allowances for identified problem loans, a formula-based risk-allocated allowance for the remainder of the portfolio and an unallocated allowance. This methodology is discussed below and in Note 1 to Consolidated Financial Statements.

Specific allowances are established for larger commercial and commercial mortgage loans where management has identified significant conditions or circumstances that indicate it is probable that a loss has been or will be incurred on such credits. Credits are identified through a regular quarterly analysis of all commercial and commercial mortgage loans over a fixed dollar amount where the internal credit rating is at or below a predetermined classification. Internal risk ratings are assigned to each commercial and commercial mortgage loan at the time of approval and are subject to subsequent periodic reviews by senior management. These ratings encompass ten categories that define a borrower's estimated ability to repay their loan obligations. The allowance attributed to these credits is determined by analyzing the borrower's debt service capacity (a discounted estimate of future cash flows); overall financial condition, resources and payment record; the prospects for support from any financially responsible guarantors; and the realizable value of any collateral, in accordance with the methods prescribed by SFAS 114, "Accounting by Creditors for Impairment of a Loan". Management may also consider overall portfolio indicators, including trends in historical charge-offs, a review of industry, geographic and portfolio performance, and other qualitative factors.

A risk allocation allowance is determined for the remaining loan portfolio by applying projected loss rates to each loan type (commercial without specific loss allocation, consumer credit, home equity, residential mortgage, and credit cards), stratified by risk rating for commercial loans and by accrual, nonaccrual and past due status for homogenous loans, such as consumer installment, residential mortgage loans, home equity and credit cards that are not individually risk-rated. The process of assigning projected loss rates begins with the calculation of historical loss rates. These rates are then adjusted for other quantitative and qualitative factors such as historical loan loss experience, trends in past due and nonaccrual amounts, the effects of the national and local economies and portfolio migration. We also consider the current business strategy and credit process, including credit limit setting and compliance, credit approvals, loan underwriting criteria, and loan workout procedures. Generally, we have used a historical three-year rolling average of net charge-offs as the base for developing loss factors for commercial credits. Beginning in the third quarter of 2002, in order to emphasize more recent loss trends in our methodology, we utilized an eighteen-month rolling average of net charge-offs. The loss rates were more heavily weighted toward more current loss experience as we view the most recent loss history as more representative of the current economic conditions inherent in its loan portfolio.

We also maintain an unallocated allowance in recognition of the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. The unallocated portion of the allowance is determined based upon our evaluation of various conditions, the effects of which are not directly measured in the determination of the specific and formula allowances. The conditions evaluated in connection with the unallocated allowance include general economic and business conditions in our key lending markets, the level and composition of nonperforming loans, underwriting standards within specific portfolio segments, specific industry conditions within portfolio segments, loan volumes and concentrations, regulatory examination results, internal credit examination results and other factors. This determination inherently involves a higher degree of uncertainty and considers current risk factors that may not have yet manifested themselves in our specific allowances or in the historical loss factors used to determine the formula allowances, such as our geographic expansion and recent changes in the composition of our portfolio.

Table 7 below summarizes the allocation of the allowance for loan losses for risk allocated, specific allocated and unallocated allowances by loan type and the percentage of each loan type of total portfolio loans.

-------------------------------------------------------------------------------------------------------------------------------
TABLE 7. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES(1)

                                     2002              2001                2000               1999                1998
                              ------------------ ------------------  ------------------ ------------------- -------------------
                                        % OF                % of                % of                % of               % of
December 31                             TOTAL               Total               Total              Total               Total
(dollars in millions)          AMOUNT   LOANS     Amount    Loans     Amount    Loans    Amount    Loans     Amount    Loans
-------------------------------------------------------------------------------------------------------------------------------
Specific allocated allowance:
    Commercial(2)             $  18.7           $   9.5              $  5.5              $ ---               $ ---

Risk allocated allowances:
    Commercial(2)                64.5     57.3%    32.5      56.2%     29.7      51.9%    21.3       48.6%    19.2      45.8%
    Real estate construction      1.0      4.8      0.5       3.7       1.1       3.7      0.8        3.2      0.3       2.8
    Real estate mortgage          2.3     10.0      3.5      14.2       5.9      20.0      6.0       24.3      8.2      26.9
    Consumer                     15.6     27.9     16.2      25.9      16.4      24.4     23.5       23.9     21.4      24.5
                              -------    -----  -------     -----    ------     -----   ------      -----   ------     -----
    Total risk allocated
      allowance                  83.4              52.7                53.1               51.6                49.1
                              -------           -------              ------             ------              ------
Total allocated                 102.1    100.0%    62.2     100.0%     58.6     100.0%    51.6      100.0%    49.1     100.0%
                                         =====              =====               =====               =====              =====
Unallocated                       7.4              18.1                21.5               24.8                20.6
                              -------           -------              ------             ------              ------
    Total                     $ 109.5           $  80.3              $ 80.1             $ 76.4              $ 69.7
                              =======           =======              ======             ======              ======

-------------------------------------------------------------------------------------------------------------------------------

(1) The allocation of the allowance for loan losses in the above table is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or precision of the specific amounts. Citizens and its subsidiaries do not view the allowance for loan losses as being divisible among the various categories of loans. The entire allowance is available to absorb any future losses without regard to the category or categories in which the charged-off loans are classified.

(2) The commercial category includes both commercial and commercial real estate loans

The allowance for loan losses was $109.5 million at December 31, 2002, an increase of $29.2 million compared to December 31, 2001. The higher allowance at December 31, 2002 reflects an increase in both the specific allocated and risk allocated reserves. At December 31, 2002, the allowance allocated to specific commercial and commercial real estate credits was $18.7 million, up from $9.5 million at December 31, 2001. The increase primarily reflects a large increase in classified credits (i.e., those internally risk rated as special mention, substandard or doubtful) due to deterioration in the economy and enhancements in the loan monitoring and risk grading systems. Classified credits, subject to specific reserves, increased to $90.4 million at December 31, 2002 from $22.7 million at December 31, 2001. The amount of the specific allowance, however, as a percent of outstanding loan balances subject to such specific reserves declined significantly to 20.7% at December 31, 2002 from 41.7% at December 31, 2001 as fewer credits were classified as doubtful. Credits classified as doubtful have critical weaknesses that make full collection improbable. Substandard credits have well-defined weaknesses which, if not corrected, could jeopardize the full satisfaction of the debt. Special mention credits are potentially weak, as the borrower has begun to exhibit deteriorating trends that, if not corrected, could jeopardize repayment of the loan and result in further downgrade.

The total risk allocated allowance was $83.4 million at December 31, 2002, up from $52.7 million at December 31, 2001. The amount allocated to commercial and commercial real estate loans increased significantly in 2002 reflecting adjustment of the loss rates for recent loan loss experience, higher levels of classified and nonperforming loans, a significant migration of loans to higher risk ratings as well as our assessment of current economic conditions within our local markets. Our shift in weighting toward more current loss experience as described above contributed to the increase in the risk allocated allowance.

The increase in the real estate construction risk allocated allowance at year-end 2002 was predominately a function of higher loan balances. The risk allocated allowance for residential real estate loans declined $1.2 million at December 31, 2002 from December 31, 2001, reflecting lower loan balances and a reduction in nonaccrual loans. Lower nonaccrual loan levels were affected, in part, by the sale in December 2002 of $3.9 million of nonperforming residential mortgage loans from the F&M banks. We also sold an additional $2.1 million of nonperforming residential mortgage loans from the same portfolio in January 2003. Even with the discount taken in December 2002 for these sales, historical loss ratios in the residential mortgage portfolio remain very low. The decrease in the risk allocated allowance for consumer loans in 2002 primarily reflected a decrease in nonaccrual loans and our continued expectation of stable net charge-offs in this portfolio, primarily due to a risk-adjusted pricing structure and aggressive collection efforts.

The unallocated allowance was $7.4 million at December 31, 2002, down $10.7 million from December 31, 2001. The decrease reflects our view that the inherent losses related to certain factors, such as general economic and business conditions and the possible imprecision due to changes in the portfolio mix, which we considered in our evaluation of the unallocated allowance at December 31, 2001 are now recognized at December 31, 2002 in the allocated allowance through increased specific reserves or in the higher loss factors utilized in determining the risk allocated allowance.


NONPERFORMING ASSETS
A five-year history of nonperforming assets is presented in Table 8. Nonperforming assets are comprised of nonaccrual, restructured loans and repossessed assets. Although these assets have more than a normal risk of loss, they will not necessarily result in a higher level of losses in the future. Nonperforming assets totaled $95.7 million as of December 31, 2002, an increase of 20.8% from the December 31, 2001 balance of $79.2 million. As a percentage of total assets, nonperforming assets increased to 1.27% at December 31, 2002, from 1.03% at December 31, 2001. The increase is attributable to higher nonperforming commercial and commercial real estate loans.

Nonperforming commercial and commercial real estate loans increased to $71.0 million at December 31, 2002 from $48.0 million a year ago. These loans comprised 81.1% of total nonperforming loans at December 31, 2002, compared with 65.5% in 2001. Commercial real estate loans represented $19.3 million in 2002 and $11.1 million in 2001 of such nonperforming loans. The increase in nonperforming commercial and commercial real estate loans is reflected in the allowance for loan losses through specific and risk allocated allowances as of December 31, 2002. The allocated allowance for commercial and commercial real estate loans increased $41.2 million to $83.2 million at December 31, 2002 from the prior year-end. We believe the risk of loss in the commercial real estate nonperforming loans is significantly less than the total principal balance, due to the nature of the underlying collateral and the value of such collateral in relation to the total credit exposure. These loans are generally for owner-occupied properties and the sources of repayment are not dependent on the performance of the real estate market.

Nonperforming loans in both the residential mortgage and consumer loan portfolios were down at December 31, 2002 from December 31, 2001. The lower level of nonperforming residential real estate loans reflects, in part, the aforementioned sale in December 2002 of $3.9 million of nonperforming residential mortgage loans from the F&M banks. In the consumer portfolio, a change in asset mix, which included strong growth in home equity loans, has helped reduce nonperforming levels.

The level and composition of nonperforming assets are affected by economic conditions in our local markets. Nonperforming assets, charge-offs and provisions for loan losses tend to decline in a strong economy and increase in a weak economy, potentially impacting our results. In addition to loans classified as nonperforming, we carefully monitor other credits that are current in terms of principal and interest payments but which we believe may deteriorate in quality if economic conditions change. As of December 31, 2002, such loans amounted to $134.6 million or 2.5% of total portfolio loans compared with $78.9 million or 1.4% of total portfolio loans as of December 31, 2001. These loans are primarily commercial and commercial real estate loans made in the normal course of business and do not represent a concentration in any one industry or geographic location.

----------------------------------------------------------------------------------------------------------------------
TABLE 8.  NONPERFORMING ASSETS AND PAST DUE LOANS

December 31 (in thousands)                                 2002         2001        2000          1999          1998
----------------------------------------------------------------------------------------------------------------------
NONPERFORMING LOANS(1),(2)
  Nonaccrual
    Less than 30 days past due                         $15,869       $ 6,528       $ 7,237       $ 1,661       $ 2,016
    From 30 to 89 days past due                         23,210         5,218         7,297           772         1,641
    90 or more days past due                            47,638        57,047        44,881        26,498        31,485
                                                       -------       -------       -------       -------       -------
      Total                                             86,717        68,793        59,415        28,931        35,142
  90 days past due and still accruing                      860         4,168           889         2,139         2,474
  Restuctured (1)                                          ---           337         1,068             9           114
                                                       -------       -------       -------       -------       -------
      Total nonperforming loans                         87,577        73,298        61,372        31,079        37,730
OTHER REPOSSESSED ASSETS ACQUIRED                        8,094         5,947         4,917         4,039         4,790
                                                       -------       -------       -------       -------       -------
      Total nonperforming assets                       $95,671       $79,245       $66,289       $35,118       $42,520
                                                       =======       =======       =======       =======       =======

Nonperforming assets as a percent of portfolio loans
    plus other repossessed assets acquired                1.76%         1.37%         1.03%         0.59%         0.81%
Nonperforming assets as a percent of total assets         1.27          1.03          0.79          0.45          0.61

NONPERFORMING LOANS BY TYPE
  Commercial                                           $51,745       $36,926       $24,758       $11,920       $14,589
  Commercial real estate                                19,301        11,052        12,471         6,085         5,241
  Real estate mortgage                                  10,865        17,304        17,057         7,366         8,032
  Consumer                                               5,666         8,016         7,086         5,708         9,868
                                                       -------       -------       -------       -------       -------
      Total                                            $87,577       $73,298       $61,372       $31,079       $37,730
                                                       =======       =======       =======       =======       =======
----------------------------------------------------------------------------------------------------------------------

(1) Nonperforming loans include loans on which interest is being recognized only upon receipt (nonaccrual), those on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers (restructured), and loans 90 days past due and still accruing.

(2) Gross interest income that would have been recorded in 2002 for nonaccrual and restructured loans, as of December 31, 2002, assuming interest had been accrued throughout the year in accordance with original terms was $7.721 million. The comparable 2001 and 2000 totals were $6.392 million, and $4.953 million, respectively. Interest collected on these loans and included in income was $4.685 million in 2002, $3.344 million in 2001 and $3.045 million in 2000. Therefore, on a net basis, total income foregone due to these loans was $3.036 million in 2002, $3.048 million in 2001 and $1.908 million in 2000.

Under our credit policies and practices, a loan is placed on nonaccrual status when there is doubt regarding collection of principal or interest, or when principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection. Interest accrued but not collected is reversed and charged against income when the loan is placed on nonaccrual status. A loan is considered impaired when we determine that it is probable that all the principal and interest due under the loans may not be collected. In most instances, impairment is measured based on the fair value of the underlying collateral. Impairment may also be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. We maintain a valuation allowance for impaired loans. Cash collected on impaired nonaccrual loans is applied to outstanding principal. Interest income on all other impaired loans is recorded on an accrual basis.


Certain of our nonperforming loans included in Table 8 are considered to be impaired. We measure impairment on all large balance nonaccrual commercial and commercial real estate loans. Certain large balance accruing loans rated substandard or lower are also measured for impairment. Impairment losses are included in the provision for loan losses. The policy does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include certain smaller balance commercial loans, consumer loans, and residential real estate loans, and are not included in the impaired loan data. Total loans considered impaired and their related reserve balances at December 31, 2002 and 2001 as well as their effect on net income in 2002 and 2001 follows:

--------------------------------------------------------------------------------------------------------------------
IMPAIRED LOAN INFORMATION                                                                     Valuation Reserve
                                                                                          --------------------------
(in thousands)                                                  2002          2001           2002             2001
--------------------------------------------------------------------------------------------------------------------
Balances - December 31
  Impaired loans with valuation reserve                       $41,240       $39,795          $13,338          $10,373
  Impaired loans with no valuation reserve                     35,272        22,256              ---              ---
                                                              -------       -------          -------          -------
     Total impaired loans                                     $76,512       $62,051          $13,338          $10,373
                                                              =======       =======          =======          =======

  Impaired loans on nonaccrual basis                          $70,345       $43,549          $ 8,690          $ 5,838
  Impaired loans on accrual basis                               6,167        18,502            4,648            4,535
                                                              -------       -------          -------          -------
     Total impaired loans                                     $76,512       $62,051          $13,338          $10,373
                                                              =======       =======          =======          =======

Average balance for the year                                  $80,487       $77,995
Interest income recognized for the year                         1,376         3,273
Cash collected applied to outstanding principal                 4,415         3,118
--------------------------------------------------------------------------------------------------------------------


During 2002, our banking subsidiaries received a normally scheduled examination by their governing regulatory agencies. There was no material reclassification of assets as nonperforming resulting from these examinations.


DEPOSITS
Table 9 below provides a year-to-year comparison of our average deposit balances over the last three years. Average, rather than period-end, balances are more meaningful in analyzing our deposit funding sources because of inherent fluctuations that occur on a monthly basis with most deposit categories.

----------------------------------------------------------------------------------------------------------------------
TABLE 9. AVERAGE DEPOSITS
                                                      2002                      2001                      2000
                                            -----------------------   -----------------------   ----------------------
Year Ended December 31                        AVERAGE     AVERAGE       Average     Average       Average    Average
(dollars in millions)                         BALANCE      RATE         Balance      Rate         Balance      Rate
-------------------------------------------------------------------   -----------------------   ----------------------
Noninterest-bearing demand                  $    869.7      --- %      $    881.2      --- %    $    946.1     --- %
Interest-bearing demand                        1,148.0     1.57             744.8     1.88           581.5     1.46
Savings                                        1,363.5     1.14           1,474.5     2.36         1,701.7     3.24
Time                                           2,543.3     3.71           2,907.6     5.37         2,892.1     5.72
                                               -------                    -------                  --------
Total                                       $  5,924.4     2.16        $  6,008.1     3.41      $  6,121.4     3.74
                                               =======                    =======                  =======
----------------------------------------------------------------------------------------------------------------------

Total average deposits declined 1.4% in 2002. Interest bearing demand deposits increased while time deposits, savings deposits and noninterest bearing demand deposits decreased. Average interest-bearing demand balances increased 54.1% in 2002 primarily due to growth of a highly successful product offering, which pays higher rates of interest. Average time deposits decreased 12.5% in 2002, primarily due to a decrease in large denomination single maturity certificates of deposit. Savings accounts and noninterest-bearing demand deposits declined on average 7.5% and 1.3%, respectively, in 2002 due to a shift in client preferences from noninterest bearing demand and money market savings accounts to the higher-rate interest bearing demand product. The overall average rate for the deposit portfolio declined in 2002 to 2.16% from 3.41% in 2001. The decrease was the result of the lower interest rate environment in 2002. As of December 31, 2002, certificates of deposit of $100,000 or more accounted for approximately 11.4% of total deposits.

The maturities of these deposits are summarized below in Table 10.

----------------------------------------------------------------------------------------------------------
TABLE 10. MATURITY OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE AT DECEMBER 31, 2002
(in thousands)
----------------------------------------------------------------------------------------------------------
Three months or less                                                                        $ 202,359
After three but within six months                                                              88,679
After six but within twelve months                                                            142,049
After twelve months                                                                           244,541
                                                                                            ---------
   Total                                                                                    $ 677,628
                                                                                            =========
----------------------------------------------------------------------------------------------------------

We gather deposits primarily from the local markets of our banking subsidiaries and have not traditionally relied on purchased deposits for any significant funding. Brokered deposits and time deposits greater than $100,000 declined by $141 million at December 31, 2002 from the prior year-end primarily due to balance sheet restructuring and the reduced need for such funding. We will continue to evaluate the use of alternative funding sources such as brokered deposits as funding needs change. We continue to promote relationship driven core deposit growth and stability through focused marketing efforts and competitive pricing strategies.

BORROWED FUNDS
Short-term borrowings are comprised primarily of Federal funds purchased, securities sold under agreements to repurchase, Federal Home Loan Bank ("FHLB") advances and Treasury Tax and Loan notes. Total short-term borrowings averaged $251.3 million in 2002, or 4.2%, of total average interest-bearing liabilities, compared with $538.7 million, or 8.6%, during 2001. The decline in short-term borrowings is primarily a result of our balance sheet restructuring and reduced need for this wholesale funding. See Note 11 to the consolidated financial statements for additional information on short-term borrowings.

As of December 31, 2002, our parent company maintained a $75 million short-term revolving credit facility with three unaffiliated banks, which had an unused commitment of $45 million. The current facility will mature on August 28, 2003 and is expected to renew at that time. The interest rate on the $30 million outstanding at December 31, 2002 reprices daily and is based on the federal funds rate plus 75 basis points. The parent company services the debt's principal and interest payments with dividends from its subsidiary banks. The credit agreement also requires Citizens to maintain certain financial covenants. We were in full compliance with all debt covenants as of December 31, 2002. On January 27, 2003, we issued $125 million of 5.75% subordinated notes due in 2013. This new long-term funding allowed us to reduce the amount outstanding under the credit facility to zero.

During 2002, we prepaid $75 million in high cost FHLB debt with a remaining maturity of approximately one year to improve balance sheet flexibility, further reduce our funding costs and improve our interest rate sensitivity. New FHLB borrowings with contractual maturity of greater than one year replaced a major portion of the prepaid debt.

Long-term debt comprised primarily of FHLB notes, accounted for $620.9 million, or 10.5%, of average interest-bearing funds during 2002 increasing from $596.4 million or 9.5% during 2001. This increase reflects an extension of wholesale funding maturities in the low interest rate environment. A summary of long-term debt balances as of December 31, 2002 and 2001 appears in Note 12 to the consolidated financial statements. Borrowed funds are expected to remain an important, reliable and cost-effective funding vehicle for us.

In February 2003, we entered into ten-year interest rate swap agreements for the notional amount of $125 million to effectively convert our new fixed rate subordinated debt described above into a variable rate instrument. The swap agreements are fair value hedges under FAS 133. Under the agreements, we receive fixed interest payments at a weighted average rate of 4.36% and pay a variable rate equal to six month LIBOR. The initial weighted-average rate is

1.35% and reprices every six months. The initial net interest spread on the swap contracts is 3.01%, effectively reducing the stated rate of the subordinated notes from 5.75% to 2.74% for the first six-month interest period.


CAPITAL RESOURCES
We continue to maintain a strong capital position which supports our current needs and provides a sound foundation to support further expansion. Our regulatory capital ratios are consistently at or above the "well-capitalized" standards and all our bank subsidiaries have sufficient capital to maintain a well-capitalized designation. Our capital ratios for the past three years are presented below.

-------------------------------------------------------------------------------------------------------
                                            Regulatory Minimum
                                       -----------------------------          December 31,
                                                       "Well-       -----------------------------------
                                       Required     Capitalized"       2002       2001        2000
-------------------------------------------------------------------------------------------------------
Risk based:
  Tier 1 capital                          4.00%         6.00%          9.18%       9.87%       9.05%
  Total capital                           8.00         10.00          10.43       11.12       10.30

Tier 1 leverage                           4.00          5.00           7.18        7.79        7.11
-------------------------------------------------------------------------------------------------------

Average shareholders equity was $691.8 million, or 9.14% of average assets for 2002 compared with $702.4 million, or 8.85%, for 2001 and $650.3 million, or 8.05% for 2000. At December 31, 2002, shareholders' equity was $650.5 million, compared with $697.5 million at December 31, 2001. Book value per common share at December 31, 2002 and 2001 was $14.88 and $15.46, respectively. We declared and paid cash dividends of $1.13 per share in 2002, up from $1.085 per share in 2001 and 1.015 per share in 2000. Shareholders' equity declined in 2002 as net income was more than offset by higher cash dividends and the capital requirements of our share repurchase program.

In October 2001, our board of directors approved a plan to repurchase up to 3,000,000 shares of Citizens common stock for general corporate purposes. At December 31, 2002, 1,934,600 shares of common stock had been purchased under this plan at an average price of $29.12.

LIQUIDITY AND DEBT CAPACITY

We monitor our liquidity position so that funds will be available at a reasonable cost to meet financial commitments, to finance business expansion and to take advantage of unforeseen opportunities. Our subsidiary banks derive liquidity primarily through core deposit growth, maturity of money market investments, and maturity and sale of investment securities and loans. Additionally, our subsidiary banks have access to market borrowing sources on an unsecured, as well as a collateralized basis, for both short-term and long-term purposes including, but not limited to, the Federal Reserve and Federal Home Loan Banks where the subsidiary banks are members. Another source of liquidity is the ability of our parent company to borrow funds on both a short-term and long-term basis. Our parent company has a credit facility with a group of unaffiliated banks and has used this facility for various corporate purposes from time to time.

The subsidiary banks manage liquidity to meet client cash flow needs while maintaining funds available for loan and investment opportunities. As discussed in Note 20 to the consolidated financial statements, the Federal Reserve Bank requires our banking subsidiaries to maintain certain noninterest-bearing deposits with the Federal Reserve Bank. These balance requirements averaged $35.3 million and $41.9 million during 2002 and 2001, respectively, and were primarily satisfied with cash balances maintained by our subsidiaries. The liquidity of our parent company is managed to provide funds to pay dividends to shareholders, service debt, invest in subsidiaries and to satisfy other operating requirements. The primary source of liquidity for the parent company is dividends and returns of investment from its subsidiaries. During 2002, our parent company received $93.2 million in dividends from subsidiaries and paid $50.7 million in dividends to its shareholders. All of our subsidiary banks maintained sufficient capital to be designated well capitalized.

As discussed in Note 20 to the consolidated financial statements, as of January 1, 2003, our banking subsidiaries are temporarily unable to pay dividends to our parent company without further regulatory approval due to statutory restrictions resulting from the net loss in the third quarter of 2002.

We also have contractual obligations that require future cash payments and other commitments that may impact liquidity. Table 11 below summarizes our non-cancelable contractual obligations and future required minimum payments at December 31, 2002. Refer to Notes 9 and 12 to the consolidated financial statements for a further discussion of these contractual obligations.

---------------------------------------------------------------------------------------------------------------------
TABLE 11. CONTRACTUAL OBLIGATIONS
                                                                     Minimum Payments Due by Period
                                                    -----------------------------------------------------------------

                                                                   Less than                               More than
(in thousands)                                          Total       1 year        1-3 years    4-5 years    5 years
---------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank borrowings                      $599,139     $26,202       $241,781     $27,014     $304,142
Capital lease/mortgage debt                                 174          80             94         ---          ---
Operating leases and non-cancelable contracts             9,783       3,622          3,140       1,168        1,853
                                                       --------     -------       --------     -------     --------
Total                                                  $609,096     $29,904       $245,015     $28,182     $305,995
                                                       ========     =======       ========     =======     ========
---------------------------------------------------------------------------------------------------------------------


Table 12 below summarizes our other commitments that may impact liquidity and their expected expiration dates by period at December 31, 2002. Since many of these commitments historically have expired without being drawn upon, the total amount of these commitments does not necessarily represent our future cash requirements. Further information on these commitments is presented in Note 17 to the consolidated financial statements.

----------------------------------------------------------------------------------------------------------------------
TABLE 12. LOAN COMMITMENTS AND LETTERS OF CREDIT
                                                                  Expected Expiration Dates by Period
                                                  --------------------------------------------------------------------
                                                                   Less than                               More than
(in thousands)                                        Total          1 year      1-3 years     4-5 years    5 years
----------------------------------------------------------------------------------------------------------------------
Loan commitments to extend credit                   $1,739,091    $1,341,654    $ 96,845       $37,376       $263,216
Standby letters of credit                               36,396        31,363       4,729           304            ---
Commercial letters of credit                           138,679         2,995      67,967        47,232         20,485
Forward commitments to sell mortgage loans             175,537       175,537         ---           ---            ---
                                                    ----------    ----------    --------       -------       --------
Total                                               $2,089,703    $1,551,549    $169,541       $84,912       $283,701
                                                    ==========    ==========    ========       =======       ========

----------------------------------------------------------------------------------------------------------------------


Our long-term debt to equity ratio was 92.1% as of December 31, 2002 compared to 90.2% in 2001. Changes in long-term debt during 2002 are discussed in the section titled "Borrowed Funds". On January 27, 2003, we sold $125 million of 5.75% subordinated notes due 2013. A portion of the net proceeds of the offering was used to reduce the amount outstanding under our parent company's short-term line of credit with three unaffiliated banks. The remainder of the net proceeds will be available for general corporate purposes. This new long-term funding allows us to take advantage of the lowest rates in 40 years to repay short-term debt and provides us with a new funding source. Because it is subordinated debt, the new debt qualifies as a component of our capital, bolstering our overall capital ratios. The higher capital ratios are viewed favorably by regulators and credit rating agencies. We believe that we have sufficient liquidity and capital sources to meet presently known short and long term cash flow requirements arising from ongoing business transactions.


INTEREST RATE RISK

Interest rate risk generally arises when the maturity or repricing structure of our assets and liabilities differ significantly. Asset/liability management, which we use to address such risk, is the process of developing, testing and implementing strategies that seek to maximize net interest income, maintain sufficient liquidity and minimize exposure to significant changes in interest rates. This process includes monitoring contractual and expected repricing of assets and liabilities as well as forecasting earnings under different interest rate scenarios and balance sheet structures. Generally, we seek a structure that insulates net interest income from large swings attributable to changes in market interest rates. Table 13 depicts our asset/liability static sensitivity ("GAP") as of December 31, 2002 and 2001. As shown, our interest rate risk position at December 31, 2002 is asset sensitive in the less than one-year time frame with rate sensitive assets exceeding rate sensitive liabilities by $1.222 billion. Application of GAP theory would suggest that with such a position our net interest income could decline if interest rates fall; (i.e., assets are likely to reprice faster than liabilities, resulting in a decrease in net income in a declining rate environment). Conversely, net interest income could increase in a rising rate environment. Net interest income is not only affected by the level and direction of interest rates, but also by the shape of the yield curve, relationships between interest sensitive instruments and key driver rates, as well as balance sheet growth, client loan and deposit preferences and the timing of changes in these variables.

-----------------------------------------------------------------------------------------------------------------------------------
TABLE 13. INTEREST RATE SENSITIVITY                                                 TOTAL
                                              0 - 3       4 - 6         7 - 12      WITHIN       1 - 5           Over
(dollars in millions)                         Months      Months        Months      1 YEAR       Years          5 Years     Total
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2002
     RATE SENSITIVE ASSETS(1)
      Loans and leases (2)                  $ 2,831.2    $   247.3     $   474.6   $ 3,553.1    $ 1,723.1     $   317.1  $ 5,593.3
      Investment securities                     132.4         53.6         180.7       366.7        645.0         445.6    1,457.3
      Short-term investments                     71.3          ---           ---        71.3          ---           ---       71.3
                                            ---------    ---------     ---------   ---------    ---------     ---------  ---------
         Total                              $ 3,034.9    $   300.9     $   655.3   $ 3,991.1    $ 2,368.1     $   762.7  $ 7,121.9
                                            =========    =========     =========   =========    =========     =========  =========
     RATE SENSITIVE LIABILITIES
      Deposits (3)                          $   704.9    $   570.5     $ 1,065.8   $ 2,341.2    $ 2,338.8     $   356.2  $ 5,036.2
      Other interest bearing liabilities        418.0          9.9           ---       427.9        165.6         308.2      901.7
                                            ---------    ---------     ---------   ---------    ---------     ---------  ---------
         Total                              $ 1,122.9    $   580.4     $ 1,065.8   $ 2,769.1    $ 2,504.4     $   664.4  $ 5,937.9
                                            =========    =========     =========   =========    =========     =========  =========

     Period GAP (4)                         $ 1,912.0    $  (279.5)    $  (410.5)  $ 1,222.0    $  (136.3)    $    98.3  $ 1,184.0
     Cumulative GAP                           1,912.0      1,632.5       1,222.0                  1,085.7       1,184.0
     Cumulative GAP to total assets             25.42%       21.70%        16.25%      16.25%       14.43%        15.74%     15.74%
     Multiple of rate sensitive assets to
        liabilities                              2.70         0.52          0.61        1.44         0.95          1.15       1.20

-----------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 2001
     RATE SENSITIVE ASSETS(1)
      Loans and leases (2)                  $ 2,486.5    $   271.4     $   516.5   $ 3,274.4    $ 2,175.6     $   472.4  $ 5,922.4
      Investment securities                     133.7         21.5          47.1       202.3        568.0         527.4    1,297.7
      Short-term investments                      4.3          ---           ---         4.3          ---           ---        4.3
                                            ---------    ---------     ---------   ---------    ---------     ---------  ---------
         Total                              $ 2,624.5    $   292.9     $   563.6   $ 3,481.0    $ 2,743.6     $   999.8  $ 7,224.4
                                            =========    =========     =========   =========    =========     =========  =========
     RATE SENSITIVE LIABILITIES
      Deposits (3)                          $   873.6    $   666.4     $ 1,192.5   $ 2,732.5    $ 2,029.2     $   299.5  $ 5,061.2
      Other interest bearing liabilities        320.2         19.7         100.1       440.0        221.0         282.5      943.5
                                            ---------    ---------     ---------   ---------    ---------     ---------  ---------
         Total                              $ 1,193.8    $   686.1     $ 1,292.6   $ 3,172.5    $ 2,250.2     $   582.0  $ 6,004.7
                                            =========    =========     =========   =========    =========     =========  =========

     Period GAP (4)                         $ 1,430.7    $  (393.2)    $  (729.0)  $   308.5    $   493.4     $   417.8  $ 1,219.7
     Cumulative GAP                           1,430.7      1,037.5         308.5                    801.9       1,219.7
     Cumulative GAP to total assets             18.63%       13.51%         4.02%       4.02%       10.44%        15.88%     15.88%
     Multiple of rate sensitive assets to
        liabilities                              2.20         0.43          0.44        1.10         1.22          1.72       1.20

-----------------------------------------------------------------------------------------------------------------------------------

(1) Incorporates prepayment projections for certain assets which may shorten the time frame for repricing or maturity compared to contractual runoff.

(2)  Includes mortgage loans held for sale.

(3) Includes interest bearing savings and demand deposits without contractual maturities of $811 million in the less than one year category and $1.855 billion in the over one year category as of December 31, 2002. The same amounts as of December 31, 2001 were $770 million and $1.636 billion, respectively. This runoff is based on historical trends, which reflects industry standards.
(4)  GAP is the excess of rate sensitive assets (liabilities).


We are continually reviewing our interest rate risk position and modifying our strategies based on projections to minimize the impact of future interest rate changes. While traditional GAP analysis does not always incorporate adjustments for the magnitude or timing of non-contractual repricing, Table 13 does incorporate appropriate adjustments as indicated in footnotes 1 and 3 to the table. Because of these and other inherent limitations of any GAP analysis, we utilize net interest income simulation modeling as our primary tool to evaluate the impact of changes in interest rates and balance sheet strategies, and to develop strategies that can limit interest rate risk and provide liquidity to meet client loan demand and deposit preferences.


Holding residential mortgage loans for sale and committing to fund residential mortgage loan applications at specific rates also exposes us to interest rate risk during the period from loan funding until sale. To minimize this risk, we enter into mandatory forward commitments to sell residential mortgage loans. These mandatory forward commitments are considered a derivative under SFAS 133. Our policy to hedge our market rate risk with mandatory forward commitments has been highly effective and has not generated any material gains or losses.


INTEREST RATE SENSITIVITY

A number of measures are used to monitor and manage interest rate risk, including income simulation and interest rate sensitivity GAP analyses. An income simulation model is our primary tool used to assess the direction and magnitude of variations in net interest income resulting from changes in interest rates. Key assumptions in the model include prepayment speeds on various loan and investment assets; cash flows and maturities of financial instruments held for purposes other than trading; changes in market conditions, loan volumes, and pricing; deposit sensitivity; client preferences; and our financial capital plans. These assumptions are inherently uncertain, subject to fluctuation and revision in a dynamic environment and, as a result, the model cannot precisely estimate net interest income nor exactly predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of balance sheet component and interest rate changes, differences in client behavior, market conditions and management strategies, among other factors.

Results of the multiple simulations done as of December 31, 2002 suggest that we could expect net interest income to decrease from 2002 levels by $21 million if asset and liability balances remain static and interest rates gradually decline by 200 basis points over the next twelve months, and to increase by $5 million if asset and liability balances remain static and interest rates gradually increase by 200 basis points over the next twelve months. These variances in net interest income were within our policy parameters established to manage such risk. They are based on a worse case scenario and the model as used may not adequately compensate for interest rate floors and management actions that would be taken to moderate the effect of such changes in the rate environment.

We perform a large number of net interest income simulations using varying balance sheet scenarios and differing interest rate environments. The model results presented herein are intended to illustrate the potential variation in net interest income from the indicated changes in interest rates, and not to project future levels of net interest income. In addition to changes in interest rates, the level of future net interest income is also dependent on a number of other variables including the growth, composition and absolute levels of deposits, loans, and other earning assets and interest bearing liabilities, economic and competitive conditions, client preferences and other factors.

------------------------------------------------------------------------------------------------------------------------------
TABLE 14. SELECTED QUARTERLY INFORMATION
(in thousands except,                             2002                                          2001
                              --------------------------------------------- --------------------------------------------------
 per share data)                 FOURTH      THIRD      SECOND     FIRST        Fourth       Third       Second       First
------------------------------------------------------------------------------------------------------------------------------
Interest income                 $112,558   $115,558    $116,993   $118,275     $129,335    $ 140,406    $ 147,260    $156,558
Interest expense                  36,326     40,376      41,584     43,316       51,659       62,146       70,835      80,938
Net interest income               76,232     75,182      75,409     74,959       77,676       78,260       76,425      75,620
Provision for loan losses         16,300     89,250       9,400      5,250        7,496        8,500        6,362       4,049
Noninterest income
  before securities gains (1)     26,689     19,689      28,238     24,724       25,599       34,658       28,587      22,442
Investment securities gains (2)       12         45       2,377          2          423           49        3,504       2,219
Noninterest expense
  before special charge (3)       57,531     65,738      61,521     61,191       60,586       64,270       63,616      62,711
Special charge (4)                  (405)    13,807         ---        ---          ---          ---          ---         ---
Net income (loss)                 21,525    (45,929)     25,339     24,103       25,742       27,962       27,148      23,805

PER SHARE OF COMMON STOCK
Net income (loss):
    Basic                           0.49      (1.03)       0.57       0.53         0.57         0.60         0.59        0.51
    Diluted                         0.48      (1.03)       0.56       0.53         0.56         0.60         0.58        0.51
Cash dividends declared            0.285      0.285       0.285      0.275        0.275        0.275        0.275       0.260
Market value:(5)
    High                           26.46      29.43       33.88      33.20        34.02        32.75        30.55       29.38
    Low                            21.25      23.35       27.82      30.67        27.70        27.30        24.51       23.69
    Close                          24.78      24.17       28.98      32.47        32.88        32.08        29.25       26.69

------------------------------------------------------------------------------------------------------------------------------

(1) Noninterest income in 2002 includes a $5.4 million gain on the sale of the merchant services business in the second quarter. Noninterest income in 2001 includes a $2.6 million gain on the sale of the credit card portfolio in the second quarter, an $11.0 million gain on sale of NYCE stock in the third quarter and a $793,000 gain on the sale of F&M Bank-Minnesota in the fourth quarter.

(2) Investment securities gains include $2.4 million in the second quarter of 2002, $3.3 million in the second quarter of 2001 and $2.1 million in the first quarter of 2001 from the securitization of mortgages and subsequent sale of the related mortgage-backed securities.

(3) Noninterest expense before special charge in the third quarter of 2002 includes a $3.3 million prepayment penalty on FHLB advances, a $2.0 million contribution to Citizens' charitable trust, $1.0 million valuation allowance on other real estate owned, $406,000 in additional equipment depreciation and $452,000 in losses and other items.

(4) The special charge of $13.8 million recorded in the third quarter of 2002 covers the cost of restructuring our consumer, business and wealth management lines of business. (5)Citizens Banking Corporation common stock is traded on the National Market tier of the Nasdaq stock market (trading symbol: CBCF). At December 31, 2002, there were approximately 15,497 shareholders of the Corporation's common stock.

(5) Citizens Banking Corporation common stock is traded on the National Market tier of the Nasdaq stock market (trading symbol: CBCF). At December 31, 2002 there were approximately 15,497 shareholders of the Corporation's common stock.

----------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                                                  December 31,
(in thousands, except share amounts)                                                        2002             2001
----------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                                  $ 171,864        $ 224,416
  Money market investments:
    Federal funds sold                                                                        69,000              891
    Interest-bearing deposits with banks                                                       2,332            3,455
                                                                                        ------------     ------------
      Total money market investments                                                          71,332            4,346
  Securities available for sale (amortized cost $1,391,089 in 2002; $1,225,230 in 2001)    1,457,281        1,297,696
  Mortgage loans held for sale                                                               160,743          150,443
  Loans:
    Commercial                                                                             3,111,208        3,246,380
    Real estate construction                                                                 262,363          216,041
    Real estate mortgage                                                                     545,834          821,090
    Consumer                                                                               1,513,156        1,488,452
                                                                                        ------------     ------------
      Total loans                                                                          5,432,561        5,771,963
    Less: Allowance for loan losses                                                         (109,467)         (80,299)
                                                                                        ------------     ------------
      Net loans                                                                            5,323,094        5,691,664
  Premises and equipment                                                                     117,704          128,805
  Goodwill                                                                                    54,785           54,785
  Other intangible assets                                                                     19,862           26,032
  Bank owned life insurance                                                                   78,434              ---
  Other assets                                                                                66,935          100,688
                                                                                        ------------     ------------
    TOTAL ASSETS                                                                        $  7,522,034     $  7,678,875
                                                                                        ============     ============
LIABILITIES
  Noninterest-bearing deposits                                                          $    900,674     $    903,900
  Interest-bearing deposits                                                                5,036,239        5,061,226
                                                                                        ------------     ------------
    Total deposits                                                                         5,936,913        5,965,126
  Federal funds purchased and securities sold
   under agreements to repurchase                                                            223,289          233,077
  Other short-term borrowings                                                                 79,062           81,353
  Other liabilities                                                                           32,988           72,756
  Long-term debt                                                                             599,313          629,099
                                                                                        ------------     ------------
      Total liabilities                                                                    6,871,565        6,981,411
SHAREHOLDERS' EQUITY
  Preferred stock - no par value:
      Authorized - 5,000,000 shares; Issued - none
  Common stock - no par value:
      Authorized - 100,000,000 shares
      Issued and outstanding - 43,702,371 in 2002; 45,097,614 in 2001                        112,253          155,720
  Retained earnings                                                                          495,570          521,191
  Other accumulated comprehensive net income                                                  42,646           20,553
                                                                                        ------------     ------------
    Total shareholders' equity                                                               650,469          697,464
                                                                                        ------------     ------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                        $  7,522,034     $  7,678,875
                                                                                        ============     ============

-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
(in thousands, except share amounts)                                           2002            2001            2000
-----------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
  Interest and fees on loans                                               $  385,812      $  492,437     $  535,235
  Interest and dividends on investment securities:
    Taxable                                                                    55,447          57,633         66,190
    Tax-exempt                                                                 21,301          21,715         20,350
  Money market investments                                                        824           1,774            233
                                                                           ----------      ----------     ----------
    Total interest income                                                     463,384         573,559        622,008
INTEREST EXPENSE
  Deposits                                                                    127,849         204,929        229,137
  Short-term borrowings                                                         4,033          27,458         58,532
  Long-term debt                                                               29,720          33,191         19,465
                                                                           ----------      ----------     ----------
    Total interest expense                                                    161,602         265,578        307,134
                                                                           ----------      ----------     ----------
NET INTEREST INCOME                                                           301,782         307,981        314,874
Provision for loan losses                                                     120,200          26,407         20,983
                                                                           ----------      ----------     ----------
    Net interest income after provision for loan losses                       181,582         281,574        293,891
                                                                           ----------      ----------     ----------
NONINTEREST INCOME
  Service charges on deposit accounts                                          26,456          27,773         26,260
  Trust fees                                                                   18,956          21,028         24,253
  Mortgage and other loan income                                               16,845          13,159          4,997
  Bankcard fees                                                                 6,142          11,799         11,258
  Brokerage and investment fees                                                 9,502           8,157          7,693
  Investment securities gains                                                   2,436           6,195            ---
  Gain on sale of merchant business                                             5,400             ---            ---
  Gain on sale of equity investment                                               ---          11,017            ---
  Gain on sale of credit card assets                                              ---           2,623            ---
  Gain on sale of bank                                                            ---             793            ---
  Other                                                                        16,039          14,937         15,883
                                                                           ----------      ----------     ----------
    Total noninterest income                                                  101,776         117,481         90,344
                                                                           ----------      ----------     ----------
NONINTEREST EXPENSE
  Salaries and employee benefits                                              126,847         126,278        122,577
  Equipment                                                                    19,869          19,317         19,264
  Occupancy                                                                    17,855          17,713         16,770
  Data processing fees                                                         12,641          13,101         12,608
  Professional services                                                        14,790          12,277         10,088
  Postage and delivery                                                          7,120           7,746          6,924
  Telephone                                                                     5,279           5,556          6,364
  Advertising and public relations                                              5,112           5,219          5,034
  Stationery and supplies                                                       4,032           4,426          5,602
  Intangible asset amortization                                                 2,899          10,115          9,917
  Bankcard fees                                                                 3,879           9,308          8,959
  Special charge                                                               13,402             ---         15,541
  Other                                                                        25,658          20,127         18,114
                                                                           ----------      ----------     ----------
    Total noninterest expense                                                 259,383         251,183        257,762
                                                                           ----------      ----------     ----------
INCOME BEFORE INCOME TAXES                                                     23,975         147,872        126,473
Income tax provision (benefit)                                                 (1,063)         43,215         35,813
                                                                           ----------      ----------     ----------
NET INCOME                                                                 $   25,038      $  104,657     $   90,660
                                                                           ==========      ==========     ==========
NET INCOME PER SHARE:
  Basic                                                                    $     0.56      $     2.27     $     1.92
  Diluted                                                                        0.56            2.25           1.91
AVERAGE SHARES OUTSTANDING:
  Basic                                                                    44,657,153      46,085,405     47,310,375
  Diluted                                                                  45,076,684      46,589,962     47,542,815

-----------------------------------------------------------------------------------------------------------------------
See notes to consolidated financial statements.

-------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                                                Accumulated
                                                                                                   Other
                                                                       Common       Retained    Comprehensive
(in thousands, except per share amounts)                               Stock        Earnings    Income (loss)    Total
-------------------------------------------------------------------------------------------------------------------------
BALANCE - JANUARY 1, 2000                                           $ 226,972      $ 424,140    $ (17,443)    $ 633,669

  Comprehensive income:
    Net income                                                                        90,660                     90,660
    Other comprehensive income:
      Net unrealized gain on securities available-for-sale,
        net of tax effect of $15,718                                                               29,181        29,181
                                                                                                             ----------
    Total comprehensive income                                                                                  119,841
  Exercise of stock options, net of
    shares purchased                                                    1,879                                     1,879
  Cash dividends - $1.015 per share                                                  (48,108)                   (48,108)
  Shares acquired for retirement                                      (27,302)                                  (27,302)
                                                                   ----------     ----------    ---------    ----------
BALANCE - DECEMBER 31, 2000                                           201,549        466,692       11,738       679,979

  Comprehensive income:
    Net income                                                                       104,657                    104,657
    Other comprehensive income:
      Net unrealized gain on securities available-for-sale,
        net of tax effect of $5,690                                                                14,569
      Less: Reclassification adjustment for net gains included
          in net income, net of tax effect of $2,168                                               (4,027)
      Minimum pension liability                                                                    (1,727)
                                                                                                ---------
        Other comprehensive income total                                                                          8,815
                                                                                                             ----------
    Total comprehensive income                                                                                  113,472
  Exercise of stock options, net of
    shares purchased                                                   12,662                                    12,662
  Cash dividends - $1.085 per share                                                  (50,158)                   (50,158)
  Shares acquired for retirement                                      (58,491)                                  (58,491)
                                                                   ----------     ----------    ---------    ----------
BALANCE - DECEMBER 31, 2001                                           155,720        521,191      20,553        697,464

  Comprehensive income:
    Net income                                                                        25,038                     25,038
    Other comprehensive income:
      Net unrealized gain on securities available-for-sale,
        net of tax effect of $11,170                                                              22,328
      Less: Reclassification adjustment for net gains included
          in net income, net of tax effect of $853                                                (1,583)
      Minimum pension liability                                                                    1,348
                                                                                                --------
        Other comprehensive income total                                                                         22,093
                                                                                                              ---------
    Total comprehensive income                                                                                   47,131
  Exercise of stock options, net of
    shares purchased                                                    6,562                                     6,562
  Net change in deferred compensation, net of tax effect                  267                                       267
  Cash dividends - $1.130 per share                                                  (50,659)                   (50,659)
  Shares acquired for retirement                                      (50,296)                                  (50,296)
                                                                   ----------     ----------    ---------    ----------
Balance - December 31, 2002                                        $  112,253     $  495,570    $  42,646    $  650,469
                                                                   ==========     ==========    =========    ==========
------------------------------------------------------------------------------------------------------------------------
See notes to consolidated financial statements.

-------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES                                       YEAR ENDED DECEMBER 31,

(in thousands)                                                                  2002          2001          2000
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income                                                               $    25,038    $   104,657    $   90,660
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                  120,200         26,407        20,983
    Depreciation and amortization                                               17,045         16,241        15,995
    Amortization of goodwill and other intangibles                               2,899         11,063        10,733
    Deferred income tax (credit)                                                (5,110)          (279)        3,585
    Net amortization (accretion) on investment securities                        1,926           (563)         (147)
    Investment securities gains                                                 (2,436)        (6,195)          ---
    Loans originated for sale                                               (1,024,257)      (782,009)     (132,878)
    Proceeds from sales of mortgage loans held for sale                      1,023,821        638,407       134,020
    Gains from loan sales                                                       (9,864)        (6,841)       (1,142)
    Donation of equity security                                                    ---            ---         1,116
    Gains on sale of equity securities, credit card assets and bank                ---        (14,433)          ---
    Accrued merger related and other special charges                            (8,614)        (3,337)      (14,050)
    Other                                                                          723         (4,720)           87
                                                                           -----------    -----------    ----------
       Net cash provided by operating activities                               141,371        (21,602)      128,962
INVESTING ACTIVITIES:
  Net (increase) decrease in money market investments                          (66,986)       (15,003)       36,270
  Securities available-for-sale:
    Proceeds from sales                                                         69,677        297,492         6,755
    Proceeds from maturities                                                   307,546        352,369       183,185
    Purchases                                                                 (504,382)      (502,261)     (131,311)
  Net (increase) decrease in loans and leases                                  248,370        595,211      (522,569)
  Net increase in properties and equipment                                      (5,944)        (7,952)      (10,519)
  Purchase of bank owned life insurance                                        (78,000)           ---           ---
  Sale of credit card assets                                                       ---         29,454           ---
  Net cash provided by acquisitions and sales                                      ---         14,433        26,008
                                                                           -----------    -----------    ----------
       Net cash used by investing activities                                   (29,719)       763,743      (412,181)
FINANCING ACTIVITIES:
  Net increase (decrease) in demand and savings deposits                       255,720        143,669      (231,753)
  Net increase (decrease) in time deposits                                    (283,933)      (422,684)      315,889
  Net decrease in short-term borrowings                                        (12,079)      (618,820)       (4,029)
  Proceeds from issuance of long-term debt                                     121,000        183,182       740,150
  Principal reductions in long-term debt                                      (150,786)       (25,200)     (396,137)
  Cash dividends paid                                                          (50,659)       (50,158)      (48,108)
  Proceeds from stock options exercised                                          6,562         12,662         1,879
  Shares acquired for retirement                                               (50,296)       (58,491)      (27,302)
  Net change in deferred compensation, net of tax effect                           267            ---           ---
                                                                           -----------    -----------    ----------
       Net cash provided by financing activities                              (164,204)      (835,840)      350,589
                                                                           -----------    -----------    ----------
Net increase (decrease) in cash and due from banks                             (52,552)       (93,699)       67,370
Cash and due from banks at beginning of period                                 224,416        318,115       250,745
                                                                           -----------    -----------    ----------
Cash and due from banks at end of period                                   $   171,864    $   224,416    $  318,115
                                                                           ===========    ===========    ==========

Supplemental Cash Flow Information:
  Interest paid                                                            $   168,588    $   278,979    $  297,396
  Income taxes paid                                                             22,888         40,481        30,647

-------------------------------------------------------------------------------------------------------------------
See notes to consolidated financial statements.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Citizens Banking Corporation (Citizens) and its subsidiaries conform to generally accepted accounting principles in the United States. Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. The following describes Citizens' policies:

CONSOLIDATION: The Consolidated Financial Statements include the accounts of Citizens and its subsidiaries after elimination of all material intercompany transactions and accounts.

BUSINESS COMBINATIONS: Since the issuance of SFAS 141, Business Combinations, by the Financial Accounting Standards Board (FASB), business combinations initiated after June 30, 2001, are required to be accounted for by the purchase method. Under the purchase method, net assets of the business acquired are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the income statement from the date of acquisition.

Prior to SFAS 141, certain business combinations not accounted for as purchase acquisitions were accounted for under the pooling-of-interests method, which required the retroactive combining of the assets, liabilities, stockholders' equity, and results of operations of the merged entity with Citizens' respective accounts at historical amounts. Prior period financial statements were then restated to give effect to business combinations accounted for under this method.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE: Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. Securities, generally U.S. government and Federal agency securities, pledged as collateral under these financing arrangements cannot be sold or repledged by the secured party. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral obtained or requested to be returned to Citizens as deemed appropriate.

INVESTMENT SECURITIES: Citizens classifies all debt and equity securities as available for sale. Available for sale securities are reported at fair value with unrealized gains and losses included in shareholders' equity. In the event that an investment security is sold, the adjusted cost of the specific security sold is used to compute the applicable gain or loss.

LOANS: Loans are generally reported at the principal amount outstanding, net of unearned income. Interest income is recognized on an accrual basis. Loan origination fees, certain direct costs, and unearned discounts are deferred and amortized into interest income as an adjustment to the yield over the term of the loan. Loan commitment fees are generally deferred and amortized into fee income on a straight-line basis over the commitment period. Other credit-related fees, including letter and line of credit fees, are recognized as fee income when earned.

Gains and losses on the sales of loans are determined using the specific-identification method. Mortgage loans held for sale are valued on an aggregate basis at the lower of carrying amount or fair value. The majority of mortgage loans held for sale are sold within 60 days after closing. Citizens uses mandatory forward commitments, generally entered into at time of application, to protect the value of the mortgage loans from changes in interest rates during the period held. The cost basis of mortgage loans held for sale is adjusted, if material, by any gains or losses generated from mandatory forward commitments to sell the loans to investors in the secondary market. Citizens' policy to hedge its market rate risk with mandatory forward commitments has been highly effective and has not generated any material gains or losses.

Loans are placed on nonaccrual status when the collection of principal or interest is considered doubtful, or payment of principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection. When these loans (including a loan impaired) are placed on nonaccrual status, all interest previously accrued but unpaid is reversed against current year interest income. Interest payments received on nonaccrual loans are credited to income if future collection of principal is probable. Loans are normally restored to accrual status when interest and principal payments are current and it is believed that the financial condition of the borrower has improved to the extent that future principal and interest payments will be met on a timely basis.

Commercial loans and commercial loans secured by real estate are generally charged off to the extent principal and interest due exceed the net realizable value of the collateral, with the charge-off occurring when the loss is reasonably quantifiable but not later than when the loan becomes 180 days past due. Loans secured by residential real estate are generally charged off after foreclosure to the extent principal and interest due exceed 85% of the current appraised value. Consumer loans (open and closed end) are generally charged off before the loan becomes 120 days past due.

Commercial and commercial real estate loans exceeding certain fixed dollar amounts based on their internal credit rating are evaluated for impairment in accordance with the provisions of SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires an allowance to be established as a component of the allowance for loan losses when it is probable all amounts due will not be collected pursuant to the contractual terms of the loan and the recorded investment in the loan exceeds its fair value. In most instances the fair value is measured based on the fair value of the collateral. Fair value may also be measured using either the present value of expected future cash flows discounted at the loan's effective interest rate or the observable market price of the loan.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans and actual loss experience, current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends, all of which may be susceptible to significant change. The allowance is increased by the provision charged to income and reduced by the amount charged-off, net of recoveries. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management's periodic evaluation of the factors previously mentioned, as well as other pertinent factors. Evaluations are conducted at least quarterly and more often if deemed necessary.

The allowance for loan losses consists of an allocated component and an unallocated component. The components of the allowance for loan losses represent an estimation done pursuant to either SFAS 5, Accounting for Contingencies, or SFAS 114. The allocated component of the allowance for loan losses reflects expected losses resulting from analysis developed through specific credit allocations for individual loans (the specific allocation allowance) and on historical loss experience for each loan category (the risk allocation allowance). Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate it is probable that a loss has been or will be incurred. The specific credit allocations are based on a regular analysis of all commercial and commercial mortgage loans over a fixed dollar amount where the internal credit rating is at or below a predetermined classification. The risk allocated allowance is calculated by applying projected loss rates to outstanding loans (excluding specifically identified credits) stratified by risk rating for commercial credits and by accrual and past due status for homogenous residential mortgage and consumer pools of loans. The projected loss rates are based on historical loss experience (generally an eighteen month rolling average of net charge-offs) adjusted for trends in past due and nonaccrual amounts, the condition of the economy, and changes in portfolio concentrations, mix and volume. The allocated component of the allowance for loan losses also includes consideration of Citizens' current business strategy and credit process, including credit limit setting and compliance, credit approvals, loan underwriting, and loan workout procedures.

The unallocated portion of the allowance reflects management's estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower's financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. In addition, the unallocated allowance includes a component that explicitly accounts for the inherent imprecision in loan loss projection models. Citizens has grown through acquisition, expanded the geographic footprint in which it operates, and changed its portfolio mix in recent years. As a result, historical loss experience data used to establish allocation estimates may not precisely correspond to the current portfolio. The uncertainty surrounding the strength and timing of economic cycles, including management's concerns over the effects of the prolonged economic downturn in the current cycle, also affects the allocation model's estimates of loss. The historical losses used may not be representative of actual losses inherent in the portfolio that have not yet been realized.

DEPRECIABLE ASSETS: Premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally on a straight-line basis and are charged to expense over the lesser of the estimated useful life of the assets or lease term. Maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions are charged to income as incurred.

Long-lived depreciable assets are evaluated periodically for impairment when events or changes in circumstances indicate the carrying amount may not be recoverable. Impairment exists when the expected undiscounted future cash flows of a long-lived asset are less than its carrying value. In that event, Citizens recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset based on a quoted market price, if applicable, or a discounted cash flow analysis.

OTHER REAL ESTATE: Other real estate is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of a debt. These properties are carried at the lower of cost or fair value, net of estimated costs to sell, based upon current appraised value. Losses arising from the initial acquisition of such properties are charged against the allowance for loan losses at time of transfer. Subsequent valuation adjustments and gains or losses on disposal of these properties are charged to other expenses as incurred.

GOODWILL AND OTHER INTANGIBLE ASSETS: Goodwill represents the excess of the cost of an acquisition over the fair value of net identifiable tangible and intangible assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. On January 1, 2002, Citizens adopted SFAS 142, Goodwill and Other Intangible Assets. Under the provisions of SFAS 142, goodwill is no longer ratably amortized into the income statement over an estimated life, but rather is tested at least annually for impairment. Impairment of goodwill is evaluated by line of business and geographic region and is based on a comparison of the recorded balance of goodwill to the applicable market value or discounted cash flows. To the extent that impairment may exist, the current carrying amount is reduced by the estimated shortfall. Intangible assets which have finite lives continue to be amortized over their estimated useful lives and also continue to be subject to impairment testing. All of Citizens' other intangible assets have finite lives and are amortized on a straight-line basis over varying periods not exceeding 10 years. Prior to the adoption of SFAS 142, Citizens' goodwill was amortized on a straight-line basis over varying periods not exceeding 20 years.
Note 7 includes a summary of Citizens' goodwill and other intangible assets as well as further detail about the impact of the adoption of SFAS 142.

MORTGAGE SERVICING RIGHTS: Citizens recognizes as a separate asset rights to service mortgage loans it does not own but services for others for a fee. This asset is included in other assets on the balance sheet and is carried at the lower of the initial carrying value, adjusted for amortization, or estimated fair value. Amortization is determined in proportion to and over the period of estimated net servicing income. Impairment of servicing assets is assessed based on the fair value of those rights. For purposes of measuring impairment, the rights are stratified by product type and interest rate.

The fair value of mortgage servicing assets is estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors. The expected and actual rate of mortgage loan prepayments are the most significant factors driving the value of mortgage servicing assets. Increases in mortgage loan prepayments reduce estimated future net servicing cash flows because the life of the underlying loan is reduced.

DERIVATIVE INSTRUMENTS: Citizens enters into derivative transactions principally to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows. Citizens is also required to recognize certain contracts and commitments as derivatives when the characteristics of those contracts and commitments meet the definition of a derivative. Citizens has not utilized derivatives other than for the aforementioned fair value hedge of its mortgage loans held for sale and interest rate lock commitments with mandatory forward commitments. This hedging policy has been highly effective and therefore the impact on income has been immaterial.

Under the guidelines of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, all derivative instruments are required to be carried at fair value on the balance sheet. SFAS 133 also provides special hedge accounting provisions. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under SFAS 133. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

Fair value hedges are accounted for by recording the fair value of the derivative instrument and the fair value related to the risk being hedged of the hedged asset or liability on the balance sheet with corresponding offsets recorded in the income statement. The adjustment to the hedged asset or liability is included in the basis of the hedged item, while the fair value of the derivative is recorded as a freestanding asset or liability. Actual cash receipts or payments and related amounts accrued during the period on derivatives included in a fair value hedge relationship are recorded as adjustments to the interest income or expense recorded on the hedged asset or liability.

Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability, with a corresponding offset recorded in other comprehensive income within shareholders' equity, net of tax. Amounts are reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings.

Under both the fair value and cash flow hedge methods, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement.

STOCK-BASED COMPENSATION: Citizens' stock-based compensation plans are accounted for based on the intrinsic value method set forth in Accounting Principles Board
(APB) Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation expense for employee stock options is generally not recognized if the exercise price of the option equals or exceeds the fair value of the stock on the date of grant. Compensation expense for restricted share awards is ratably recognized over the period of service, usually the restricted period, based on the fair value of the stock on the date of grant.

The following table illustrates the effect on net income and earnings per share if Citizens had applied the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, to its stock option awards.

----------------------------------------------------------------------------------------------------------

                                                                          Year Ended December 31,
(in thousands, except per share amounts)                               2002         2001         2000
----------------------------------------------------------------------------------------------------------
Net income, as reported                                               $   25,038   $  104,657   $   90,660
Less pro forma expense related to options granted                          2,401        1,849        1,640
                                                                      ----------   ----------   ----------
Pro forma net income                                                  $   22,637   $  102,808   $   89,020
                                                                      ==========   ==========   ==========

Pro forma net income per share:
  Basic - as reported                                                 $     0.56   $     2.27   $     1.92
  Basic - pro forma                                                         0.51         2.23         1.88
  Diluted - as reported                                                     0.56         2.25         1.91
  Diluted - pro forma                                                       0.50         2.21         1.87

----------------------------------------------------------------------------------------------------------


The fair values of stock options granted were estimated at the date of grant using a Black-Scholes option pricing model. The weighted-average assumptions used to determine the fair value of options granted are provided in Note 16 to the consolidated financial statements.

INCOME TAXES: Citizens and its subsidiaries file a consolidated federal income tax return. Income tax expense is based on income as reported in the Consolidated Statements of Income. When income and expenses are recognized in different periods for tax purposes, applicable deferred taxes are provided in the Consolidated Financial Statements.

NET INCOME PER SHARE: Basic net income per share is based on net income divided by the weighted average number of shares outstanding in each period. Diluted net income per share shows the dilutive effect of additional common shares issuable upon the assumed exercise of stock options granted under Citizens' stock option plans, using the treasury stock method.

CASH FLOWS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

RECLASSIFICATIONS: Certain amounts have been reclassified to conform to the current year presentation.


NOTE 2. RECENT ACCOUNTING PRONOUNCEMENTS

CONSOLIDATION OF VARIABLE INTEREST ENTITIES: In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance. Citizens does not hold any variable interests in any entities. Therefore, the adoption of this interpretation will have no impact on Citizens financial position, results of operations or cash flows.

GUARANTEES: In November 2002, the FASB issued FASB Interpretation No. 45 (FIN
45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 clarifies the requirements of SFAS 5, Accounting for Contingencies, relating to guarantees. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or equity security of the guaranteed party. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of this interpretation, including, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, subordinated interests in an SPE, and guarantees of a company's own future performance. Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under SFAS 133, a parent's guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance not price. The disclosure requirements of FIN 45 are effective for Citizens as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. Significant guarantees that have been entered into by Citizens are disclosed in
Note 17. Citizens does not expect the requirements of FIN 45 to have a material impact on results of operations, financial position, or liquidity.

ACCOUNTING FOR STOCK-BASED COMPENSATION: In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which provides guidance on how to transition from the intrinsic value method of accounting for stock-based employee compensation under APB 25 to SFAS 123's fair value method of accounting, if a company so elects. Citizens has elected to continue its current practice of accounting for stock based employee compensation in accordance with APB Opinion 25 and SFAS 123. Therefore, the adoption of this interpretation will have no impact on Citizens' financial position, results of operations or cash flows.

ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS: In October 2002, the FASB issued SFAS 147, Acquisitions of Certain Financial Institutions, which provides guidance on the accounting for the acquisition of a financial institution and supersedes the specialized accounting guidance provided in SFAS 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS 147 became effective upon issuance and requires companies to cease amortization of unidentified intangible assets associated with certain branch acquisitions and reclassify these assets to goodwill. SFAS 147 also modifies SFAS 144 to include in its scope long-term customer-relationship intangible assets and thus subject those intangible assets to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions required for other long-lived assets.

While SFAS 147 may affect how future business combinations, if undertaken, are accounted for and disclosed in the financial statements, the issuance of the new guidance had no effect on results of operations, financial position, or liquidity because Citizens does not have any assets subject to the specialized accounting guidance provided in SFAS 72 or SFAS 147.

ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES: SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in July 2002 and becomes effective for Citizens beginning January 1, 2003. This statement requires a cost associated with an exit or disposal activity, such as the sale or termination of a line of business, the closure of business activities in a particular location, or a change in management structure, to be recorded as a liability at fair value when it becomes probable the cost will be incurred and no future economic benefit will be gained by the company for such cost. Applicable costs include employee termination benefits, contract termination costs, and costs to consolidate facilities or relocate employees. SFAS 146 supersedes EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity, which in some cases required certain costs to be recognized before a liability was actually incurred. The adoption of this standard is not expected to have a material impact on results of operations, financial position, or liquidity.

RESCISSION OF FASB STATEMENTS NO. 4, 44, AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS (SFAS 145): In April 2002, the FASB issued SFAS 145, which updates, clarifies, and simplifies certain existing accounting pronouncements beginning at various dates in 2002 and 2003. The statement rescinds SFAS 4 and SFAS 64, which required net gains or losses from the extinguishment of debt to be classified as an extraordinary item in the income statement. These gains and losses will now be classified as extraordinary only if they meet the criteria for such classification as outlined in APB Opinion 30, which allows for extraordinary treatment if the item is material and both unusual and infrequent in nature. The statement also rescinds SFAS 44 related to the accounting for intangible assets for motor carriers and amends SFAS 13 to require certain lease modifications that have economic effects similar to sale-leaseback transactions to be accounted for as such. The changes required by SFAS 145 are not expected to have a material impact on results of operations, financial position, or liquidity.

ACCOUNTING FOR LONG-LIVED ASSETS: SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in October 2001 and addresses how and when to measure impairment on long-lived assets and how to account for long-lived assets that an entity plans to dispose of either through sale, abandonment, exchange, or distribution to owners. The statement's provisions supersede SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, which addressed asset impairment, and certain provisions of APB Opinion 30 related to reporting the effects of the disposal of a business segment and requires expected future operating losses from discontinued operations to be recorded in the period in which the losses are incurred rather than the measurement date. Under SFAS 144, more dispositions may qualify for discontinued operations treatment in the income statement. The provisions of SFAS 144 became effective for Citizens on January 1, 2002, and did not have a material impact on results of operations, financial position, or liquidity.

ASSET RETIREMENT OBLIGATIONS: In August 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143 requires an entity to record a liability for an obligation associated with the retirement of an asset at the time the liability is incurred by capitalizing the cost as part of the carrying value of the related asset and depreciating it over the remaining useful life of that asset. The standard is effective for Citizens beginning January 1, 2003, and its adoption is not expected to have a material impact on results of operations, financial position, or liquidity.

GOODWILL AND OTHER INTANGIBLE ASSETS: On January 1, 2002, Citizens adopted SFAS 142, Goodwill and Other Intangible Assets, which addresses the accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, Intangible Assets. Notes 1 and 7 provide further detail on the accounting for goodwill and intangible assets under the standard and the impact of the adoption on the financial statements. The standard's adoption had no impact on liquidity but reduced goodwill amortization by $7.2 million ($5.5 million after tax) in 2002 from the prior year.

NOTE 3. ACQUISITIONS AND DIVESTITURE

In November 2001, Citizens sold F&M Bank-Minnesota with assets of $27 million. The bank was Citizens' sole location in Minnesota.

On May 12, 2000, Citizens purchased three Jackson, Michigan offices of Great Lakes National Bank. The purchase added approximately $31 million in deposits, for which Citizens paid a premium of $3.9 million. On October 8, 1999, Citizens acquired seventeen offices of Bank One located in the northern section of Michigan's Lower Peninsula. This purchase added approximately $88 million in loans and $442 million in deposits, for which Citizens paid a premium of $36.1 million or 10.13% of certain core deposits. These transactions were accounted for as purchases; accordingly, the financial statements include their results of operations only since the acquisition dates.


NOTE 4. BUSINESS RESTRUCTURING, MERGER AND OTHER CHARGES

In the third quarter of 2002, Citizens recorded a charge of $13.8 million ($9.0 million after-tax) for restructuring, impairment and other costs associated with reorganization of Citizens' consumer, business and wealth management lines of business. The charge was recorded as a separate component of noninterest expense, the "special charge."

The reorganization was the result of a detailed review of Citizens' consumer banking, business banking and wealth management areas by banking industry consultants and key members of management during the second and third quarters of this year. This review revealed opportunities for process change, staff reassignment, reporting structure changes, branch closures, expense reduction and business growth. As a result of the reorganization, we displaced 157 employees. In the fourth quarter of 2002, 128 of these employees were released of whom seventeen were subsequently rehired for other available positions. The remaining employees will be released during the first half of 2003. Displaced employees are offered severance packages and outplacement assistance. Twelve banking offices were closed in the fourth quarter of 2002 and six additional offices were identified for closure during the first half of 2003. The following provides details on the special charge recorded and presents the activity in the related liability during 2002.

---------------------------------------------------------------------------------------------------------------
                                                   Beginning                                        Reserve
                                                   Reserve/                                         Balance
                                                    Special          Cash          Noncash        December 31,
(in thousands)                                      Charge         Payments       Charges(1)          2002
--------------------------------------------------------------------------------  -----------------------------

Employee benefits and severance                    $   8,072       $   3,433       $     358       $   4,281
Professional fees                                      2,369           1,899              62             408
Facilities and lease impairment                        2,358              77           1,959             322
Contract termination fees and write-off of
     obsolete equipment, software and supplies         1,008             725             101             182
                                                   ---------       ---------       ---------       ---------
     Total                                         $  13,807       $   6,134       $   2,480       $   5,193
                                                   =========       =========       =========       =========

---------------------------------------------------------------------------------------------------------------
  (1)Includes a reserve accrual reversal of $404,600 primarily for employee benefits and severance, and professional fees





During 2000, conversion and integration efforts resulting from our merger, in November 1999, with F&M Bancorporation, Inc. (F&M) were completed. Net costs of $12.3 million ($7.4 million after-tax) incurred to complete these efforts (including system conversions, business unit integration, branch closures and other items) were recorded in noninterest expense as a special charge. The net costs included reversals of prior year business restructuring reserves of $6.2 million, pre-tax, due to successful settlement of a contract with a former vendor of F&M and favorable experience in employee separations.

In the fourth quarter of 2000, Citizens recorded an additional pre-tax charge of $3.2 million ($2.1 million after-tax) for restructuring costs of $2.0 million and asset impairment and other charges of $1.2 million associated with new corporate and organizational re-engineering initiatives. The restructuring plans included reorganization of Citizens' trust and investment management business into one nationally chartered trust bank, streamlining of the Company's community bank organizational structure, consolidation of its direct and indirect lending operations, and exiting of certain unprofitable indirect lending dealer relationships. These initiatives were also completed by year-end 2001.

At year-end 2001, our special charge reserves from the 1999 merger as well as the fourth quarter 2000 initiatives were fully utilized. Total deductions to the special charge reserve were $3.3 million in 2001 and $16.0 million in 2000. Included in these deductions were cash payments of $3.3 million and $9.7 million in 2001 and 2000, respectively.

The components of the special charge recorded in noninterest expense in 2000 are as follows:

           ------------------------------------------------------------------------------------------
           (in thousands)                                                                      2000
           ------------------------------------------------------------------------------------------
           MERGER, RESTRUCTURING & OTHER COSTS RELATED TO
             1999 ACQUISITION & STRATEGIC INITIATIVES APPROVED IN 1999
           Employee salaries, benefits and severance                                        $  2,098
           Contract termination and other conversion costs                                     9,981
           Professional fees                                                                     477
           Other merger integration costs                                                      3,838
           Asset impairment and other writeoffs:
             Facilities and equipment                                                          1,207
             Other writeoffs                                                                     982
           Changes in 1999 reserve estimates:
             Contract settlement less than amount accrued                                     (3,900)
             Changes in benefits and severance estimates                                      (2,324)
                                                                                            --------
                   Subtotal                                                                   12,359
           ADDITIONAL RESTRUCTURING & OTHER COSTS FOR
             STRATEGIC INITIATIVES APPROVED IN 2000
           Employee benefits and severance                                                     1,962
           Software & equipment writeoffs                                                        654
           Professional fees                                                                     463
           Other                                                                                 103
                                                                                            --------
                   Subtotal                                                                    3,182
                                                                                            --------
                   Total                                                                    $ 15,541
                                                                                            ========
           ------------------------------------------------------------------------------------------



NOTE 5. INVESTMENT SECURITIES

The amortized cost, estimated fair value and gross unrealized gains and losses of investment securities follow:

------------------------------------------------------------------------------------------------------------------------------------
                                         DECEMBER 31, 2002                                  December 31, 2001
                              -------------------------------------------------- ---------------------------------------------------


                                             ESTIMATED       GROSS UNREALIZED                   Estimated        Gross Unrealized
                                AMORTIZED      FAIR      -----------------------   Amortized       Fair       ----------------------
(in thousands)                     COST        VALUE       GAINS         LOSSES       Cost         Value        Gains       Losses
------------------------------------------------------------------------------------------------------------------------------------

AVAILABLE FOR SALE:
U.S. Treasury                  $    5,978   $    6,135   $      157   $      ---   $    7,949   $    8,163   $      214   $      ---
Federal agencies:
  Mortgage-backed                 762,733      787,821       25,281          193      551,377      565,393       14,714          698
  Other                           135,436      148,687       13,251          ---      157,921      166,236        8,316            1
State and municipal               417,549      444,951       27,670          268      432,425      443,956       13,378        1,847
Mortgage and asset-backed           6,228        6,452          236           12       10,448       10,558          170           60
Other                              63,165       63,235           70          ---       65,110       65,200           90          ---
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total available for sale       $1,391,089   $1,457,281   $   66,665   $      473   $1,225,230   $1,259,506   $   36,882   $    2,606
                               ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========
------------------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of debt securities by contractual maturity at December 31, 2002 are shown below.

-------------------------------------------------------------------------------------------------------------
                                                                                                   Estimated
                                                                                  Amortized           Fair
 (in thousands)                                                                     Cost             Value
-------------------------------------------------------------------------------------------------------------

Due within one year                                                            $     44,505     $     39,849
One to five years                                                                   170,851          190,069
Five to ten years                                                                   204,789          222,290
After ten years                                                                     139,168          147,917
                                                                               ------------     ------------
                                                                                    559,313          600,125
Equity securities                                                                    62,816           62,883
Mortgage and asset-backed securities                                                768,960          794,273
                                                                               ------------     ------------
  Total                                                                        $  1,391,089     $  1,457,281
                                                                               ============     ============
-------------------------------------------------------------------------------------------------------------


Sales of investment securities resulted in realized gains and losses as follows:

-------------------------------------------------------------------------------------------------------
                                                                     Year Ended December 31,
(in thousands)                                                2002            2001            2000
-------------------------------------------------------------------------------------------------------
Securities gains                                              $  2,527        $  6,202        $     67
Securities losses                                                  (91)             (7)            (67)
                                                              --------        --------        --------
  Net gain                                                    $  2,436        $  6,195        $    ---
                                                              ========        ========        ========
-------------------------------------------------------------------------------------------------------


Securities with amortized cost of $775.2 million at December 31, 2002, and $799.3 million at December 31, 2001, were pledged to secure public deposits, repurchase agreements, and other liabilities. Except for obligations of the U.S. Government and its agencies, no holdings of securities of any single issuer exceeded 10% of consolidated shareholders' equity at December 31, 2002 or 2001.


NOTE 6. LOANS AND NONPERFORMING ASSETS

Citizens extends credit primarily within the Midwestern states of Michigan, Wisconsin, Illinois and Iowa. In Michigan the primary market includes most parts of the Lower Peninsula. In Wisconsin the primary market area is the Fox Valley region extending from Green Bay to Appleton to Oshkosh as well as northeastern and southwestern Wisconsin. Other primary market areas are central Iowa and the western suburban market of Chicago, Illinois. Citizens seeks to limit its credit risk by establishing guidelines to review its aggregate outstanding commitments and loans to particular borrowers, industries and geographic areas. Collateral is secured based on the nature of the credit and management's credit assessment of the customer.

Citizens' loan portfolio is widely diversified by borrowers with no concentration within a single industry that exceeds 10% of total loans. Citizens does not have any loans to foreign debtors and generally does not purchase nationally syndicated loans or participate in highly leveraged transactions. Approximately one-half of Citizens' commercial real estate loans consist of mortgages on owner-occupied properties. Those borrowers are involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market.

A summary of nonperforming assets follows:

-----------------------------------------------------------------------------------------------------------
                                                                                     December 31,
(in thousands)                                                                 2002               2001
-----------------------------------------------------------------------------------------------------------
Nonperforming loans:
  Nonaccrual                                                                  $ 86,717           $ 68,793
  Loans 90 days past due (still accruing)                                          860              4,168
  Restructured                                                                     ---                337
                                                                              --------           --------
    Total nonperforming loans                                                   87,577             73,298
Other real estate                                                                6,599              4,463
Other assets acquired by repossession                                            1,495              1,484
                                                                              --------           --------
    Total nonperforming assets                                                $ 95,671           $ 79,245
                                                                              ========           ========
-----------------------------------------------------------------------------------------------------------


The effect of nonperforming loans on interest income follows:

-------------------------------------------------------------------------------------------------
                                                                 Year Ended December 31,
(in thousands)                                              2002           2001          2000
-------------------------------------------------------------------------------------------------
Interest income:
  At original contract rates                               $  7,721       $  6,392      $  4,953
  As actually recognized                                      4,685          3,344         3,045
                                                           --------       --------      --------
Interest foregone                                          $  3,036       $  3,048      $  1,908
                                                           ========       ========      ========
-------------------------------------------------------------------------------------------------


There are no significant commitments outstanding to lend additional funds to clients whose loans were classified as nonaccrual or restructured at December 31, 2002.

A summary of impaired loans and their effect on interest income follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                               Valuation Reserve
                                                                                          ----------------------------
(in thousands)                                                2002            2001             2002             2001
----------------------------------------------------------------------------------------------------------------------
Balances - December 31
  Impaired loans with valuation reserve                   $  41,240        $  39,795        $  13,338        $  10,373
  Impaired loans with no valuation reserve                   35,272           22,256              ---              ---
                                                          ---------        ---------        ---------        ---------
     Total impaired loans                                 $  76,512        $  62,051        $  13,338        $  10,373
                                                          =========        =========        =========        =========

  Impaired loans on nonaccrual basis                      $  70,345        $  43,549        $   8,690        $   5,838
  Impaired loans on accrual basis                             6,167           18,502            4,648            4,535
                                                          ---------        ---------        ---------        ---------
     Total impaired loans                                 $  76,512        $  62,051        $  13,338        $  10,373
                                                          =========        =========        =========        =========

Average balance for the year                              $  80,487        $  77,995
Interest income recognized for the year                       1,376            3,273
Cash collected applied to outstanding principal               4,415            3,118
----------------------------------------------------------------------------------------------------------------------


Certain directors and executive officers of Citizens and its significant subsidiaries, including their families and entities in which they have 10% or more ownership, were clients of the banking subsidiaries. Total loans to these clients aggregated $3.4 million and $13.2 million at December 31, 2002 and 2001, respectively. During 2002, new loans of $0.6 million were made and repayments totaled $10.4 million. Substantially all such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unrelated parties and did not involve more than normal risk of collectibility.

The consolidated financial statements do not include loans serviced for others, which totaled $159.8 million and $257.9 million at December 31, 2002 and 2001, respectively. The carrying value of mortgage servicing rights approximates fair value at December 31, 2002 and 2001.

Changes in originated mortgage servicing rights for the years ended December 31 were as follows:

    ---------------------------------------------------------------------------
       (in thousands)                                         2002         2001
    ---------------------------------------------------------------------------
       Balance - January 1                                 $ 1,733      $ 2,680
         Mortgage servicing rights capitalized                --           --
         Amortization                                       (1,051)        (947)
         Impairment loss                                      (250)        --
                                                           -------      -------
       Balance - December 31                               $   432      $ 1,733
                                                           =======      =======
    ---------------------------------------------------------------------------


The valuation reserve for impairment of mortgage servicing rights was $510 million and $260 million at December 31, 2002 and 2001, respectively.


NOTE 7. GOODWILL AND OTHER INTANGIBLE ASSETS

On January 1, 2002 Citizens adopted SFAS 142 which changed the accounting for intangible assets. Upon adoption, Citizens ceased amortizing its goodwill, which decreased noninterest expense and increased net income in 2002 as compared to 2001 and 2000. The following table shows the pro forma effects of applying SFAS 142 to the 2001 and 2000 periods.

-------------------------------------------------------------------------------------------------------------------
                                                     2002                     2001                    2000
                                           ----------------------  -----------------------  -----------------------
(in thousands, except                         Net      Earnings        Net      Earnings       Net      Earnings
per share amounts)                          Income    Per Share      Income     Per Share     Income    Per Share
-------------------------------------------------------------------------------------------------------------------
Diluted earnings per
   common share computation:
Net income/diluted EPS as reported          $ 25,038     $ 0.56      $ 104,657    $ 2.25      $ 90,660    $ 1.91
Add back: Goodwill amortization,
   net of tax effect                             ---        ---          5,545      0.12         5,482      0.12
                                            --------     ------      ---------    ------      --------    ------
Adjusted net income/diluted EPS             $ 25,038     $ 0.56      $ 110,202    $ 2.37      $ 96,142    $ 2.03
                                            ========     ======      =========    ======      ========    ======
-------------------------------------------------------------------------------------------------------------------


SFAS 142 requires that goodwill be tested for impairment at adoption and at least annually thereafter. Citizens completed it's transitional impairment testing in June 2002 and no impairment under SFAS 142 was identified. A summary of goodwill allocated to Citizens' lines of business as of December 31, 2002 follows.

    -----------------------------------------------------------------------------------------------
                                                                                     December 31,
     (in thousands)                                                                     2002
    -----------------------------------------------------------------------------------------------
     Business Banking                                                                   $ 23,982
     Consumer Banking                                                                     29,002
     Wealth Management                                                                     1,801
     Other                                                                                   ---
                                                                                        --------
       Total Goodwill                                                                   $ 54,785
                                                                                        ========
    -----------------------------------------------------------------------------------------------

No changes in the carrying amount of goodwill were recorded during 2002. Citizens' other intangible assets are shown in the table below.

   ---------------------------------------------------------------------------------------------------
                                                                                 December 31,
   (in thousands)                                                           2002            2001
   ---------------------------------------------------------------------------------------------------
   Core deposit intangibles                                                 $ 28,989        $ 28,989
   Accumulated amortization                                                    9,160           6,261
                                                                            --------        --------
   Net core deposit intangibles                                               19,829          22,728
   Minimum pension liability                                                      33           3,304
                                                                            --------        --------
      Total other intangibles                                               $ 19,862        $ 26,032
                                                                            ========        ========
   ---------------------------------------------------------------------------------------------------


The estimated annual amortization expense for core deposit intangibles for each of the next five years is $2.9 million. As part of adopting SFAS 142, Citizens has had no material reclassifications or adjustments to the useful lives of finite-lived (core deposit) intangible assets.


NOTE 8. ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses follows:


   ----------------------------------------------------------------------------------------------------------------
   (in thousands)                                                        2002             2001            2000
   ----------------------------------------------------------------------------------------------------------------
   Balance - January 1                                                   $  80,299        $ 80,070        $ 76,397
     Allowance of sold banks and branches                                      ---            (240)            ---
     Provision for loan losses                                             120,200          26,407          20,983
     Charge-offs                                                          (101,704)        (32,732)        (25,448)
     Recoveries                                                             10,672           6,794           8,138
                                                                         ---------        --------        --------
      Net charge-offs                                                      (91,032)        (25,938)        (17,310)
                                                                         ---------        --------        --------
   Balance - December 31                                                 $ 109,467        $ 80,299        $ 80,070
                                                                         =========        ========        ========
   ----------------------------------------------------------------------------------------------------------------


NOTE 9. PREMISES AND EQUIPMENT

A summary of premises and equipment follows:


   ----------------------------------------------------------------------------------------------------
                                                                                 December 31,
   (in thousands)                                                            2002            2001
   ----------------------------------------------------------------------------------------------------
   Land                                                                    $  21,115        $  21,806
   Buildings                                                                 145,511          146,775
   Leasehold improvements                                                      5,544            5,750
   Furniture and equipment                                                   124,450          124,939
                                                                           ---------        ---------
                                                                             296,620          299,270
   Accumulated depreciation and amortization                                (178,916)        (170,465)
                                                                           ---------        ---------
   Total                                                                   $ 117,704        $ 128,805
                                                                           =========        =========
   ----------------------------------------------------------------------------------------------------


Certain branch facilities and equipment are leased under various operating leases. Total rental expense, including expenses related to these operating leases, was $4.5 million in 2002, $4.8 million in 2001 and $4.8 million in 2000. Future minimum rental commitments under non-cancelable operating leases are as follows at December 31, 2002: $3.6 million in 2003, $1.8 million in 2004, $1.3 million in 2005, $0.8 million in 2006, $0.4 million in 2007, and $1.9 million after 2007.

NOTE 10. DEPOSITS

A summary of deposits follows:


   ---------------------------------------------------------------------------------------------------
                                                                                 December 31,
   (in thousands)                                                       2002               2001
   ---------------------------------------------------------------------------------------------------
   Noninterest-bearing demand                                           $  900,674        $   903,900
   Interest-bearing demand                                               1,307,524            995,191
   Savings                                                               1,358,042          1,411,429
   Time deposits over $100,000                                             677,628            818,375
   Other time deposits                                                   1,693,045          1,836,231
                                                                        ----------        -----------
      Total                                                             $5,936,913        $ 5,965,126
                                                                        ==========        ===========
   ---------------------------------------------------------------------------------------------------



Excluded from total deposits are demand deposit account overdrafts, which have been reclassified as loans. At December 31, 2002 and 2001, these overdrafts totaled $5.4 million and $5.6 million, respectively. Time deposits with remaining maturities of one year or more are $840.1 million at December 31, 2002. The maturities of these time deposits are as follows: $561.9 million in 2004, $187.4 million in 2005, $70.3 million in 2006, $12.4 million in 2007 and
$8.1 million after 2007.


NOTE 11. SHORT-TERM BORROWINGS

Short-term borrowings consist of federal funds purchased and securities sold under agreements to repurchase, Federal Home Loan Bank (FHLB) borrowings, other bank borrowings, and demand notes to the U.S. Treasury. Federal funds purchased are overnight borrowings from other financial institutions. Securities sold under agreements to repurchase are secured transactions done principally with clients and generally mature within thirty days.

Information relating to federal funds purchased and securities sold under agreements to repurchase follows:

   ---------------------------------------------------------------------------------------------------------------
   (in thousands)                                                         2002           2001           2000
   ---------------------------------------------------------------------------------------------------------------
   At December 31:
     Balance                                                           $ 223,289      $ 233,077      $ 394,466
     Weighted average interest rate paid                                    1.29%          1.81%          6.35%
   During the year:
     Maximum outstanding at any month-end                              $ 281,676      $ 354,612      $ 540,652
     Daily average                                                       195,983        242,945        305,402
     Weighted average interest rate paid                                    1.51%          4.32%          6.18%

   ---------------------------------------------------------------------------------------------------------------

Citizens did not have any significant short-term borrowings with the FHLB in 2002. In 2001 and 2000 a significant amount of short-term borrowings consisted of FHLB advances and lines of credit to Citizens' subsidiary banks. Information relating to short-term FHLB borrowings in 2001 and 2000 follows:

   ---------------------------------------------------------------------------------------------------------------
   (in thousands)                                                                   2001           2000
   ---------------------------------------------------------------------------------------------------------------
   At December 31:
     Balance                                                                          $     ---      $ 450,074
     Weighted average interest rate paid                                                    ---           6.54%
   During the year:
     Maximum outstanding at any month-end                                             $ 425,200      $ 622,874
     Daily average                                                                      222,310        581,467
     Weighted average interest rate paid                                                   6.25%          6.47%

   ---------------------------------------------------------------------------------------------------------------

Citizens' parent company maintains a short-term line of credit with three unaffiliated banks totaling $75 million. The interest rate on the outstanding balance of $30 million, at December 31, 2002, reprices daily and is based upon the federal funds rate plus 75 basis points. Interest is payable monthly and the line of credit matures in August 2003. The parent company services the debt's principal and interest payments with dividends from the subsidiary banks. The agreement also requires Citizens to maintain certain financial covenants. Citizens is in full compliance with all debt covenants as of December 31, 2002.

On January 27, 2003, Citizens issued $125 million of 5.75% subordinated notes due in 2013. This new long-term funding allowed us to reduce the amount outstanding under the short-term credit facility to zero.


NOTE 12. LONG-TERM DEBT

A summary of long-term debt follows:

   -----------------------------------------------------------------------------------------

                                                                   December 31,
   (in thousands)                                                2002              2001
   -----------------------------------------------------------------------------------------
   CITIZENS SUBSIDIARIES:
      FHLB Notes                                                $ 599,139        $ 628,818
      Other                                                           174              281
                                                                ---------        ---------
   Total long-term debt                                         $ 599,313        $ 629,099
                                                                =========        =========
   -----------------------------------------------------------------------------------------


Long-term advances from the FHLB are at fixed and variable rates ranging from 1.34% to 7.10% and have original maturities ranging from two to seventeen years. The majority of the fixed rate FHLB advances are convertible to a floating rate at the option of the Federal Home Loan Bank. Interest is paid monthly. At December 31, 2002 and 2001, qualifying mortgage loans of $699 million and $899 million, respectively, as well as FHLB stock collateralized long-term advances from the FHLB.

Maturities of long-term debt during the next five years follow:


   -----------------------------------------------------------------------------

   (in thousands)
   -----------------------------------------------------------------------------
      2003                                                            $  26,282
      2004                                                               51,019
      2005                                                              190,856
      2006                                                                1,076
      2007                                                               25,938
      Over 5 Years                                                      304,142
                                                                      ---------
          Total                                                       $ 599,313
                                                                      =========
   -----------------------------------------------------------------------------



NOTE 13. EMPLOYEE BENEFIT PLANS

PENSION AND POSTRETIREMENT BENEFITS: Citizens maintains cash balance defined benefit pension plans covering the majority of its employees, and postretirement benefit plans for retirees that include health care benefits and life insurance coverage. Pension retirement benefits are based on the employee's length of service and salary levels. Actuarially determined pension costs are charged to current operations. It is Citizens' policy to fund pension costs in an amount sufficient to meet or exceed the minimum funding requirements of applicable laws and regulations, plus such additional amounts as Citizens deems appropriate up to that allowable by federal tax regulations.

Citizens also maintains nonqualified supplemental benefit plans for certain key employees. These plans are provided for by charges to earnings sufficient to meet the projected benefit obligation. The defined pension benefits provided under these plans are unfunded and any payments to plan participants are made by Citizens. As part of the third quarter 2002 restructuring initiatives, Citizens recognized a curtailment related to the termination of certain officers employment earlier than expected. The curtailment caused a charge of $891,870 for accelerated recognition of their prior service cost bases.

Effective January 1, 2002 the defined benefit plan for Citizens' Michigan and Illinois employees (CBC Plan) was amended to provide for a new cash balance pension benefit. This amendment increased the projected benefit obligation of the CBC Plan at December 31, 2001 by $1.1 million. Full-time employees that retire within the next five years with at least 10 years of service under the CBC Plan may elect to receive a benefit under the old formula, which is, in part, based on the employees' final five-year average base pay. The defined benefit plan established for Citizens' F&M employees in 2000 also provides for a cash balance pension benefit.

Citizens' postretirement benefit plan, as amended, is available to full-time employees who retire at normal retirement age, were age 50 prior to January 1, 1993 and have at least 15 years of credited service under Citizens' defined benefit pension plan. The medical portion of the plan is contributory to the participants. The life insurance coverage is noncontributory and provided on a reducing basis for 5 years. Those retired prior to January 1, 1993 receive benefits provided by the plan prior to its amendment. That plan included dental care, had some retiree contribution requirements, and had less restrictive eligibility requirements.

The components of net periodic benefit cost charged to operations each year for all plans follow:

   --------------------------------------------------------------------------------------------------------------
                                                                              Year Ended December 31,
   (in thousands)                                                         2002         2001          2000
   --------------------------------------------------------------------------------------------------------------
   DEFINED BENEFIT PENSION PLANS
   Service cost                                                         $ 3,893       $ 2,988       $ 2,922
   Interest cost                                                          5,095         4,878         4,420
   Expected return on plan assets                                        (6,837)       (6,873)       (6,568)
   Curtailment loss                                                         892
   Amortization of unrecognized:
      Net transition asset                                                  (18)         (123)         (218)
      Prior service cost                                                    728           626           180
      Net actuarial gain (loss)                                               6          (586)         (808)
                                                                        -------       -------       -------
        Net pension cost (income)                                         3,759           910           (72)
                                                                        -------       -------       -------
   POSTRETIREMENT BENEFIT PLANS
   Service cost                                                               8            12            12
   Interest cost                                                          1,249         1,148         1,094
   Amortization of unrecognized:
      Prior service cost                                                     (4)           (5)         (385)
      Net actuarial loss                                                    120          --            --
                                                                        -------       -------       -------
        Net postretirement benefit cost                                   1,373         1,155           721
                                                                        -------       -------       -------
   DEFINED CONTRIBUTION RETIREMENT AND 401(K) PLANS
   Employer contributions                                                 3,271         2,850         3,584
                                                                        -------       -------       -------
        Total periodic benefit cost                                     $ 8,403       $ 4,915       $ 4,233
                                                                        =======       =======       =======

   --------------------------------------------------------------------------------------------------------------

The following information summarizes activity in Citizens' pension and postretirement benefit plans.

   -----------------------------------------------------------------------------------------------------------
                                                           Pension                      Postretirement
                                                           Benefits                       Benefits
                                                   -------------------------      ---------------------------
   (in thousands)                                       2002          2001           2002           2001
   -----------------------------------------------------------------------------------------------------------
   CHANGE IN BENEFIT OBLIGATION
   Benefit obligation, beginning of year             $ 73,530       $ 63,825       $ 15,714       $ 15,613
   Service cost                                         3,893          2,988              8             12
   Interest cost                                        5,095          4,878          1,249          1,148
   Participant contribution                              --             --              779            304
   Actuarial (gains) losses                             4,698          3,916          2,702            160
   Plan amendments                                       --            1,123           --             --
   Benefits paid                                       (5,788)        (3,200)        (1,950)        (1,523)
                                                     --------       --------       --------       --------
   Benefit obligation, end of year                   $ 81,428       $ 73,530       $ 18,502       $ 15,714
                                                     ========       ========      =========      =========
   CHANGE IN PLAN ASSETS
   Fair value of plan assets, beginning of year      $ 63,127       $ 69,036       $   --         $   --
   Actual return on plan assets                        (6,951)        (3,813)          --             --
   Employer contribution                               24,780          1,439          1,171          1,219
   Participant contribution                              --             --              779            304
   Expenses paid                                         (241)          (335)          --             --
   Benefits paid                                       (5,788)        (3,200)        (1,950)        (1,523)
                                                     --------       --------       --------       --------
   Fair value of plan assets, end of year            $ 74,927       $ 63,127       $   --         $   --
                                                     ========       ========      =========      =========
   RECONCILIATION OF FUNDED STATUS
   (Under)/Over funded                               $ (6,501)      $(10,403)      $(18,502)      $(15,714)
   Unrecognized:
      Net transition asset - 16 yr amortization           (24)           (42)          --             --
      Prior service cost (benefit)                      1,785          3,404            (33)           (37)
      Net actuarial (gain) loss                        22,724          4,001          3,510            930
   Adjustment to recognize minimum liability             --           (5,961)          --             --
                                                     --------       --------       --------       --------
   Net amount recognized in the
      consolidated balance sheets                    $ 17,984       $ (9,001)      $(15,025)      $(14,821)
                                                     ========       ========      =========      =========
   -----------------------------------------------------------------------------------------------------------



The assumptions used in determining the actuarial present value of the benefit obligations and the net periodic pension expense follow:


   --------------------------------------------------------------------------------------------------------
                                                                       Pension              Postretirement
                                                                       Benefits                Benefits
                                                               ------------------------   ------------------
                                                                    2002        2001         2002     2001
   --------------------------------------------------------------------------------------------------------
   WEIGHTED-AVERAGE ASSUMPTIONS - DECEMBER 31
   Discount rate                                                    6.50%       7.25%        6.50%    7.25%
   Expected return on plan assets                                   9.25        9.75          ---      ---

   Rate of compensation increase:                                                             ---      ---

     Cash balance defined benefit plans                               (1)         (1)

     Nonqualified supplemental benefit plans                        5.00%    5.0-5.5%

   --------------------------------------------------------------------------------------------------------


(1) Scaled by age of plan participant - 9.0% at age 24 or under declining to 4.0% at age 50 or older.


Pension plan assets consisted primarily of mutual and money market funds, and listed bonds and equity securities, including $517,000 and $686,000 of Citizens common stock at December 31, 2002 and 2001, respectively.

Except for the F&M cash balance plan in 2002, accumulated plan benefits exceeded plan assets for all plans in both 2002 and 2001. The projected benefit obligation, accumulated benefit obligation and plan assets for the F&M plan at December 31, 2002 was $9.1, $9.0 million and $9.3 million, respectively.

Prior service pension costs are amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plans. For postretirement health care benefit plans, Citizens assumed a constant 5% annual health care cost trend rate in 2002 and for all future years. This assumption can have a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects:


   ------------------------------------------------------------------------------------------------------
                                                                    One Percentage        One Percentage
   (in thousands)                                                   Point Increase        Point Decrease
   ------------------------------------------------------------------------------------------------------
   Effect on total of service and interest cost components            $   107                 $   (95)
   Effect on the postretirement benefit obligation                      1,486                  (1,312)

   ------------------------------------------------------------------------------------------------------


DEFINED CONTRIBUTION SAVINGS AND RETIREMENT PLANS: Substantially all employees are eligible to contribute a portion of their pre-tax salary to a defined contribution 401(k) savings plan. Under the plan, employee contributions are partially matched by Citizens. The employer matching contribution is 75 percent of the first 6% (100 percent of the first 3% plus 50 percent of the next 3%) of each eligible employee's qualifying salary contributed to the plan. In addition, one third of these matching contributions are used to fund a postretirement medical savings account established within the plan for each contributing employee. Plan assets from a defined contribution 401(k) savings plan and an Employee Stock Ownership Plan maintained by F&M and one of its subsidiaries prior to the 1999 merger were transferred into Citizens' plan during 2000. Employer matching contributions for the F&M 401(k) savings plan were based on the company's return on equity and incorporated a discretionary profit-sharing contribution.


NOTE 14. INCOME TAXES

Significant components of income taxes are as follows:

   ---------------------------------------------------------------------------------------------------------
                                                                             Year Ended December 31,
   (in thousands)                                                      2002          2001          2000
   ---------------------------------------------------------------------------------------------------------
   Current tax expense:
    Federal                                                          $ 3,676     $  42,926      $ 31,773
    State                                                                371           568           455
                                                                     -------     ---------      --------
   Total current tax expense                                           4,047        43,494        32,228
   Deferred tax expense (credit)                                      (5,110)         (279)        3,585
                                                                     -------     ---------      --------
   Total income tax expense                                          $(1,063)    $  43,215      $ 35,813
                                                                     ========    =========      ========
   ---------------------------------------------------------------------------------------------------------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Citizens' deferred tax assets and liabilities as of December 31, 2002 and 2001 follow:


   --------------------------------------------------------------------------------------------------------

   (in thousands)                                                                 2002            2001
   --------------------------------------------------------------------------------------------------------
   Deferred tax assets:
    Allowance for loan losses                                                  $  40,629        $ 29,349
    Accrued postemployment benefits other than pensions                            5,359           5,288
    Alternative minimum tax                                                        3,257             ---
    Accrued special charges                                                        1,898             ---
    Other deferred tax assets                                                      6,908           9,366
                                                                               ---------        --------
      Deferred tax assets                                                         58,051          44,003
                                                                               ---------        --------
   Deferred tax liabilities:
    Pension                                                                        8,414             ---
    Acquisition premium on loans                                                   5,156           4,027
    Tax over book depreciation                                                     3,353           4,212
    Net unrealized gains on securities                                            22,963          11,067
    Other deferred tax liabilities                                                 4,203           3,949
                                                                               ---------        --------
      Deferred tax liabilities                                                    44,089          23,255
                                                                               ---------        --------
   Net deferred tax assets                                                     $  13,962        $ 20,748
                                                                               =========        ========
   --------------------------------------------------------------------------------------------------------


A reconciliation of income tax expense to the amount computed by applying the federal statutory rate of 35% to income before income taxes follows:

   --------------------------------------------------------------------------------------------------------------------
                                                                                       Year Ended December 31,
   (in thousands)                                                                  2002          2001          2000
   --------------------------------------------------------------------------------------------------------------------
   Tax at federal statutory rate applied to income before income taxes           $  8,391      $ 51,755      $ 44,266
   Increase (decrease) in taxes resulting from:
     Tax-exempt interest                                                           (8,623)       (8,793)       (8,229)
     Other                                                                           (831)          253          (224)
                                                                                 --------      --------      --------
   Total income tax expense                                                      $ (1,063)     $ 43,215      $ 35,813
                                                                                 ========      ========      ========

   --------------------------------------------------------------------------------------------------------------------

NOTE 15. EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations follows:


   ---------------------------------------------------------------------------------------------------------------
                                                                                 Year Ended December 31,
   (in thousands)                                                           2002           2001          2000
   ---------------------------------------------------------------------------------------------------------------
   NUMERATOR:
     Numerator for basic and dilutive earnings per share --
      net income available to common shareholders                         $  25,038      $ 104,657      $ 90,660
                                                                          =========      =========      ========

   DENOMINATOR:
     Denominator for basic earnings per share --
      weighted average shares                                                44,657         46,085        47,310
     Effect of dilutive securities -- potential conversion
      of employee stock options                                                420             505           233
                                                                          ---------      ---------      --------
     Denominator for diluted earnings per share --
      adjusted weighted-average shares and assumed                           45,077         46,590        47,543
                                                                          =========      =========      ========

   BASIC EARNINGS PER SHARE                                               $    0.56      $    2.27      $   1.92
                                                                          =========      =========      ========

   DILUTED EARNINGS PER SHARE                                             $    0.56      $    2.25      $   1.91
                                                                          =========      =========      ========

   ---------------------------------------------------------------------------------------------------------------


Basic net income per share is calculated by dividing net income by the weighted-average number of shares outstanding for the period. Diluted net income per share takes into consideration the pro forma dilution assuming all in-the-money outstanding stock options were exercised. The average price of Citizens' stock for the period is used to determine the dilutive effect of outstanding stock options. See Note 16 for additional disclosures regarding employee stock options.


NOTE 16. SHAREHOLDERS' EQUITY

RIGHTS AGREEMENT: Citizens is a party to a Rights Agreement, dated May 23, 2000, designed to protect shareholders from unfair takeover offers by encouraging a potential buyer to negotiate with Citizens' board prior to attempting a takeover. Owners of Citizens' common shares have been granted rights under the Rights Agreement to purchase one one-thousandth of a share of Series B Preferred Stock at an exercise price of $65, subject to adjustment. The rights are not exercisable or separately tradable until after a public announcement that a person or group, without board approval, has acquired 15% or more of Citizens' common shares or has commenced a tender offer to do so. If a person or group acquires 15% or more of the common shares, the rights (other than those held by the acquiror, which become void) become exercisable to purchase common shares having a fair value of $130 for $65, or the board may exchange one common share for each outstanding right (other than those held by the acquiror). If the acquiror merges Citizens into another entity, the rights become exercisable for common shares of the surviving entity having a fair value of $130 for $65. The rights are redeemable by the board at any time prior to May 23, 2010 for $.001 per right. The Rights Agreement may be amended by the board without shareholder or right holder approval at any time prior to the acquisition by a person or group of 15% or more of the common shares. The rights will cause substantial dilution to a person or group attempting to acquire Citizens without action by Citizens' board to deactivate the rights.

STOCK REPURCHASE PLANS: Citizens purchased shares under a stock repurchase program initiated October 2001. This program authorizes Citizens to purchase up to 3,000,000 shares for treasury. During the year, 1,746,900 shares were purchased under this plan at an average price of $28.79. As of December 31, 2002, there were 1,065,400 shares available for purchase under the program. The treasury shares have been accorded the accounting treatment as if retired.

STOCK OPTION PLAN: Citizens' Stock Compensation plan, effective January 18, 2002 and approved by shareholders on April 16, 2002, authorizes the granting of incentive and nonqualified stock options, restricted stock, restricted stock units and performance awards to employees and non-employee directors at any time prior to January 18, 2012. Aggregate grants under the plan may not exceed 7,000,000 shares, and grants other than stock options are further limited to

2,000,000 shares. The plan replaces the option plan for key employees that expired January 16, 2002 and the Stock Option Plan for Directors, which was terminated.

Options granted to employees expire ten years from the date of grant. Options granted before the fourth quarter of 2002 are vested five years from the grant date, but may vest sooner based on Citizens' achievement of certain earnings per share targets. For options granted in the fourth quarter of 2002, the vesting is 20% on each of the first five grant date anniversaries. At December 31, 2002, options outstanding under the plan to employees (including those issued under the expired plan) totaled 2,976,729 shares of which 1,186,414 shares are currently vested and exercisable. Canceled or expired options become available for future grants.

Options granted to directors expire five years from the date of grant and are fully vested six months from the grant date. At year-end, options outstanding to directors (including those issued under the terminated plan) totaled 79,500 shares.

OTHER STOCK OPTIONS: On May 18, 2000, Citizens granted stock options to all employees who did not receive grants under the key employee stock option plan. Each full-time employee received 200 shares and each part-time employee received 100 shares. The $16.66 exercise price of the grant was the market price of Citizens' stock on the grant date. The options are exercisable subject to Citizens achieving $2.65 earnings per share on a rolling four-quarter basis or three years, whichever comes first. No shares of this option grant are yet exercisable. The options expire ten years from the date of grant. A total of 550,700 shares were granted of which 341,500 shares were outstanding as of December 31, 2002. In addition, there were also at year-end 36,438 shares of stock options from a previous acquisition of a subsidiary.

Citizens has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options as permitted by Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation." Under APB 25, no compensation expense is recognized by Citizens because the exercise price of the stock options equals the market price of the underlying stock on the date of grant.

Statement 123 requires certain pro forma disclosures regarding net income and earnings per share as if Citizens had accounted for its stock options under the fair value method of that statement. The following table provides these disclosures along with significant assumptions used to estimate the fair value of these options:


   --------------------------------------------------------------------------------------------------------------
                                                                      2002            2001           2000
   --------------------------------------------------------------------------------------------------------------
   Pro forma amounts:
     Net income (in thousands)                                     $ 22,637       $ 102,808       $ 89,020
     Net income per share:
       Basic                                                           0.51            2.23           1.88
       Diluted                                                         0.50            2.21           1.87
   Weighted-average assumptions:
       Dividend yield                                                   3.5%            3.5%           3.5%
       Expected volatility                                             28.0%           28.0%          25.0%
       Risk-free interest rate                                         4.18%           5.02%          6.80%
       Expected lives                                                 5 YRS.          5 yrs.         5 yrs.
   --------------------------------------------------------------------------------------------------------------


The weighted average fair values of stock options granted during 2002, 2001 and 2000 were $6.75, $5.77 and $3.93, respectively.

A summary of stock option transactions under the plans for 2002, 2001 and 2000 follows:



   -------------------------------------------------------------------------------------------------------
                                                      Options                         Option Price
                                          ------------------------------     -----------------------------
                                            Available                        Per Share
                                            for Grant      Outstanding         Range             Average
   -------------------------------------------------------------------------------------------------------
   January 1, 2000                           620,697        2,266,497     $  5.40-36.31        $   23.22
     Authorized                              803,897               --                --               --
     Granted                              (1,224,350)       1,224,350       16.66-16.91            16.67
     Exercised                                    --         (158,544)       5.40-21.83            12.32
     Canceled                                 52,336         (141,299)      16.66-35.63            20.54
                                           ---------        ---------     -------------        ---------
   December 31, 2000                         252,580        3,191,004        8.50-36.31            21.36
     Authorized                              566,858             --                  --               --
     Granted                                (651,200)         651,200       25.42-25.72            25.43
     Exercised                                    --         (591,602)       8.50-28.21            18.07
     Canceled                                117,277         (207,729)      16.66-36.31            20.45
                                           ---------        ---------     -------------        ---------
   December 31, 2001                         285,515        3,042,873       11.75-36.31            22.94
     OLD PLANS EXPIRED OR TERMINATED        (285,515)              --                --               --
     NEW PLAN AUTHORIZED                   7,000,000               --                --               --
     GRANTED                                (901,200)         901,200       25.11-33.41            30.85
     RESTRICTED STOCK GRANTED                (25,000)              --                --               --
     EXERCISED                                    --         (327,629)      11.77-30.50            20.13
     CANCELED                                 24,500         (182,277)      16.66-36.31            23.08
                                           ---------        ---------     -------------        ---------
   December 31, 2002                       6,098,300        3,434,167     $ 11.75-36.31        $   25.28
                                           =========        =========     =============        =========
   -------------------------------------------------------------------------------------------------------


The following table summarizes information on stock options outstanding as of December 31, 2002:



   ------------------------------------------------------------------------------------------------------------------------------
                                         Options Outstanding                                      Options Exercisable
                        ----------------------------------------------------------       ----------------------------------------
                                              Weighted-
                                               Average              Weighted-                                       Weighted-
                                              Remaining              Average                                         Average
          Range            Amount               Life             Exercise Price             Amount                Exercise Price
   ------------------------------------------------------------------------------------------------------------------------------
     $ 11.75 - 19.99     1,115,753             6.3 years            $ 17.03                 405,073                 $ 17.68
       20.00 - 29.99     1,060,677             7.8                    24.89                 396,248                   23.64
       30.00 - 36.31     1,257,737             7.2                    32.91                 501,031                   33.62
                         ---------                                                        ---------
     $ 11.75 - 36.31     3,434,167             7.1                    25.28               1,302,352                   25.63
                         =========                                                        =========
   ------------------------------------------------------------------------------------------------------------------------------

NOTE 17. COMMITMENTS AND CONTINGENT LIABILITIES

The consolidated financial statements do not reflect various loan commitments (unfunded loans and unused lines of credit) and letters of credit originated in the normal course of business. Loan commitments are made to accommodate the financial needs of clients. Generally, new loan commitments do not extend beyond 90 days and unused lines of credit are reviewed at least annually. Letters of credit guarantee future payment of client financial obligations to third parties. They are issued primarily for services provided or to facilitate the shipment of goods, and generally expire within one year. Both arrangements have essentially the same level of credit risk as that associated with extending loans to clients and are subject to Citizens' normal credit policies. Inasmuch as these arrangements generally have fixed expiration dates or other termination clauses, most expire unfunded and do not necessarily represent future liquidity requirements. Collateral is obtained based on management's assessment of the client and may include receivables, inventories, real property and equipment.

Amounts available to clients under loan commitments and letters of credit follow:

------------------------------------------------------------------------------------------------------
                                                                                December 31,
(in thousands)                                                             2002             2001
------------------------------------------------------------------------------------------------------
LOAN COMMITMENTS AND LETTERS OF CREDIT:
Commitments to extend credit                                              $1,739,091      $ 1,683,239
Standby letters of credit                                                     36,396           53,718
Commercial letters of credit                                                 138,679           91,807
------------------------------------------------------------------------------------------------------


Loan commitments outstanding include $71.1 million of credit card commitments and $298.3 million of home equity credit lines in 2002. The same amounts for 2001 were $75.6 million and $263.2 million, respectively.

At December 31, 2002, Citizens also had outstanding mandatory forward commitments to sell $175.5 million of residential mortgage loans which hedged the year end balance of mortgage loans held for sale and our commitments to fund residential mortgage loan applications with agreed upon rates. These outstanding forward commitments to sell mortgage loans are expected to settle in the first quarter of 2003 with no material gain or loss. Citizens' policy to hedge its market rate risk with mandatory forward commitments has been highly effective and has not generated any material gains or losses.

Citizens and its subsidiaries are parties to litigation arising in the ordinary course of business. Management believes that the aggregate liability, if any, resulting from these proceedings would not have a material effect on Citizens' consolidated financial position.


NOTE 18. FAIR VALUES OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS 107, "Disclosure About Fair Value of Financial Instruments". Where quoted market prices are not available, as is the case for a significant portion of Citizens' financial instruments, the fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates presented herein cannot be substantiated by comparison to independent markets and are not necessarily indicative of the amounts Citizens could realize in a current market exchange.

In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, Citizens has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include Citizens' brokerage network, net deferred tax asset, premises and equipment, goodwill and deposit based intangibles. In addition, tax ramifications related to the recognition of unrealized gains and losses such as those within the investment securities portfolio can also have a significant effect on estimated fair values and have not been considered in the estimates. Accordingly, the aggregate fair value amounts do not represent the underlying value of Citizens.

The estimated fair values of Citizens' financial instruments follow:

-----------------------------------------------------------------------------------------------------------------------
                                                                 DECEMBER 31, 2002                December 31, 2001
                                                            ---------------------------      --------------------------
                                                              CARRYING      ESTIMATED         Carrying      Estimated
(in millions)                                                  AMOUNT      FAIR VALUE          Amount      Fair Value
-----------------------------------------------------------------------------------------------------------------------
Financial assets:
    Cash and money market investments                           $  243.2      $  243.2          $  228.8      $  228.8
    Investment securities                                        1,457.3       1,457.3           1,297.7       1,297.7
    Net loans (1)                                                5,483.8       5,671.5           5,842.1       5,965.8
Financial liabilities:
    Deposits                                                     5,936.9       5,983.9           5,965.1       6,008.6
    Short-term borrowings                                          302.4         302.5             314.4         314.6
    Long-term debt                                                 599.3         618.8             629.1         648.0
Off-balance sheet financial instrument liabilities:
    Loan commitments                                                 ---           3.9               ---           3.2
    Standby and commercial letters of credit                         ---           0.9               ---           0.7
-----------------------------------------------------------------------------------------------------------------------

 (1) Includes mortgage loans held for sale


The various methods and assumptions used by Citizens in estimating fair value for its financial instruments are set forth below:

CASH AND MONEY MARKET INVESTMENTS: The carrying amounts reported in the balance sheet for cash and money market investments approximate those assets' fair values because they mature within six months and do not present unanticipated credit concerns.

INVESTMENT SECURITIES: The carrying amounts reported in the balance sheet for investment securities approximate those assets' fair values as all investment securities are classified as available for sale. SFAS 115 requires securities carried in the available for sale category to be carried at fair value -- see
Note 5. The fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS RECEIVABLE: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, and home equity and other consumer. Each loan category is further segmented into fixed and variable-rate interest types and for certain categories by performing and nonperforming. For performing variable-rate loans that reprice frequently (within twelve months) and with no significant change in credit risk, fair values are based on carrying values. Similarly, for credit card loans with no significant credit concerns and average interest rates approximating current market origination rates, the carrying amount is a reasonable estimate of fair value. Fair values of other loans (e.g., fixed-rate commercial, commercial real estate, residential mortgage and consumer loans) are estimated by discounting the future cash flows using interest rates currently being offered by Citizens for loans with similar terms and remaining maturities (new loan rates). Management believes the risk factor embedded in the new loan rates adequately represents the credit risk within the portfolios. Fair values for nonperforming loans are estimated after giving consideration to credit risk and estimated cash flows and discount rates based on available market and specific borrower information. The carrying amount of accrued interest for all loan types approximates its fair value.

DEPOSIT LIABILITIES: Under SFAS 107, the fair value of demand deposits (e.g., interest and noninterest checking, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for certificates of similar remaining maturities.

SHORT-TERM BORROWINGS: The carrying amounts of federal funds purchased, securities sold under agreement to repurchase and other short-term borrowings approximate their fair values.

LONG-TERM DEBT: The carrying value of Citizens' variable-rate long-term debt approximates its fair value. The fair value of fixed-rate long-term debt is estimated using discounted cash flow analyses, based on Citizens' current incremental borrowing rates for similar types of borrowing arrangements.

LOAN COMMITMENTS AND LETTERS OF CREDIT: The fair value of loan commitments and letter of credit guarantees is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.


NOTE 19. LINES OF BUSINESS

The financial performance of Citizens is monitored by an internal profitability measurement system, which provides line of business results and key performance measures. The profitability measurement system is based on internal management methodologies designed to produce consistent results and reflect the underlying economics of the businesses. The development and application of these methodologies is a dynamic process. Accordingly, these measurement tools and assumptions may be revised periodically to reflect methodological, product, and/or management organizational changes. Further, these policies measure financial results that support the strategic objectives and internal organizational structure of Citizens. Consequently, the information presented is not necessarily comparable with similar information for other institutions.

Beginning in 2002, all activities formerly housed in our F&M business line were integrated into our other lines of business: Commercial Banking, Retail Banking, Financial Services and Other and the three major business lines were renamed Business Banking, Consumer Banking and Wealth Management, respectively. The activities of the renamed business lines remained the same. The former F&M business line provided a full range of consumer and commercial banking services to individuals, and commercial and agricultural businesses, in Wisconsin and Iowa through a network of branch locations. Products and services offered included deposit accounts; commercial, commercial mortgage, agricultural, small business, residential mortgage and consumer loans; financial planning and trust; brokerage, insurance, ATM, credit card and cash management services

A description of each business line, selected financial performance and the methodologies used to measure financial performance are presented below. Financial information for the year 2001 has been restated to reflect the new organizational structure. As it was impractical to restate all amounts in 2000, current and prior year financial information is presented under both the "old" and "new" organizational structure.

BUSINESS BANKING: Business Banking provides a full range of credit and related financial services to middle market corporate, small business, government and leasing clients. Products and services offered include commercial loans, commercial mortgages, small business loans, letters of credit, deposit accounts, cash management and international trade services.

CONSUMER BANKING: Consumer Banking includes consumer lending and deposit gathering, electronic banking and residential mortgage loan origination and servicing. This line of business offers a variety of retail financial products and services including deposit accounts, direct and indirect installment loans, debit and credit cards, home equity lines of credit, residential mortgage loans, fixed and variable annuities and ATM network services.

WEALTH MANAGEMENT: Wealth Management provides commercial and retail clients with private banking, trust and investment, retirement plan, and brokerage and insurance services. Private banking focuses on high net-worth customers and offers a broad array of asset management, estate settlement and administration, deposit and credit products. Trust and investment includes personal trust and planning services, investment management services, estate settlement, administration and advises the Golden Oak family of mutual funds. Retirement plan services focus on investment management and fiduciary activities with special emphasis on 401(k) plans. The brokerage and insurance businesses deliver Citizens' retail mutual funds, other securities, variable and fixed annuities, personal disability and life insurance products and discounted brokerage services.

OTHER: All other includes activities that are not directly attributable to one of the major lines of business. Included in this category is the parent company; Citizens' Treasury unit, including the securities portfolio, wholesale funding and asset liability management activities; inter-company eliminations; and the economic impact of certain assets, capital and support functions not specifically identifiable with the four primary lines of business.

The accounting policies on the individual business units are the same as those of Citizens described in Note 1 to the Consolidated Financial Statements. Funds transfer pricing is used in the determination of net interest income by assigning a cost for funds used or credit for funds provided to assets and liabilities within each business unit. Assets and liabilities are match-funded based on their maturity, prepayment and/or repricing characteristics. As a result, the Business, Consumer and Wealth Management units are largely insulated from changes in interest rates. Changes in net interest income due to changes in interest rates are reported in Citizens' Treasury unit. Under the "old" organizational structure, changes in net interest income due to changes in interest rates for F&M are included in the operating income of F&M. Noninterest income and expenses directly attributable to a line of business are assigned to that business. Expenses for centrally provided services are allocated to the business lines as follows: product processing and technology expenditures are allocated based on standard unit costs applied to actual volume measurements; corporate overhead is allocated based on the ratio of a line of business' noninterest expenses to total noninterest expenses incurred by all business lines. The provision for loan losses was allocated in an amount based primarily upon the actual net charge-offs of each respective line of business, adjusted for loan growth and changes in risk profile. Selected segment information is included in the following table.

-----------------------------------------------------------------------------------------------------------------------------
LINE OF BUSINESS INFORMATION: NEW ORGANIZATIONAL STRUCTURE

                                                           Business        Consumer       Wealth
(in thousands)                                              Banking         Banking        Mgmt        Other         Total
-----------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY - 2002
Net interest income (taxable equivalent)                    $140,926        $152,398     $    273     $ 22,655      $316,252
Provision for loan losses                                    108,002          13,590          ---       (1,392)      120,200
                                                            --------        --------     --------     --------      --------
   Net interest income after provision                        32,924         138,808          273       24,047       196,052
Noninterest income                                            17,179          58,524       23,881        2,192       101,776
Noninterest expense                                           69,555         140,098       17,563       32,167       259,383
                                                            --------        --------     --------     --------      --------
   Income (loss) before income taxes                         (19,452)         57,234        6,591       (5,928)       38,445
Income tax expense (taxable equivalent)                       (6,804)         20,034        2,307       (2,130)       13,407
                                                            --------        --------     --------     --------      --------
   Net income (loss)                                        $(12,648)       $ 37,200     $  4,284     $ (3,798)     $ 25,038
                                                            ========        ========     ========     ========      ========

AVERAGE ASSETS (IN MILLIONS)                                $  3,364        $  2,692     $      7     $  1,506      $  7,569
                                                            ========        ========     ========     ========      ========
-----------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY - 2001
Net interest income (taxable equivalent)                    $139,766        $166,312     $  1,232     $ 15,506      $322,816
Provision for loan losses                                     17,380           8,881          ---          146        26,407
                                                            --------        --------     --------     --------      --------
   Net interest income after provision                       122,386         157,431        1,232       15,360       296,409
Noninterest income                                            16,429          62,305       25,050       13,697       117,481
Noninterest expense                                           67,267         146,578       16,823       20,515       251,183
                                                            --------        --------     --------     --------      --------
   Income before income taxes                                 71,548          73,158        9,459        8,542       162,707
Income tax expense (taxable equivalent)                       25,047          25,605        3,311        4,087        58,050
                                                            --------        --------     --------     --------      --------
   Net income                                               $ 46,501        $ 47,553     $  6,148     $  4,455      $104,657
                                                            ========        ========     ========     ========      ========

AVERAGE ASSETS (IN MILLIONS)                                $  3,461        $  3,075     $     11     $  1,389      $  7,936
                                                            ========        ========     ========     ========      ========
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
LINE OF BUSINESS INFORMATION: OLD ORGANIZATIONAL STRUCTURE

                                             Commercial     Retail      Financial
(in thousands)                                 Banking      Banking     Services        F&M          Other         Total
--------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY - 2002

Net interest income (taxable equivalent)      $  95,208    $ 117,970    $     235    $  86,324     $  16,515     $ 316,252
Provision for loan losses                        68,067        9,237         --         45,637        (2,741)      120,200
                                              ---------    ---------    ---------    ---------     ---------     ---------
   Net interest income after provision           27,141      108,733          235       40,687        19,256       196,052
Noninterest income                               14,730       43,605       22,603       19,456         1,382       101,776
Noninterest expense                              37,483      100,802       15,964       82,149        22,985       259,383
                                              ---------    ---------    ---------    ---------     ---------     ---------
   Income (loss) before income taxes              4,388       51,536        6,874      (22,006)       (2,347)       38,445
Income tax expense (taxable equivalent)           1,535       18,040        2,406       (7,980)         (594)       13,407
                                              ---------    ---------    ---------    ---------     ---------     ---------
   Net income (loss)                          $   2,853    $  33,496    $   4,468    $ (14,026)    $  (1,753)    $  25,038
                                              =========    =========    =========    =========     =========     =========

AVERAGE ASSETS (IN MILLIONS)                  $   2,225    $   2,146    $       7    $   2,351     $     840     $   7,569
                                              =========    =========    =========    =========     =========     =========
--------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY - 2001

Net interest income (taxable equivalent)      $  92,714    $ 125,418    $   1,140    $  94,000     $   9,544     $ 322,816
Provision for loan losses                         6,949        7,046         --         13,033          (621)       26,407
                                              ---------    ---------    ---------    ---------     ---------     ---------
   Net interest income after provision           85,765      118,372        1,140       80,967        10,165       296,409
Noninterest income                               13,777       48,527       23,139       20,119        11,919       117,481
Noninterest expense                              44,584      104,732       14,267       70,580        17,020       251,183
                                              ---------    ---------    ---------    ---------     ---------     ---------
   Income (loss) before income taxes             54,958       62,167       10,012       30,506         5,064       162,707
Income tax expense (taxable equivalent)          19,235       21,758        3,504       10,441         3,112        58,050
                                              ---------    ---------    ---------    ---------     ---------     ---------
   Net income (loss)                          $  35,723    $  40,409    $   6,508    $  20,065     $   1,952     $ 104,657
                                              =========    =========    =========    =========     =========     =========

AVERAGE ASSETS (IN MILLIONS)                  $   2,128    $   2,804    $       9    $   2,633     $     363     $   7,936
                                              =========    =========    =========    =========     =========     =========
--------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY - 2000

Net interest income (taxable equivalent)      $  91,718    $ 132,582    $   1,330    $ 104,177     $    (857)    $ 328,950
Provision for loan losses                         6,044       10,278         --          4,103           558        20,983
                                              ---------    ---------    ---------    ---------     ---------     ---------
   Net interest income after provision           85,674      122,304        1,330      100,074        (1,415)      307,967
Noninterest income                               12,352       31,914       26,618       16,633         2,827        90,344
Noninterest expense                              42,965      102,834       18,174       76,739        17,050       257,762
                                              ---------    ---------    ---------    ---------     ---------     ---------
   Income (loss) before income taxes             55,061       51,384        9,774       39,968       (15,638)      140,549
Income tax expense (taxable equivalent)          19,272       17,983        3,420       14,001        (4,787)       49,889
                                              ---------    ---------    ---------    ---------     ---------     ---------
   Net income (loss)                          $  35,789    $  33,401    $   6,354    $  25,967     $ (10,851)    $  90,660
                                              =========    =========    =========    =========     =========     =========

AVERAGE ASSETS (IN MILLIONS)                  $   2,025    $   2,596    $      17    $   2,745     $     690     $   8,073
                                              =========    =========    =========    =========     =========     =========
--------------------------------------------------------------------------------------------------------------------------


NOTE 20. REGULATORY MATTERS

The Federal Reserve Bank requires Citizens' banking subsidiaries to maintain certain noninterest-bearing deposits. These reserve balances vary depending upon the level of client deposits in the subsidiary banks. During 2002 and 2001, the average reserve balances were $35.3 million and $41.9 million, respectively.

The banking subsidiaries are also subject to limitations under banking laws on extensions of credit to members of the affiliate group and on dividends that can be paid to Citizens. Generally extensions of credit are limited to 10% to any one affiliate and 20% in aggregate to all affiliates of a subsidiary bank's capital and surplus (net assets) as defined. Unless prior regulatory approval is obtained, dividends declared in any calendar year may not exceed the retained net profit, as defined, of that year plus the retained net profit of the preceding two years. As of January 1, 2003, due to the net loss recorded in the third quarter of 2002, Citizens' banking subsidiaries are temporarily unable to pay dividends without further regulatory approval.

Citizens and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines must be met that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Citizens and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets (as defined in the regulations), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2002, that Citizens and its banking subsidiaries meet all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the Federal Reserve Board categorized Citizens and its banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Citizens and its banking subsidiaries must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would result in a change.

----------------------------------------------------------------------------------------------------------------------------
RISK BASED CAPITAL REQUIREMENTS                                                                    To Be Well Capitalized
                                                                              For Capital          Under Prompt Corrective
                                                            Actual           Adequacy Purposes          Action Provisions
                                                   --------------------- -----------------------  --------------------------
(in thousands)                                         Amount     Ratio      Amount        Ratio       Amount         Ratio
----------------------------------------------------------------------------------------------------------------------------
CITIZENS BANKING CORPORATION
AS OF DECEMBER 31, 2002:
     Total Capital to risk weighted assets (1)        $606,133    10.4%     $464,714   >   8.0%       $580,892    >   10.0%
                                                                                       -                          -
     Tier 1 Capital to risk weighted assets (1)        533,066     9.2       232,357   >   4.0         348,535    >    6.0
                                                                                       -                          -
     Tier 1 Leverage (2)                               533,066     7.2       296,413   >   4.0         370,517    >    5.0
                                                                                       -                          -
As of December 31, 2001:
     Total Capital to risk weighted assets (1)        $669,332    11.1%     $481,512   >   8.0%       $601,889    >   10.0%
                                                                                       -                          -
     Tier 1 Capital to risk weighted assets (1)        594,033     9.9       240,756   >   4.0         361,134    >    6.0
                                                                                       -                          -
     Tier 1 Leverage (2)                               594,033     7.8       304,854   >   4.0         381,068    >    5.0
                                                                                       -                          -
CITIZENS BANK
AS OF DECEMBER 31, 2002:
     Total Capital to risk weighted assets (1)        $427,868    10.6%     $323,496   >   8.0%       $404,370    >   10.0%
                                                                                       -                          -
     Tier 1 Capital to risk weighted assets (1)        377,195     9.3       161,748   >   4.0         242,622    >    6.0
                                                                                       -                          -
     Tier 1 Leverage (2)                               377,195     7.6       199,460   >   4.0         249,325    >    5.0
                                                                                       -                          -
As of December 31, 2001:
     Total Capital to risk weighted assets (1)        $425,456    10.4%     $327,353   >   8.0%       $409,191    >   10.0%
                                                                                       -                          -
     Tier 1 Capital to risk weighted assets (1)        374,294     9.2       163,676   >   4.0         245,515    >    6.0
                                                                                       -                          -
     Tier 1 Leverage (2)                               374,294     7.5       199,801   >   4.0         249,751    >    5.0
                                                                                       -                          -
----------------------------------------------------------------------------------------------------------------------------

(1) Total Capital is comprised of Tier 1 Capital plus a portion of the allowance for loan losses. Tier 1 Capital consists of total equity less unrealized gains and losses accumulated in other comprehensive income, certain intangible assets and adjustments related to the valuation of mortgage servicing assets.

(2)  Tier 1 Capital to quarterly average assets

NOTE 21. CITIZENS BANKING CORPORATION (PARENT ONLY) STATEMENTS

------------------------------------------------------------------------------------------------------------------------

BALANCE SHEETS
CITIZENS BANKING CORPORATION (PARENT ONLY)
                                                                                                  December 31,
(in thousands)                                                                           2002                     2001
------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash                                                                                $      5                $      5
   Money market investments                                                               3,166                   2,969
   Investment securities                                                                     83                      73
   Investment in subsidiaries - principally banks                                       682,010                 719,422
   Goodwill - net                                                                           265                     265
   Other assets                                                                           3,850                   5,349
                                                                                       --------                --------
      TOTAL ASSETS                                                                     $689,379                $728,083
                                                                                       ========                ========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Short-term revolving credit                                                         $ 30,000                $ 30,000
   Other liabilities                                                                      8,910                     619
                                                                                       --------                --------
      Total liabilities                                                                  38,910                  30,619
   Shareholders' equity                                                                 650,469                 697,464
                                                                                       --------                --------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                       $689,379                $728,083
                                                                                       ========                ========
------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME
CITIZENS BANKING CORPORATION (PARENT ONLY)
                                                                                  Year Ended December 31,
(in thousands)                                                              2002                2001               2000
--------------------------------------------------------------------------------------------------------------------------
INCOME
   Dividends from subsidiaries - principally banks                       $  90,500           $ 107,400           $  79,400
   Interest from bank subsidiary                                              --                    32                  18
   Service fees from bank subsidiaries                                      10,887               9,435               9,517
   Equity security gain                                                       --                11,017                --
   Other                                                                       703                 890                 646
                                                                         ---------           ---------           ---------
      Total                                                                102,090             128,774              89,581
                                                                         ---------           ---------           ---------
EXPENSES
   Interest                                                                    710               1,904               3,099
   Amortization of goodwill                                                   --                   796                 796
   Salaries and employee benefits                                           14,352               9,955               9,333
   Service fees paid to bank subsidiaries                                    1,168               1,265               1,215
   Special charge                                                            1,434                --                  (211)
   Other noninterest expense                                                 3,042               3,888               1,884
                                                                         ---------           ---------           ---------
      Total                                                                 20,706              17,808              16,116
                                                                         ---------           ---------           ---------
Income before income taxes and
   equity in undistributed earnings of subsidiaries                         81,384             110,966              73,465
Income tax benefit                                                           3,465              (1,197)              2,727
Equity in undistributed earnings of subsidiaries                           (59,811)             (5,112)             14,468
                                                                         ---------           ---------           ---------
NET INCOME                                                               $  25,038           $ 104,657           $  90,660
                                                                         =========           =========           =========
--------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS
CITIZENS BANKING CORPORATION (PARENT ONLY)
                                                                                  Year Ended December 31,
(in thousands)                                                             2002              2001              2000
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                           $  25,038         $ 104,657         $  90,660
   Adjustments to reconcile net income to net cash
      provided by operating activities:
   Amortization of goodwill                                                  --                 796               796
   Equity security gain                                                      --             (11,017)             --
   Equity in undistributed earnings of subsidiaries                        59,811             5,112           (14,468)
   Other                                                                    9,474            (1,525)           (2,657)
                                                                        ---------         ---------         ---------
      Net cash provided by operating activities                            94,323            98,023            74,331
                                                                        ---------         ---------         ---------
INVESTING ACTIVITIES
   Net (increase) decrease in money market investments                       (197)            4,947            (6,814)
   Purchases of investment securities                                        --                --                 (19)
   Proceeds from sales and maturities of investment securities               --                --                  33
   Proceeds from sale of NYCE stock                                          --              11,017              --
                                                                        ---------         ---------         ---------
      Net cash provided (used) by investing activities                       (197)           15,964            (6,800)
                                                                        ---------         ---------         ---------
FINANCING ACTIVITIES
   Proceeds from short-term borrowings                                       --               6,000             6,000
   Principal reductions in short-term borrowings                             --             (24,000)             --
   Cash dividends paid                                                    (50,659)          (50,158)          (48,108)
   Net change in deferred compensation, net of tax effect                     267              --                --
   Proceeds from stock options exercised                                    6,562            12,662             1,879
   Shares acquired for retirement                                         (50,296)          (58,491)          (27,302)
                                                                        ---------         ---------         ---------
      Net cash used by financing activities                               (94,126)         (113,987)          (67,531)
                                                                        ---------         ---------         ---------
Net increase in cash                                                         --                --                --
Cash at beginning of year                                                       5                 5                 5
                                                                        ---------         ---------         ---------
Cash at end of year                                                     $       5         $       5         $       5
                                                                        =========         =========         =========
--------------------------------------------------------------------------------------------------------------------

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



BOARD OF DIRECTORS CITIZENS BANKING CORPORATION

We have audited the accompanying consolidated balance sheets of Citizens Banking Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citizens Banking Corporation and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 7 to the consolidated financial statements, in 2002 Citizens Banking Corporation and subsidiaries changed their method of accounting for goodwill and intangible assets.


/s/ Ernst & Young LLP

Detroit, Michigan
January 16, 2003

REPORT OF MANAGEMENT



MANAGEMENT'S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation of the consolidated financial statements and all other financial information appearing in this Annual Report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

SYSTEM OF INTERNAL CONTROLS

Citizens maintains a system of internal controls designed to provide reasonable assurance that assets are safe-guarded and that the financial records are reliable for preparing consolidated financial statements. The selection and training of qualified personnel and the establishment and communication of accounting and administrative policies and procedures are elements of this control system. The effectiveness of the internal control system is monitored by a program of internal audit and by independent certified public accountants ("independent auditors").

Management recognizes that the cost of a system of internal controls should not exceed the benefits derived and that there are inherent limitations to be considered in the potential effectiveness of any system. Management believes Citizens' system provides the appropriate balance between costs of controls and the related benefits.

AUDIT COMMITTEE OF THE BOARD

The Audit Committee of the Board of Directors, comprised entirely of outside directors, recommends the independent auditors who are engaged upon approval by the Board of Directors. The committee meets regularly with the internal auditor and the independent auditors to review timing and scope of audits and review audit reports. The internal auditor and the independent auditors have free access to the Audit Committee.

INDEPENDENT AUDITORS

The consolidated financial statements in this Annual Report have been audited by Citizens' independent auditors, Ernst & Young LLP, for the purpose of determining that the consolidated financial statements are free of material misstatement. Their audit considered Citizens' internal control structure to the extent necessary to determine the scope of their auditing procedures.




/s/ Charles D. Christy                     /s/ William R. Hartman
---------------------------                ---------------------------
Charles D. Christy                         William R. Hartman
Executive Vice President                   Chairman,
and Chief Financial Officer                President and Chief Executive Officer





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